Pursuant to Rule 424(b)(3)
Registration No. 333-140582
PROSPECTUS
PROLINK HOLDINGS CORP.
13,283,248 Shares of Common Stock
     This prospectus relates to the sale or other disposition of up to 13,283,248 shares of our common stock. Of these shares, 8,450,800 represent shares issuable upon the conversion of our Series C Convertible Preferred Stock, and 4,832,448 shares represent shares of our common stock issuable upon the exercise of common stock purchase warrants, all of which were issued to investors in private placements on January 8, 2007 and January 23, 2007. We are concurrently offering for sale up to 5,449,004 shares of our common stock, consisting of 4,450,000 shares issued to selling stockholders in private placements and 999,004 shares issuable to selling stockholders upon exercise of outstanding warrants.
     For a list of the selling stockholders, please refer to the “Selling Stockholders” section of this prospectus. The shares may be offered from time to time by the selling stockholders. All expenses of the registration incurred in connection herewith are being borne by us, but any brokers’ or underwriters’ fees or commissions will be borne by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.
     The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this Prospectus, but it is anticipated that such shares will be sold from time to time primarily in transactions, which may include block transactions, on any stock exchange, market or trading facility on which our common stock is then traded at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom sale of their shares may be made may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters’ compensation. See the “Plan of Distribution” section of this prospectus.
     Our common stock trades under the symbol “PLKH.OB” on the OTC Electronic Bulletin Board. We formerly traded under the symbol “AGMN” prior to our name change in January 2006.
     Our principal executive offices are located at 410 South Benson Ln., Chandler, AZ 85224, and our telephone number at such address is (480) 961-8800.
     YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT, PLEASE READ THE “RISK FACTORS” SECTION OF THIS PROSPECTUS, WHICH BEGINS ON PAGE 4.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE DATE OF THIS PROSPECTUS IS JUNE 7, 2007.

PROSPECTUS SUMMARY
     The following is only a summary. You should read this entire prospectus, especially the section entitled “Risk Factors” starting on page 4, and our current public information, including the financial statements and the other documents to which we may refer you as described under the caption “Where you Can Find More Information” on the inside back cover of this prospectus, before deciding whether to purchase the common stock offered in this prospectus.
Our Business
     For purposes of the discussion contained in this section, the use of “we,” “our” or “us” is meant to include ProLink Holdings Corp. and its operating subsidiary ProLink Solutions, LLC. ProLink Solutions, LLC became our operating subsidiary in December 2005 as a result of its acquisition by Amalgamated Technologies, Inc. (our former name) as detailed below. For clarity, when “ProLink” is used alone, it is meant to refer to ProLink Solutions, LLC, only, whether prior to or subsequent to our acquisition.
     Company History. ProLink was formed in January 2004 when investors contributed $4.6 million and two competitors, ProLink, Inc. and ParView, Inc. contributed assets to ProLink and ProLink assumed certain selected liabilities in exchange for all of its membership interests. Both ProLink, Inc. and ParView, Inc. sold GPS systems and golf course management systems to golf courses. At the time of the formation of ProLink, ProLink either acquired the intellectual property of both predecessor companies outright or licensed that intellectual property on an exclusive basis in perpetuity and received all of the operating assets of both companies. Subsequently, ProLink also obtained the rights to certain lease residuals and all of the intellectual property from ProLink, Inc. and ParView, Inc.
     On December 23, 2005, we entered into a Contribution Agreement with ProLink, pursuant to which we acquired substantially all (approximately 98.5%) of the membership interests of ProLink through the contribution of such outstanding membership interests by the members of ProLink to us. For accounting purposes this was treated as a reverse merger. Subsequent to fiscal 2005, we also obtained the balance of the membership interests of ProLink not assigned to us at closing as a result of the purchase of certain assets from the bankruptcy estate of ParView, Inc.
     On January 11, 2007, we purchased substantially all of the operating assets of ScoreCast, Inc., including ScoreCast Tournament Scoring software that was jointly developed with The Professional Golfers Association of America.
     Business. Our business involves the design, manufacture, maintenance and sale of GPS golf course management systems and software to golf course owners and operators worldwide, the sale of advertising space on the screens of the systems that we sell, and the brokering and remarketing of the financing of the systems that we sell and other capital equipment for our golf course partners. We are focused on continual software and hardware improvements of our products in order to provide a state of the art, comprehensive turnkey golf course integrated information management system and solution, emphasizing enhancement of the game and providing a platform technology that links directly to the golfing public.
     Our Systems. The market for our GPS systems is currently estimated to include 43,000 golf courses globally with 16,800 of those in the United States. We estimate that 9,500 of the domestic courses fit the current GPS market profile, translating into a $2.0 billion opportunity in the United States alone. We estimate that the worldwide opportunity exceeds $4.0 billion. The growth rate of GPS system installations at golf courses has been increasing over recent years. We believe that the target profile for GPS golf course management systems, and therefore our target markets, will expand as GPS systems gain wider acceptance with course owners and golfers. For courses outside of our current market profile, we can offer refurbished systems at slightly reduced pricing as systems are returned to us at the end of current leases, therefore creating wider market acceptance. For golfers, we continually seek to provide greater functionality and convenience options to drive greater acceptance.
     Each of our systems is composed of a base station located in a golf course’s pro shop (consisting of an antenna, base radio and computer hardware), a video display unit, or VDU, on each golf cart on the course and associated mounting hardware for the VDU consisting of either mounting brackets or a purpose-built roof for the golf cart depending on the product. We currently sell two lines of products, ParView® and ProLink® under the trademarks ProStar and GameStar, respectively. There are two sizes of VDU’s within the GameStar product line, 7” and 10” and only 10” within the ProStar product line. Both lines are similar in their presentation of information to the golfer and the golf course but are sold at differing price points creating a complete portfolio of offerings for our different target customers.
     Advertising. Our systems have communication potential for advertisers to reach golfers. As a continuous visual reference point utilized during the entire four and a half hour period that an 18-hole round typically takes to play, the cart display provides an opportunity to deliver non-obtrusive advertising messages through an interactive media tool. With little other outside distraction other than the golf game itself, advertisers are able to maximize their exposure in an otherwise private environment. Each advertisement stays in front of the golfer for a period of five to 14 minutes at a time providing unmatched “stickiness”.
     Our systems are the only true international network with installations around the globe providing advertisers the opportunity to deliver their message in a series of advertisements during a round of golf to the extremely attractive golf demographic not generally accessible to the advertiser on a direct basis. Late in 2005, we achieved what we believe is a critical mass of installed base in order to launch a successful national program for advertisers. In 2006, we completed two beta tests of national advertising programs with a domestic car manufacturer and for a well-known cable television program. Independent research firm analysis of the results determined that the programs had a great attraction for the advertiser including high brand recognition.
     In late 2006, we launched ProLink Media, a new division that will exploit the advertising opportunities on our systems by assisting courses in obtaining national and local advertising clients within the subject courses’ local market or Designated Market Area (DMA). In exchange for our assistance in such a program, we charge a set-up fee and divide the remaining net revenue obtained from advertising clients, generally on an equal basis. To date, ProLink Media has secured advertising contracts with a number of advertisers on a national basis and has seen success in local markets, or DMA’s, as well. We have hired an experienced advertising professional to run this division and we have hired advertising sales representatives in DMA’s throughout the United States to exploit this opportunity. Although we are active in soliciting new national advertisers, we still consider this an emerging market and a new advertising medium and believe that broad acceptance as a viable advertising alternative will take time to develop fully, but we have been encouraged by our early successes.
     During the display design process, we reserve specific areas of the display to help create an inventory of logical locations that can be sold to advertisers on a local, regional and national basis, allowing advertisers the ability to target their specific audience. Advertising is purchased on a hole-by-hole basis, and may be constructed to evoke a response that can trigger direct communication with the golfer, a merchandise coupon or an instant nationwide demographic inquiry. With limited incremental infrastructure cost to our network, the revenue and the profit potential of advertising could exceed the net proceeds provided by the sale of course management systems and could provide an ongoing and separate revenue stream. To date, we have received no substantial financial benefits from the advertising program. However, the advertising program is designed to augment course revenue for our golf course partners based on the number of rounds delivered. Thus, a viable advertising program benefits our sales cycle and further reduces sales resistance as the net cost of a system to the golf course customers is reduced.
     Service and Maintenance. We have over approximately 36,000 units in operation on approximately 500 golf courses domestically. We provide service and maintenance to our domestic customers directly through a centralized tier one and tier two Customer Support Center and a regional account structure with Regional Service Managers (RSMs) located strategically throughout the United States. The RSMs each manage a group of Regional Service Technicians (RSTs) who provide local golf course support including installation and training, scheduled preventative maintenance and repair, periodic retraining and onsite emergency service. All golf course service requests are initiated through the Customer Support Center and are electronically managed and tracked from initiation through closure. Other than Japan, we do not provide service to customers of our international distributors. However, on occasion at the request and at the expense of such distributors, we may render service and installation assistance to our international distributors. To date this assistance has not been material.
     Further, we have assembled multiple systems and tools for training, installing and monitoring all generations of our course management systems. A web-based framework, including its Rapid Server course accounting and maintenance system, a proprietary, state-of-the-art customer resource database (called Alice) and several internal “help” websites allow us to constantly monitor all areas of our installed systems remotely. Problems can be addressed proactively from detailed cart diagnostic and course management data that is gathered on a real-time basis. These systems have been designed to improve all segments of customer and equipment service by providing a preemptive awareness and an automated information repository resulting in minimal downtime of systems or individual units and the day-to-day simplification of otherwise complicated technology for our customers. These capabilities have allowed us to manage our growing number of service contracts with increased effectiveness and efficiency.
     We receive all of the maintenance fees monthly on fixed leases. We generally receive the maintenance fees on pay-for-play transactions based upon the actual number of rounds played at each of the courses. Generally, at the end of all leases, we have the right to purchase the used equipment for $1.00. This right is referred to as the lease residual interest.
     However, we have an agreement with a financial institution, to which we no longer place leases, that requires certain maintenance fees on pay-for-play transactions to be held by the financial institution to fund a reserve until a maximum reserve amount has been accumulated. The maximum reserve amount is equal to 10% of the leases entered into during the first twelve months of the agreement. All revenues generated from pay-for-play transactions in excess of debt service (the amount needed to repay the leasing company its capitalized cost plus a return) and maintenance and administration fees, are shared by the financial institution and us. Our share in the excess revenues ranges from 50% to 90% depending upon the agreement with each financial institution.
     Financing. Our golf course customers often require financing in order to acquire our systems whether through outright purchase or leasing. In the past we have utilized third-party funding sources for all of the financing required by our customers, including the processing of paperwork and credit decisions. We have recently initiated ProLink Capital as a means of bringing a portion of the financing function in-house so that we can provide a one stop source for systems and the financing for them. We have attracted a number of financing sources, and we expect to continue to add financing sources in the future, in order to satisfy the growing base of customers that require financing. Through ProLink Capital we are able to offer financing from these sources for all capital equipment needs of our golf course customers including course redesign and construction, turf equipment, and telecommunications equipment, although non-GPS financings have been immaterial to date.

The Offering

Securities Offered	13,283,248 shares of our common stock, consisting of 8,450,800 shares issuable to selling stockholders upon conversion of our outstanding Series C Convertible Preferred Stock, $0.001 par value per share, and 4,832,448 shares issuable to selling stockholders upon exercise of outstanding warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCBB Trading Symbol	“PLKH.OB”
RISK FACTORS
     Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors in conjunction with any other information included or incorporated by reference in, including in conjunction with forward-looking statements made herein. If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones, which we face. There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a negative impact on our business, operating results and financial condition.
Risks Related To Our Business
A material level of our revenues are generated through sales to our international distributor in Europe and the Middle East.
     In 2006 and 2005, 23.6% and 11.9% of our revenues, respectively, and for the periods ended March 31, 2007 and April 1, 2006, 39.9% and 39.2% of our revenues, respectively, were generated through sales to Elumina Iberica S.A., our exclusive distributor for Europe, the Middle East China, Malaysia, Singapore, Thailand and South Korea. We expect that this percentage will grow in 2007. Should Elumina, for whatever reason, cease to operate or operate at a level below expectations, our results of operations will be adversely affected. In addition, we extend credit terms to Elumina on certain sales. Should Elumina not pay the amounts owed when due, we could suffer cash flow issues and our operations in general would be adversely affected.
We were granted a waiver of certain financial performance covenants contained in our term loan with Comerica Bank as of December 31, 2006; if we fail to meet future performance covenants, we could be required to repay the loan.
     We violated the covenants contained in our credit facilities with Comerica Bank for the period ended December 31, 2006. Comerica Bank waived these covenant violations in exchange for a waiver fee of $25,000 and a $250,000 payment against our term loan, leaving an outstanding balance of $1,989,583. The $250,000 required payment has been classified as short term debt on our accompanying financial statements. There is a substantial likelihood that we will also violate the covenants with Comerica in the first quarter of 2007. We have initiated further discussions with Comerica on a waiver for this violation should it occur although no conclusion has yet been reached. If we are not granted a waiver or if we are granted a waiver but violate the covenants again in the second quarter, Comerica Bank would have the right to call the credit facilities due and payable in full. In that event, we would need to replace the Comerica Bank facility. There can be no assurance that we would be able to replace the Comerica Bank facility at all or on terms that would be acceptable to us. If we fail to replace this facility, we would need to raise additional funds in order to maintain the operations of our business.

We depend on licensed technology from third parties and our failure to maintain these licenses would adversely affect us.
     We utilize a variety of technologies in our business. In some situations, we do not own the patents or copyrights for the technology we utilize. Instead, we license or outsource certain technology integral to our business from third parties. Our commercial success will depend in part on our maintenance of these licenses and on this licensed technology not infringing on the proprietary rights of others and not breaching other technology licenses that cover the technology we use in our business. It is uncertain whether any third-party patents will require us to utilize or develop alternative technology or to alter our business plan, obtain additional licenses, or cease activities that infringe on third-parties’ intellectual property rights. Our inability to maintain or acquire any third party licenses, or to integrate the related third-party products into our business plan, could result in delays in development unless and until equivalent products can be identified, licensed, and integrated. Existing or future licenses may not continue to be available to us on commercially reasonable terms. Litigation, which could result in substantial cost to us, may be necessary to enforce any patents licensed to us or to determine the scope and validity of third-party obligations.
We may be unable to effectively protect or retain our intellectual property, which would negatively affect our ability to compete.
     We believe that the protection of our intellectual property rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the U.S. Many U.S. companies have encountered substantial infringement problems in foreign countries. We hold certain international patents. We cannot be certain that patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own. Patents we currently own are subject to continued debt payments on a note that provided for the purchase of the patents and we may lose the patent ownership if we default on future debt payments.
Our efforts to enforce and defend our intellectual property may cause us to become involved in costly and lengthy litigation, which could seriously harm our business.
     In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. We may become involved in litigation in the future to enforce and defend our intellectual property rights or to determine the scope and applicability of the proprietary rights of others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:
•	pay damages to the party claiming infringement;

•	cease selling our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all; or

•	redesign those products that use infringing intellectual property or cease to use an infringing trademark.
     In November 2005, a suit was filed against us and our European distributors, Elumina Iberica Limited and Elumina Iberica S.A., in the Patents County Court in the UK by GPS Industries, Inc. (“GPSI”), a competing company. The suit alleged that we infringed on certain international patents owned or controlled by GPSI on systems sold in the United Kingdom. The alleged infringed patents relate to the use of differential GPS in connection with golf courses and covers both system and process claims. On October 25, 2006, ProLink Solutions and the Elumina entities entered into a Settlement Agreement, which includes a License Agreement, with GPSI pursuant to which the parties agreed to settle this action, however, we may become involved in litigation in the future to enforce and defend our intellectual property rights or to determine the scope and applicability of the proprietary rights of others. For further information regarding the Settlement Agreement, please refer to the section entitled “Legal Proceedings.”
We rely on technological development and we risk possible technological obsolescence.
     Our business is dependent upon utilization of changing technology. Our ability to adapt to evolving technologies, obtain new technology and maintain technological advantages will be important to our future success. As new technologies develop, one or more of the technologies we currently utilize or implement may become obsolete or competitive pressures may force us to implement such new technologies at substantial cost. There can be no assurance that we will be able to successfully utilize, or expend the financial resources necessary to acquire new technologies, or that others will not either achieve technological expertise comparable to or exceeding that of our Company or that others will not implement new technologies before us. In such cases, our business, financial condition and results of operations could be materially adversely affected.
We depend on sole source and limited source suppliers for certain key components, and if we are unable to buy these components on a timely basis, our inability to deliver our products to our customers in a timely manner may result in reduced revenue and lost sales.
     At current sales levels we purchase several component parts from sole source and limited-source suppliers. As a result, if our suppliers receive excess demand for their products, we may receive a low priority for order fulfillment as large-volume customers will receive priority. If we are delayed in acquiring components for our products, the manufacture and shipment of our products also will be delayed. Lead times for ordering materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, the extensive production time required and current market demand for such components. Some of these delays may be substantial. If we underestimate our component requirements, we will have inadequate inventory, which will delay our manufacturing and render us unable to deliver products to customers on desired delivery dates. If we are unable to obtain a component from a supplier or if the price of a component has increased substantially, we may be required to manufacture the component internally, which will also result in delays. Manufacturing delays could negatively impact our ability to sell our products and could damage our customer relationships.

Our fixed costs may lead to operating results below analyst or investor expectations if our revenues are below anticipated levels, which could adversely affect the market price of our common stock.
     A significant percentage of our expense, particularly personnel and facilities costs, are relatively fixed and based in part on anticipated revenue levels. Significant revenue shortfalls in any quarter may cause significant declines in operating results since we may be unable to reduce spending in a timely manner.
     Quarterly operating results that are below expectation of public market analysts could adversely affect the market price of our common stock. Factors that could cause fluctuations in our operating results include the following:
•	Economic conditions, which may affect our customers’ and potential customers’ budgets for GPS technology expenditures;

•	The timing of orders and longer sales cycles;

•	The timing of GPS system implementations, which are highly dependent on customer discretion; and

•	The timing and market acceptance of new products or product enhancements by either us or our competitors.
     Because of these and other factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful.
A significant manufacturing defect could adversely affect us.
     We enter into Service Agreements with all of our golf course customers. If we were to experience a significant manufacturing defect, our costs of service would significantly increase, our service revenues would decline, and our reputation in the market would suffer.
Any acquisitions we make could disrupt our business and harm our financial condition.
     From time to time, as part of our corporate strategy, we may review opportunities to acquire other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities. As a company, we have limited experience in making acquisitions. We have recently announced the acquisition of substantially all of the operating assets of ScoreCast, Inc. and the entry into a letter of intent to acquire our European distributor Elumina. Acquisitions, especially international acquisitions like our proposed purchase of Elumina, entail a number of risks that could materially and adversely affect our business, operating results and financial condition including:
•	problems integrating the acquired operations, technologies or products with our existing business and products;

•	potential disruption of our ongoing business and distraction of our management;

•	difficulties in retaining business relationships with suppliers and customers of the acquired companies;

•	difficulties in coordinating and integrating overall business strategies, sales and marketing, and research and development efforts;

•	the maintenance of corporate cultures, controls, procedures and policies;

•	risks associated with entering markets in which we lack prior experience;

•	the potential loss of key employees; and

•	unidentified issues not discovered in our due diligence process, including product quality issues and legal contingencies.
     Should we issue our common stock or other equity related purchase rights as consideration in an acquisition, current stockholders’ percentage ownership and earnings per share may become diluted.
Our customers have significant capital requirements.
     Generally, financing is required by our domestic customers to fund the acquisition of our equipment. We have initiated efforts, under the ProLink Capital brand, to bring the financing process in-house to provide a smoother, more efficient financing process for our golf course customers. We have been successful to date in drawing financing sources to ProLink Capital to provide third-party equipment leasing to our customers. However, no assurances can be given as to the availability or terms of any financing provided by such sources or otherwise that may be required or that financing will continue to be available at all under third-party equipment leasing facilities. In the event such capital resources are not available to our customers, our selling activities may be curtailed.
We may have difficulty managing any future growth and the related demands on our resources and may have difficulty in achieving future growth.
     We expect to experience rapid growth through market penetration and expansion in the foreseeable future. Any future growth may place a significant strain on our financial, technical, operational and administrative resources. Our ability to grow will depend upon a number of factors, including our ability to identify and acquire new sales and marketing personnel, our ability to continue to retain and attract skilled technical personnel, the success of our technology and access to capital. There can be no assurance that we will be successful in achieving growth or any other aspect of our business strategy.
Our mix of products and services could have a significant effect on our financial condition, results of operations and the market price of our common stock.
     The gross margins for our products and services can vary considerably. Sales of used products generally yield higher gross margins than the sale of new products or services. If the mix of our products and services in any given period does not match our expectations, our results of operations and the market price of our common stock could be significantly affected.
We face risks associated with our international operations that could harm our financial condition and results of operations.
     A growing percentage or our revenues have been generated by sales to our international distributors, and our future growth rates and success are in part dependent on our continued growth and success in international markets. We have relationships with distributors covering territories including the UK, Spain and Europe as a whole, South Africa, Australia, Malaysia and China. Our results of operations and the market price of our common stock could be significantly affected by the performance and financial condition of our distributors including the availability of financing for the purchase of our systems. As is the case with most international operations, the success and profitability of these operations are subject to numerous risks and uncertainties that include, in addition to the risks our business as a whole faces, the following:
•	Difficulties and costs of staffing and managing foreign operations;

•	Differing regulatory and industry standards and certification requirements;

•	The complexities of foreign tax jurisdictions;

•	Reduced protection for intellectual property rights in some countries;

•	Currency exchange rate fluctuations; and

•	Import or export licensing requirements.

Management changes.
     The success of our business has been and will continue to be highly dependent upon our executive officers. Our senior management team is relatively new, all joining within the last two years, including Lawrence Bain, our Chief Executive Officer, Danny Lam, President of ProLink Capital, Chris Wightman, President of ProLink Media, and Michael S. Browne, our Chief Financial Officer. There can be no assurance that these individuals will remain with us and we do not currently have employment agreements in place with any of our senior management. The loss of the services of any of our executive officers could have a materially adverse effect upon our business and development. Our continued growth also depends upon our ability to attract and retain additional skilled administrative, sales, and technical personnel. Competition for such persons is intense, and we may not be successful in recruiting and retaining such personnel.
Concentration of stock ownership and control.
     Mr. Steven Fisher, the Chairman of our Board of Directors, directly or indirectly controls 7,987,341 shares, including shares underlying currently exercisable common stock purchase warrants, or approximately 20.2% of our currently outstanding common stock. Mr. Robert Ellin and Mr. Jay Wolf, both members of our Board of Directors, directly or indirectly control 6,885,437 shares, or approximately 18.2% of our currently outstanding common stock. Mr. Lawrence D. Bain, a member of our Board of Directors and our CEO directly controls 3,646,149 shares, including shares underlying currently exercisable common stock options, or approximately 9.2% of our currently outstanding common stock. As a result, Messrs. Fisher, Ellin, Wolf and Bain will possess significant influence over us. The share ownership and control may have the effect of impeding a merger, consolidation, takeover, or other business combination involving us, or discouraging, delaying, or preventing a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Implementation of new ERP system.
     We implemented a new ERP system in early 2006 to better enable us to track multiple functions including accounting, service and maintenance and call center information. Although the roll out of the system is still in progress and many competencies still require activation, we are currently live on the system. Improper implementation from this point forward may have an adverse impact on our result of operations. This system designed by Microsoft and Iteration2 requires significant resources to fully support its roll out. All of our departments have a major role in providing input to this critical project. This input draws on the focus of department heads and personnel during this phase and will continue to cause disruption to the business into 2007 if we fall behind our timelines.
If we fail to maintain an effective system of internal controls and disclosure controls and procedures, we may not be able to accurately report our financial results.
     Effective internal controls are necessary for us to provide reliable financial statements and effectively prevent fraud. If we cannot provide reliable financial statements or prevent fraud, our business and operating results could be harmed. In connection with our financial audit of our consolidated financial statements for the year ended December 31, 2006, we received a large number of potential adjusting journal entries. Therefore, we concluded we have a material weakness in our internal control structure and disclosure controls at year end and we continue to see weakness as of the date of this filing. Inferior internal controls could harm our operating results or cause us to fail to meet our reporting obligations and could also cause our current and potential stockholders to lose confidence in our reported financial statements, which could have a negative effect on the price of our stock. We expect to continue to strengthen our controls and remediate any weaknesses that we find as we prepare for full Sarbanes-Oxley compliance.
Competition.
     We have two major competitors, UpLink Corporation and GPS Industries, Inc. If Uplink is able to leverage its relationship with Club Car successfully it may reduce the competitive edge that we may have had in the past through our relationship with E-Z-Go. GPS Industries has recently announced the infusion of a material amount of capital. Although we believe that this capital will be insufficient to maintain a material competitive advantage over us, GPS Industries could utilize this capital to offer its systems at cost or below cost which would damage the overall market. Our inability to compete successfully would have a material adverse effect on our business, operating results and financial condition.
General economic conditions.
     As with any company, our success depends in part on general economic conditions, including consumer confidence, inflation, interest rates and the level of unemployment or any impact on general economic conditions caused by future terrorist activities. Future trends in economic conditions are impossible to predict. We cannot predict the long-term impact of these events on the economy or our company. Continuing negative impacts of these events or an unfavorable change in economic conditions could have a material adverse effect on our business, financial condition, and results of operation.
Risks Related to Our Common Stock
We do not intend to pay cash dividends.
     We have never paid cash dividends on our common stock and do not intend to do so in the foreseeable future.
You will experience future dilution upon the exercise of outstanding warrants and options.
     As of April 20, 2007, there are options granted or available to be granted to acquire 15,000,000 shares of our common stock, of which 9,139,155 options are outstanding. In addition, there are various warrants outstanding that have been previously issued to acquire 9,791,574 of our common stock. Exercise of such options or warrants will result in further dilution.
Sales of additional common stock and securities convertible into our common stock may dilute the voting power of current holders.
     We may issue equity securities in the future whose terms and rights are superior to those of our common stock. Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock. These are “blank check” preferred shares, meaning our board of directors is authorized to designate and issue the shares from time to time without stockholder consent. We currently have 1,142 shares of our Series C Preferred Stock outstanding that are currently convertible into 8,450,802 shares of our common stock. We do not currently intend to issue any more shares of preferred stock in the foreseeable future. Any shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of existing holders of shares of common stock and have preferences over shares of common stock with respect to dividends and liquidation rights.
We are simultaneously herewith registering for resale 5,449,004 shares of our common stock, which could affect our stock price.
     We are currently registering 13,283,248 shares of our common stock for resale under this registration statement, and are simultaneously herewith registering 5,449,004 shares of our common stock for resale on a separate registration statement. Accordingly, the two registration statements will likely become effective and the shares registered thereunder will likely become freely tradeable on or about the same time which could affect our stock price if any or all of the selling stockholders decide to sell at or around the same time.
Our common stock has very little trading volume and has experienced and may continue to undergo extreme market price and volume fluctuation.
     Stock markets in general and the NASDAQ Stock Market in particular, have experienced extreme price and volume fluctuations, particularly in recent years. Broad market fluctuations of this type may adversely affect the market price of our common stock. The stock prices for many companies in the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. The market price of our common stock has experienced and may continue to undergo extreme fluctuations due to a variety of factors, including:
•	General and industry-specific business, economic and market conditions;

•	A small market float as a result of a large amount of our common stock held by our affiliates being subject to restrictions on resale pursuant to the federal securities laws;

•	Actual or anticipated fluctuations in operating results, including those arising as a result in any impairment of intangible assets;

•	Changes in, or our failure to meet, analysts’ estimates or expectations;

•	Public announcements concerning us, including announcements of litigation, our competitors or our industry;

•	Introduction of new products or services or announcements of significant contracts by us or our competitors;

•	Acquisitions, strategic partnership, joint ventures or capital commitments by us or our competitors;

•	Adverse developments in patent or other proprietary rights; and

•	Announcements of technological innovations by our competitors.
FORWARD-LOOKING STATEMENTS
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.
     The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.
     We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.
USE OF PROCEEDS
     We will not receive any proceeds from the sale or other disposition of the common stock covered hereby by the selling stockholders pursuant to this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. If all warrants included in this prospectus are exercised for cash (and not pursuant to the cashless exercise feature included in the warrants), the total amount of proceeds we would receive is $1,350,005. We expect to use the proceeds we receive from the exercise of warrants, if any, for general working capital purposes. We will pay the expenses of registration of these shares, including legal and accounting fees.
MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
     Our common stock trades under the symbol “PLKH” on the Nasdaq OTC Bulletin Board. We formerly traded under the symbol “AGMN” prior to our name change in January 2006. The following table shows, for the calendar quarters indicated, the high and low bid prices per share for our common stock as reported on the Nasdaq Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Common Stock
	2005		2006
	High Bid	Low Bid	High Bid	Low Bid
First Quarter	$6.00	$1.55	$2.02	$1.45
Second Quarter	$5.00	$1.25	$2.30	$1.20
Third Quarter	$1.75	$0.80	$1.70	$1.42
Fourth Quarter	$1.90	$0.95	$1.60	$1.30
     As of April 20, 2007, we had 37,559,881 shares of common stock outstanding held by approximately 179 stockholders of record. This figure does not include an estimate of the number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.
     We have not paid any cash dividends on our common stock since inception, nor do we intend to do so in the foreseeable future. Under the General Corporation Law of the State of Delaware, we may only pay dividends out of capital and surplus, or out of certain delineated retained earnings, all as defined in the Delaware General Corporation Law. There can be no assurance that we will have such funds legally available for the payment of dividends in the event that we should decide to do so.
Equity Compensation Plan Information
     The following table summarizes, as of December 31, 2006, the number of securities to be issued upon the exercise of outstanding derivative securities (options, warrants, and rights); the weighted-average exercise price of the outstanding derivative securities; and the number of securities remaining available for future issuance under our equity compensation plans.

	Number of	Weighted-	Number of
	securities to	average	securities remaining
	be issued	exercise	available for future
	upon exercise	price of	issuance under
	of outstanding	outstanding	equity compensation
	options,	options.	plans (excluding
	warrants, and	warrants	securities reflected
	rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,702,347	$0.79	297,653
Equity compensation plans not approved by security holders	2,450,000	$1.42	2,550,000
Total	12,152,347	$0.92	2,847,653

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis is of ProLink’s financial condition and results of operations for the years ended December 31, 2006 and December 31, 2005 and the three months ended March 31, 2007 should be read in conjunction with the Financial Statements and Notes thereto included elsewhere herein as well as our annual report on Form 10-KSB for the year ended December 31, 2006 and our quarterly report on 10-QSB for the period ended March 31, 2007, each as filed with the Securities and Exchange Commission, including the factors set forth in the Section titled “Forward Looking Statements” and factors affecting future results as well as our other filings made with the Securities and Exchange Commission.
Overview
ProLink Holdings Corp. owns 100% of ProLink Solutions, LLC, its only operating subsidiary. ProLink Solutions, LLC was formed as of January 22, 2004 as the result of the contribution of assets and liabilities of another predecessor company, ProLink, Inc. and the contribution of certain assets and liabilities of a company, ParView, Inc. Both companies developed and marketed electronic yardage and management information systems utilizing Global Positioning Satellites to golf courses, primarily in North America.
ProLink currently develops and markets electronic yardage and management information systems, or Systems, utilizing Global Positioning Satellites (GPS) to golf courses in North America, Europe, the Middle East, Japan, South Africa and Australia. While the Systems provide accurate yardage information for golfers, their primary benefit is their course management functionality to the golf course. ProLink provides software support and maintenance services for all of its products.
Substantially all of our assets and operations are located in Chandler, Arizona. International sales are made to companies in foreign countries who have executed a distribution agreement with ProLink, except for Japan where ProLink sells directly to a publicly-held company that owns and operates golf courses.
The market for GPS systems within the golf industry is extremely competitive with a limited number of potential customers. The typical golf course customer has been a high-end daily fee or resort course that is available to the public for play. Our results of operations are affected by local and national economic trends, weather to the extent that it affects golf courses, technology changes in the GPS industry and product development of our competitors, among other factors.
Critical Accounting Policies
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the accompanying financial statements and related footnotes. Management bases its estimates and assumptions on historical experience, industry trends and various other sources of information and factors. Actual results may differ from these estimates. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially could result in materially different results under different assumptions and conditions. We have identified the following accounting principles that we believe are key to an understanding of our financial statement and require management’s most difficult, subjective judgments.
Revenue Recognition
ProLink’s revenues are derived from multiple sources and are reported under the following classifications:
System sales. System sales revenue is derived from the sale of GPS systems. Revenue from the sale of systems through our direct sales channels, other than distributors, is generally recognized upon installation of the system and acceptance by the golf course customer. Sales to international distributors is generally recognized upon shipment from our contract manufacturer.
Service. Revenue derived from service contracts in effect with users of our Systems is recognized monthly at the time of billing. For service requirements outside of the scope of service contracts, customers are billed on a time and materials basis.
We had a master service agreement with one of ProLink’s founding members, ParView, Inc., whereby we provided service pursuant to certain service contracts on which ParView had already recorded deferred service revenue paid in full in advance of the service period. We recorded the majority of the deferred revenue in conjunction with the contribution of assets and assignment of liabilities of ParView and were amortizing the remaining deferred revenue into income over the life of the service contracts, however, these service contracts and our master service agreement with ParView were voided by Parview’s bankruptcy court and a gain was recorded in 2005.
Service revenue from golf course customers with Pay for Play leases is retained by third party lease companies until certain escrow amounts are attained.
Financing Revenue. Financing revenue is earned from providing or arranging financing with third party lenders for golf courses for the purchase of the ProLink GPS system, turf and grounds equipment and other capital needs. Revenue is earned upon the binding execution of the financing transaction. In certain transactions, where we act strictly as an agent, the revenues are recorded on a net basis.

Costs of Revenues and Operating Expenses
Cost of System Sales. The cost of system sales include the direct material cost of the hardware and related peripherals, direct and contract labor to install, the cost of shipping and freight, licensing and any duties or taxes.
Cost of Service. Service costs are largely fixed costs including salaries, benefits, travel and supply costs of our service support team. These costs include the support center located in Chandler, Arizona as well as the costs of service technicians in the field. Service technicians provide support to the golf course in addition to providing labor for installation. When the technician performs installations their costs are allocated to the cost of the system sales.
Operating Expense. Operating expenses are comprised primarily of salaries, benefits and related costs for management and operations staff, legal, accounting and other professional fees, travel expenses, facility and information technology costs.
Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts based upon our estimates of amounts that will be realized from customers. We develop the allowance based upon our experience with specific customers and our judgment as to the likelihood of ultimate payment. We consider the collection experience with the entire portfolio of our receivables and makes estimates regarding collectibility based on trends in aging. If the financial condition of our customers were to deteriorate, impairing their ability to make payments, an increase in the allowance could be required in the future. In addition, a large component of our accounts receivable balance is due from third party lenders, subject to maintaining minimum reserve requirements with the lender. The inability to maintain minimum reserves with third party lenders will impair our ability to collect on current and future service revenues and may result in an increase in an allowance in future periods. Such an increase would reduce income.
Allowance for Inventory Obsolescence. We maintain an allowance for obsolete and slow moving inventory based upon a review of sales trends of products, the development of new technology, both internally and externally and the changes to current product lines, as well as other various factors. Increases in this reserve in future periods would result in a decrease in income.
Interest in Residual Lease Equipment. During 2006 and 2005, we acquired interest in residual lease equipment and recorded these interests at their estimated fair value at the time of acquisition based upon the assumption that the equipment will be resold upon expiration of the related leases to new or existing customers. In addition, during the year ended December 31, 2006, the Company commenced recording a residual value on all new system installations. Based on our historical operating activity, these residual values are recorded at approximately $250 or $600 per unit, depending upon the unit installed. Should the market for used GPS equipment not be as strong as anticipated by management the value of this equipment could decrease substantially requiring the recorded value of the asset to be reduced. This would decrease our income in future periods.
Stock Based Compensation. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004),“Share-Based Payment” (“SFAS 123(R)”), using the modified prospective transition method. Under that transition method, employee stock-based compensation cost recognized in 2006 includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. Stock-based employee compensation cost (benefit) is recognized as a component of cost of revenues and operating expenses in the Statement of Operations. Prior to 2006, we accounted for our stock-based compensation plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations, as permitted by SFAS 123.

Results of Operations
Twelve Months Ended December 31, 2006 and December 31, 2005.
Revenues
Total revenue for the year ended December 31, 2006 was $23,449,953 versus revenue for the year ended December 31, 2005 of $16,179,764, an increase of $7,270,189 or 44.9%.
System Sales
Revenue from system sales increased 33.1% to $17,641,598 for the year ended December 31, 2006 from $13,258,789 in 2005, solely resulting from an increase in units sold, both domestically and to our international customers. Total revenue derived from system sales to international customers was $5,804,305 in 2006 as compared to $4,140,111 for 2005. Our developing relationship with Elumina Iberica, our distribution partner for Europe, the Middle East, China, Taiwan, South Korea, Thailand, Australia, Malaysia and Singapore is the primary reason for the increase in international sales. In 2006 and 2005, Elumina Iberica accounted for $5,524,605 or 23.6% and $1,928,460 or 11.9% respectively, of total revenues. Year to year average unit prices have remained materially consistent.
Service
Service revenues increased to $2,605,842 in 2006 from $2,050,548 in 2005, or 27.1%. This increase is not only driven by the increased number of installed courses under service contract, but also by the increased service rates being charged on all new and renewed service contracts. Many expiring contracts on systems being refinanced are being executed at higher rates, driving incremental revenues in addition to new course sales.
Net financing revenue
Net financing revenues increased to $3,202,513 in 2006 from $870,427 in 2005, or 267.9%. This increase was driven primarily by the increase in refinancing transactions of pre-owned systems during 2006 supplemented by certain large transactions for the refinancing of existing portfolios of our GPS systems. These transactions not only result in retaining the Prolink systems at our current customers, but also drive the opportunity for extended and / or enhanced service and advertising revenues.
Gross Margin
Gross margin for the year ended December 31, 2006 was 34.5% versus 21.2% for the same period ended December 31, 2005. Gross margin on system sales improved in 2006 to 34.3% from 28.7% in 2005 due to continued emphasis on maintaining adequate gross margin on system sales, the sale of pre-owned GameStar GPS systems which yield gross margins typically in excess of 60% and continued emphasis on reducing product costs and improving installation efficiencies. Gross margin was also significantly affected by the increase in net financing revenues to $3,202,513 in 2006 from $870,427 in 2005. Finally, an improvement in our service loss to (45%) in 2006 from (61%) in 2005 also increased the overall gross margin improvement.
Management expects gross margins on system sales to continue to improve in 2007 with continued sales of pre-owned GameStar systems at higher than average gross margin as well as an increase in both volume and gross margin on international sales. Management also expects continued improvement on service margin performance as newer service contracts at higher rates are expected to continue the path towards ultimate service profitability.
Finally, with the introduction of our advertising initiative, the increase from higher margin advertising revenues in 2007 should also have a significant impact on future margin performance for the Company.
Operating Expenses
Sales and marketing
Sales and marketing expenses were $2,941,499 for the year ended December 31, 2006 compared to $1,772,069 for the same period in 2005, an increase of $1,169,430 or 66.0%. Salaries, commissions, recruiting, travel and other direct personnel costs related to sales and marketing increased by $883,855. This increase reflects the Company’s commitment during 2006 to position both its advertising and domestic sales force for increased sales volumes anticipated in 2007. Advertising and promotional costs accounted for the remainder of the increase.
Partner management and customer support
Partner management and customer support expenses were $1,486,059 for the year ended December 31, 2006 compared to $358,718 for the same period in 2005, an increase of $1,127,341 or 314.3%. Increased expenses result from investments in customer support infrastructure of approximately $800,000 while increased investments in partner management personnel account for the remainder of the increase. These increased costs reflect the Company’s commitment to improving the Company’s golf course customer and corporate partner experience in 2006 and beyond. New personnel and programs are targeted at servicing, training and educating our customers and partners to take advantage of the breakthrough productivity initiatives by fully utilizing our GPS golf course management systems.

Research and development
Research and development expenses were $805,258 for the year ended December 31, 2006 compared to $759,831 for the same period in 2005, an increase of $45,427 or 6.0%. Salaries, travel and other direct personnel costs related to research and development increased $271,973 while consulting and contract labor costs were reduced by $226,546. These costs reflect the company’s move to secure dedicated technology and engineering personnel and resources critical to its future while eliminating non-dedicated consultants and contract labor costs.
General and administrative
General and administrative expenses were $6,541,904 for the year ended December 31, 2006 compared to $4,044,955 for the same period in 2005, an increase of $2,496,949 or 61.7%. The majority of the increase in stock based compensation expense from $25,000 in 2005 to $816,205 in 2006 was attributable to the general and administrative area. Outside legal costs increased by $350,300 in settling various litigations the Company faced in 2006, while facilities costs reflecting the Company’s move to a new corporate headquarters and depreciation increased by $317,554. The remaining increase, approximating $1 million, is primarily the result of increased costs associated with being a public company including increases in accounting and auditing personnel and fees, investor relations, insurances and all other costs associated with meeting fiduciary and regulatory obligations.
Other Income and Expense
Other income was $46,803 for 2006 compared to $135,268 for 2005. Interest expense was $1,280,743 for 2006 and $1,053,081 for 2005. Interest expense in 2006 was primarily related to various notes payable including $4,500,000 in senior secured notes while 2005 interest expense was due to the placement of convertible debt, the acquisition of assets from E-Z-GO in exchange for a note and to a lesser degree, the financing of the Company’s new ERP software system. Convertible debt was converted into equity in December 2005 in connection with the completion of the reverse merger. As detailed in the notes to the financial statements the Company recorded non-recurring gains from the extinguishment of accrued management fees and extinguishment of deferred service obligation as a result of the actions of the bankruptcy court and dissolution of ParView, Inc., a predecessor company.
In connection with the reverse merger transaction in 2005 the Company paid two shareholders a combined total of approximately $175,000 to satisfy amounts that they had advanced to a predecessor company. Also, in connection with the reverse merger the Company paid Xerox $150,000 at the time of the reverse merger to satisfy in full any and all claims by Xerox against a predecessor company. The amounts were not recorded as a liability by the Company prior to the merger and these payments were recorded as interest expense to related parties and other expense upon payment, respectively.
In 2006 we realized a gain of approximately $930,000 as a result of a discount taken on the early payment of a note payable to E-Z-GO. As of December 31, 2005 we had maintained reserves for potential losses related to prior companies ProLink, Inc. and Parview. At April 1, 2006, management reviewed the status of potential claims as well as the status of litigation concerning a real estate lease for property in Sarasota, Florida and determined that reserves being maintained were no longer necessary. As a result we reduced the reserve by $530,000 and recorded this reduction in other income. A significant factor in the review process was our acquisition of all assets of Parview, including all claims, at the auction of the bankruptcy estate, conducted by the bankruptcy trustee. Legal expenses related to matters concerning Parview in the amount of $132,000 were classified as other expense during the second quarter of 2006. As of December 31, 2006, there remains $200,000 held as a reserve for the settlement of the Florida litigation.

Results of Operations
Three Months Ended March 31, 2007 and April 1, 2006.
Our consolidated results of operations are as follows for the three months ended March 31, 2007 and April 1, 2006:

	Three Months Ended		Change
	March 31,	April 1,
	2007	2006	Amount	Percent
REVENUES:
System sales	$5,160,020	$4,514,883	$645,137	14.3%
Service	530,877	430,486	100,391	23.3%
Finance income	1,042,786	808,913	233,873	28.9%

Total revenue	6,733,683	5,754,282	979,401	17.0%

COST OF REVENUES:
System sales	2,869,413	2,761,727	107,686	3.9%
Service	1,011,675	979,724	31,951	3.3%

Total cost of sales	3,881,088	3,741,451	139,637	3.7%

Gross margin	2,852,595	2,012,831	839,764	41.7%

OPERATING EXPENSES:
Sales and marketing	1,536,554	585,370	951,184	162.5%
Partner management and customer support	483,695	235,118	248,577	105.7%
Research and development	273,843	187,121	86,722	46.3%
General and administrative	1,976,007	1,117,019	858,989	76.9%

Total expenses	4,270,099	2,124,628	2,145,471	101.0%

Loss from operations	(1,417,504)	(111,797)	(1,305,707)	1167.9%

Other income (expense)	(456,458)	441,736	(898,194)	-203.3%

Net income (loss)	(1,873,962)	329,939	(2,203,901)	-668.0%

Dividends on Series C Preferred	(3,900,501)	—	(3,900,501)	100.0%

Net income (loss) attributable to common shareholders	$(5,774,463)	$329,939	$(6,104,402)	-1850.2%

Revenue
Total revenue was approximately $6.7 million and $5.7 million for the three months ended March 31, 2007 and April 1, 2006, respectively, an increase of approximately $1.0 million or 17.0%. The increase in total revenue was driven primarily by an increase of $645,137 in new system sales volume and $233,873 in finance income representing percentage increases of 14.3% and 28.9% respectively. Service revenue also increased 23.3% for the three months ended March 31, 2007 to $530,877 compared to $430,486 for the prior period due equally to the increase in the number of total golf course customers and increased service rates.
Cost of Revenue
Cost of revenue increased $107,686 or 3.9% for the three months ended March 31, 2007 over the same period in 2006 primarily due to increased volume in system sales both internationally as well as domestically, offset by reductions in the production costs of GPS systems.
Gross Margin
Gross Margin for the three months ended March 31, 2007 was approximately $2.9 million or 42.4% of total revenues compared to approximately $2.0 million or 35.0% of total revenues for the three months ended April 1, 2006. Gross margin was positively impacted by the improved margins on new system sales.

OPERATING EXPENSES
Total Operating Expenses
Total operating expenses increased $2,145,471 or 101% to $4,270,099 for the three months ended March 31, 2007 from $2,124,628 in the prior period. This increase is primarily related to a $951,184 increase in Sales and Marketing Expenses and an $858,988 increase in General and Administrative costs.
Sales and Marketing
Sales and Marketing expenses increased $951,184 to $1,536,554 for the three months ended March 31, 2007 from $585,370 in the prior period. The increase was primarily related to an approximately $158,000 spent on new systems sales personnel that we do not expect to become productive until the third quarter of 2007, expenses of approximately $300,000 related to our attendance at the PGA show in Orlando and the GIS show in Las Vegas, $261,000 related to our creation of ProLink Media and its associated personnel costs and a $100,000 expense that we recognized related to commission advances of personnel that have left the company.
General and Administrative
General and administrative costs increased $858,989 or 76.9% for the three months ended March 31, 2007 compared to the three months ended April 1, 2006. This increase is primarily related to a $250,500 increase in SFAS 123R expenses, a $110,000 increase in accounting and Sarbanes-Oxley compliance costs, $100,000 related to additional personnel and $87,000 each related to increased rent and transition costs related to our change of telephone/paging providers. The remainder of the increase is driven primarily by increased headcount costs including salaries and recruiting fees associated with the year over year growth of ProLink.
Other Income (Expense)
Other Income (Expense) changed to $(456,458) in the period ended March 31, 2007 from $441,736 in the prior period of 2006. This resulted from an increase in interest expense related to our credit facilities with Comerica Bank and a series of notes that was retired in the quarter. In addition the income for the 2006 period includes a one-time gain of $530,000 related to a litigation reserve that we reversed as a result of the resolution of the ParView, Inc. bankruptcy.
Liquidity and Capital Resources
At March 31, 2007 we had approximately $1.3 million in cash and cash equivalents, compared to approximately $2.4 million at December 31, 2006.
For the first three months of 2007 we used approximately $6.3 million for operations, primarily to finance accounts receivable to our distributor, Elumina Iberica S.A as well as inventories to accommodate our increasing sales volumes. We have extended terms to Elumina Iberica S.A. to assist with financing the growth of their system sales, primarily in Europe.
In the first three months of 2007 investing activities used approximately $0.4 million for the acquisition of assets of Scorecast, as more fully described in the notes to the financial statements. Financing activities provided approximately $5.7 million in cash, primarily from the gross proceeds from the sale of Series C Preferred Stock of $11.4 million, offset by principal payments on debt of approximately $4.8 million.
Through these financing activities we committed substantial resources to our distribution channels and infrastructure. The build-out is now complete and we expect to see continued growth on the top line over the successive quarters as well as stability and improvements in the operating expense line. These investments were essential to garner the continued market share growth we demand and to drive us to profitability. It should be noted however, that for the quarter ended March 31, 2007 and the year ended December 31, 2006 we experienced net losses of $1,873,962 and $3,643,188, respectively. We also used cash in operations of $6,259,413 and $4,968,422, respectively. These increases, primarily in the first quarter of 2007, were attributable to increases in our accounts receivable balances resulting from increased sales volumes. We have taken steps to improve our operations and liquidity and to address the liquidity concerns created by the past results of operations. We expect that our investment in the systems sales and advertising sales areas will yield improved operational performance that will generate sufficient cash from operations to fund operations for the next twelve months. If we do not achieve profitable operations we would need to raise additional funds. We can provide no assurance that we would be able to raise such funds on terms acceptable to us or at all. Our ultimate success will be dependent upon achieving profitable operations and positive cash flow from operations.
As of March 31, 2007 and December 31, 2006, we violated the covenants contained under our $2,500,000 term loan with Comerica Bank. The covenants specified a certain cash flow coverage ratio, a minimum net worth and a minimum leverage ratio. We were granted a waiver of our year-end covenants by Comerica Bank on April 16, 2007, in exchange for a waiver fee of $25,000 and a $250,000 payment against our term loan leaving an outstanding balance of $1,989,583 at that time. We were granted a further waiver on May 14, 2007 of our first quarter covenants by Comerica Bank in exchange for a waiver fee of $25,000 and two $150,000 payments against our term loan payable on June 8, 2007 and June 30, 2007, respectively.
We also have available a $3,000,000 revolving promissory note with Comerica Bank. No amounts were drawn on this note as of December 31, 2006. Draws against the revolving loan are limited to $1,000,000 against domestic accounts receivable and up to $2,000,000 against international accounts receivable, limited by ability to insure under the Company’s EXIM insurance policy; our current international limit is $500,000.
In December 2005 and the first quarter of 2006, we entered into a series of subscription agreements, with certain accredited investors whereby we completed a private placement offering of our common stock pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Pursuant to the terms of the private placement, we sold 4,450,000 shares of our common stock at a purchase price of $1.00 per share. The subscription agreements also provide for “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as to registration statements on forms appropriate for such purpose, filed after the closing of the private offering. We filed a Registration Statement on Form SB-2, of which this prospectus constitutes a part, with respect to such shares.

On October 12, 2006, we closed on the sale of a series of Senior Secured Notes due April 11, 2007 in the aggregate amount of $4,500,000 with certain accredited investors in reliance upon Section 4(2) the Securities Act of 1933, as amended. In addition, we granted warrants to purchase 931,038 shares of our common stock, which warrants were subsequently adjusted pursuant to their terms to purchase 999,004 shares of our common stock, which number represented 30% of the quotient of the face value of the Notes and the closing bid price of the common stock on the date of closing. The warrants had an exercise price of $1.45 and expire in October 2011. The notes were sold pursuant to a Securities Purchase Agreement that provides for registration rights for the resale of the shares underlying the warrants. These notes were subsequently repaid with the proceeds from our sale of Series C Convertible Preferred Stock in December 2006 and January 2007. We have filed a registration statement on form SB - 2, of which this prospectus constitues a part, with respect to the shares underlying the warrants.
As of December 31, 2006, we violated the covenants contained under our $2,500,000 term loan with Comerica Bank. The covenants specified a certain cash flow coverage ratio, a minimum net worth and a minimum leverage ratio. We were granted a waiver of these covenants by Comerica Bank on April 16, 2007, in exchange for a waiver fee of $25,000 and a $250,000 payment against our term loan, leaving an outstanding balance of $1,989,583. The $250,000 required payment has been classified as short term debt on our accompanying financial statements.
We also have available a $3,000,000 revolving promissory note with Comerica Bank. No amounts were drawn on this note as of December 31, 2006. Draws against the revolving loan are limited to $1,000,000 against domestic accounts receivable and up to $2,000,000 against international accounts receivable, limited by ability to insure under the Company’s EXIM insurance policy; our current international limit is $500,000.
In December 2006 and January 2007, we entered into Securities Purchase Agreements with certain investors identified therein, pursuant to which we agreed to sell to the Investors in a private offering an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and five-year warrants to acquire up to 4,225,400 shares of our common stock, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. In addition, pursuant to a Registration Rights Agreement, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants.
We are obligated to use our best efforts to cause the Registration Statement registering the shares of common stock underlying the Series C Preferred Stock and underlying the warrants to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as possible, but in any event no later than the earlier of (i) the 120th day following the closing (provided that if the SEC reviews and provides comments on the Registration Statement, then the date shall be the 150th day following the closing) or (ii) the fifth trading day following the date on which we are notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to review and comments. We are required to use our best efforts to keep the Registration Statement effective under the Securities Act until the date when all registrable securities may be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act.
In the event that the Registration Statement is not filed or declared effective when due, or after its effective date it ceases to be effective for more than 30 consecutive trading days, or an aggregate of 45 trading days in any twelve month period, prior to the expiration of its effectiveness period, then in addition to any rights available to the investors under the Registration Rights Agreement or applicable laws, we are required to pay to each Investor an amount in cash equal to 1% of the aggregate purchase price paid by such investor pursuant to the Securities Purchase Agreement, on the date of such event and on each 30-day anniversary of such event until it is cured. Merriman Curhan Ford & Co. acted as the placement agent in connection with the December 31, 2006 offering but was not compensated with respect to the offering until January 2006.
For the year ended December 31, 2006, we used approximately $5.0 million for operations compared to $5.3 million in 2005. Investing activities used approximately $2.2 million for the acquisition of assets from the bankruptcy estate of Parview and related leases, as more fully described in the notes to the financial statements. There was an increase of approximately $518,000 in restricted cash balances held by NC Golf under the terms of our program agreement, which expired on December 31, 2005 in connection with their financing leases under the Pay for Play program included as an asset acquisition in the December 31, 2006 statement of cash flows. Financing activities provided approximately $7.5 million in cash for 2006 and $7.7 million for 2005, primarily from the sale of common stock, proceeds from borrowing on notes payable, collection of stock subscriptions receivable and the sale of investments, offset by principal payments on debt. At June 30, 2006 we paid approximately $2.0 million to E-Z-GO as payment in full of a note payable realizing a discount of approximately $930,000. To retire the debt to E-Z-GO we obtained financing from Comerica Bank, as more fully described in the notes to the financial statements.
BUSINESS
     For purposes of the discussion contained in this section, the use of “we,” “our” or “us” is meant to include ProLink Holdings Corp. and its operating subsidiary ProLink Solutions, LLC. ProLink Solutions, LLC became our operating subsidiary in December 2005 as a result of its acquisition by Amalgamated Technologies, Inc. (our former name) as detailed below. For clarity, when “ProLink” is used alone, it is meant to refer to ProLink Solutions, LLC, only, whether prior to or subsequent to our acquisition.
     Company History. ProLink was formed in January 2004 when investors contributed $4.6 million and two competitors, ProLink, Inc. and ParView, Inc. contributed assets to ProLink and ProLink assumed certain selected liabilities in exchange for all of its membership interests. Both ProLink, Inc. and ParView, Inc. sold GPS systems and golf course management systems to golf courses. At the time of the formation of ProLink, ProLink either acquired the intellectual property of both predecessor companies outright or licensed that intellectual property on an exclusive basis in perpetuity and received all of the operating assets of both companies. Subsequently, ProLink also obtained the rights to certain lease residuals and all of the intellectual property from ProLink, Inc. and ParView, Inc.
     On December 23, 2005, we entered into a Contribution Agreement with ProLink, pursuant to which we acquired substantially all (approximately 98.5%) of the membership interests of ProLink through the contribution of such outstanding membership interests by the members of ProLink to us. For accounting purposes this was treated as a reverse merger. Subsequent to fiscal 2005, we also obtained the balance of the membership interests of ProLink not assigned to us at closing as a result of the purchase of certain assets from the bankruptcy estate of ParView, Inc.
     On January 11, 2007, we purchased substantially all of the operating assets of ScoreCast, Inc., including ScoreCast Tournament Scoring software that was jointly developed with The Professional Golfers Association of America.
     Business. Our business involves the design, manufacture, maintenance and sale of GPS golf course management systems and software to golf course owners and operators worldwide, the sale of advertising space on the screens of the systems that we sell, and the brokering of the financing of the systems that we sell and other capital equipment for our golf course partners. We are focused on continual software and hardware improvements of our products in order to provide a state of the art, comprehensive turnkey golf course integrated information management system and solution, emphasizing enhancement of the game and providing a platform technology that links directly to the golfing public.
     Our Systems. The market for our GPS systems is currently estimated to include 43,000 golf courses globally with 16,800 of those in the United States. We estimate that 9,500 of the domestic courses fit the current GPS market profile, translating into a $2.0 billion opportunity in the United States alone. We estimate that the worldwide opportunity exceeds $4.0 billion. The growth rate of GPS system installations at golf courses has been increasing over recent years. We believe that the target profile for GPS golf course management systems, and therefore our target markets, will expand as GPS systems gain wider acceptance with course owners and golfers. For courses outside of our current market profile, we can offer refurbished systems at slightly reduced pricing as systems are returned to us at the end of current leases, therefore creating wider market acceptance. For golfers, we continually seek to provide greater functionality and convenience options to drive greater acceptance.
     Each of our systems is composed of a base station located in a golf course’s pro shop (consisting of an antenna, base radio and computer hardware), a video display unit, or VDU, on each golf cart on the course and associated mounting hardware for the VDU consisting of either mounting brackets or a purpose-built roof for the golf cart depending on the product. We currently sell two lines of products, ParView® and ProLink® under the trademarks ProStar and GameStar, respectively. There are two sizes of VDU’s within the GameStar product line, 7” and 10” and only 10” within the ProStar product line. Both lines are similar in their presentation of information to the golfer and the golf course but are sold at differing price points creating a complete portfolio of offerings for our different target customers.
     Advertising. Our systems have communication potential for advertisers to reach golfers. As a continuous visual reference point utilized during the entire four and a half hour period that an 18-hole round typically takes to play, the cart display provides an opportunity to deliver non-obtrusive advertising messages through an interactive media tool. With little other outside distraction other than the golf game itself, advertisers are able to maximize their exposure in an otherwise private environment. Each advertisement stays in front of the golfer for a period of five to 14 minutes at a time providing unmatched “stickiness”.
     Our systems are the only true international network with installations around the globe providing advertisers the opportunity to deliver their message in a series of advertisements during a round of golf to the extremely attractive golf demographic not generally accessible to the advertiser on a direct basis. Late in 2005, we achieved what we believe is a critical mass of installed base in order to launch a successful national program for advertisers. In 2006, we completed two beta tests of national advertising programs with a domestic car manufacturer and for a well-known cable television program. Independent research firm analysis of the results determined that the programs had a great attraction for the advertiser including high brand recognition.
     In late 2006, we launched ProLink Media, a new division that will exploit the advertising opportunities on our systems by assisting courses in obtaining national and local advertising clients within the subject courses’ local market or Designated Market Area (DMA). In exchange for our assistance in such a program, we charge a set-up fee and divide the remaining net revenue obtained from advertising clients, generally on an equal basis. To date, ProLink Media has secured advertising contracts with a number of advertisers on a national basis and has seen success in local markets, or DMA’s, as well. We have hired an experienced advertising professional to run this division and we have hired advertising sales representatives as DMA’s throughout the United States to exploit this opportunity. Although we are active in soliciting new national, we still consider this an emerging market and a new advertising medium and believe that broad acceptance as a viable advertising alternative will take time to develop fully, but we have been encouraged by our early successes.
     During the display design process, we reserve specific areas of the display to help create an inventory of logical locations that can be sold to advertisers on a local, regional and national basis, allowing advertisers the ability to target their specific audience. Advertising is purchased on a hole-by-hole basis, and may be constructed to evoke a response that can trigger direct communication with the golfer, a merchandise coupon or an instant nationwide demographic inquiry. With limited incremental infrastructure cost to our network, the revenue and the profit potential of advertising could exceed the net proceeds provided by the sale of course management systems and could provide an ongoing and separate revenue stream. To date, we have received no substantial financial benefits from the advertising program. However, the advertising program is designed to augment course revenue for our golf course partners based on the number of rounds delivered. Thus, a viable advertising program benefits our sales cycle and further reduces sales resistance as the net cost of a system to the golf course customers is reduced.
     Service and Maintenance. We have over approximately 36,000 units in operation on approximately 500 golf courses domestically. We provide service and maintenance to our domestic customers directly through a centralized tier one and tier two Customer Support Center and a regional account structure with Regional Service Managers (RSMs) located strategically throughout the United States. The RSMs each manage a group of Regional Service Technicians (RSTs) who provide local golf course support including installation and training, scheduled preventative maintenance and repair, periodic retraining and onsite emergency service. All golf course service requests are initiated through the Customer Support Center and are electronically managed and tracked from initiation through closure. Other than Japan, we do not provide service to customers of our international distributors. However, on occasion at the request and at the expense of such distributors, we may render service and installation assistance to our international distributors. To date this assistance has not been material.
     Further, we have assembled multiple systems and tools for training, installing and monitoring all generations of our course management systems. A web-based framework, including its Rapid Server course accounting and maintenance system, a proprietary, state-of-the-art customer resource database (called Alice) and several internal “help” websites allow us to constantly monitor all areas of our installed systems remotely. Problems can be addressed proactively from detailed cart diagnostic and course management data that is gathered on a real-time basis. These systems have been designed to improve all segments of customer and equipment service by providing a preemptive awareness and an automated information repository resulting in minimal downtime of systems or individual units and the day-to-day simplification of otherwise complicated technology for our customers. These capabilities have allowed us to manage our growing number of service contracts with increased effectiveness and efficiency.

     We receive all of the maintenance fees monthly on fixed leases. We generally receive the maintenance fees on pay-for-play transactions based upon the actual number of rounds played at each of the courses. Generally, at the end of all leases, we have the right to purchase the used equipment for $1.00. This right is referred to as the lease residual interest.
     However, we have an agreement with a financial institution, to which we no longer place leases, that requires certain maintenance fees on pay-for-play transactions to be held by the financial institution to fund a reserve until a maximum reserve amount has been accumulated. The maximum reserve amount is equal to 10% of the leases entered into during the first twelve months of the agreement. All revenues generated from pay-for-play transactions in excess of debt service (the amount needed to repay the leasing company its capitalized cost plus a return) and maintenance and administration fees, are shared by the financial institution and us. Our share in the excess revenues ranges from 50% to 90% depending upon the agreement with each financial institution.
     Financing. Our golf course customers often require financing in order to acquire our systems whether through outright purchase or leasing. In the past we have utilized third-party funding sources for all of the financing required by our customers, including the processing of paperwork and credit decisions. We have recently initiated ProLink Capital as a means of bringing a portion of the financing function in-house so that we can provide a one stop source for systems and the financing for them. We have attracted a number of financing sources, and we expect to continue to add financing sources in the future, in order to satisfy the growing base of customers that require financing. Through ProLink Capital we are able to offer financing from these sources for all capital equipment needs of our golf course customers including course redesign and construction, turf equipment, and telecommunications equipment, although non-GPS financings have been immaterial to date.
     Sales and Marketing. We sell our systems directly to golf courses in the United States and Canada through a network of sales representatives located throughout the United States. We also sell through exclusive distributors in other parts of the world. Specifically, we have distributors in Europe, South Africa, Australia, Malaysia, Singapore, China, the Middle East and Japan who supply our systems throughout their designated territory.
     We sell our systems outright for cash, or with irrevocable letters of credit or short term credit terms, to international distributors and domestically either outright for cash or through one of two financing options, a fixed lease program (similar to leases on golf cars and turf equipment) or a variable finance program called “pay-for-play” provided through third party leasing companies. The pay-for-play program was instituted to help golf course owners overcome the cost barrier for acquiring a GPS system and was specifically designed to reduce the financial burdens associated with normal leasing programs during periods when business fluctuates. Under the pay-for-play program, we install a system at no upfront cost to a course owner and in exchange, the course contractually agrees with a lender, for an average term of five years, to collect a fee from each golfer who plays a round that is divided amongst the lender, the golf course and us. In some cases, the fee is refundable to the golfer after they have experienced the system for the first three holes and chosen not to continue using the system. Historically, the golfer acceptance rate has been in excess of 93% in the United States.
     We have an ongoing contractual arrangement with E-Z-Go, the world’s largest golf cart manufacturer and distributor, for the sale and marketing of our systems. This agreement allows us access to E-Z-Go’s distribution network and direct sales force, providing brand recognition as well as an introduction to E-Z-Go’s 6,000 plus golf course customers through long-standing sales relationships. The agreement appoints E-Z-Go as our exclusive, other than direct sales by us, sales agent in specific territories and gives E-Z-Go the ability to provide service and technical support to all of our golf course customers in the event that we are unable to do so.
     Pursuant to the agreement, E-Z-Go arranges to have us sell one of our systems to a leasing company who enters into a third party lease with the golf course owners. We receive the cost of the equipment, plus a standard markup, from the leasing company at the time of the sale. Should the sales proceeds from any of these transactions exceed the standard price, we share in this excess with E-Z-Go. The agreements between the leasing company and the golf course owners can be in the form of a fixed lease or a pay-for-play arrangement. Under the terms of the pay-for-play arrangement, the monthly charges to the golf course owner is based upon the number of rounds that are played at the golf course. The payments received under pay-for-play arrangements are applied first to debt service, the amount necessary to amortize the leasing company’s purchase price of the system plus a stated interest rate, and then to administrative and maintenance fees. We receive 90% of any revenue generated under the pay-for-play program, after payment of debt service to the lender and administrative and maintenance costs.
     A large percentage of our sales have been financed under this arrangement through National City Capital Corporation, a wholly owned indirect subsidiary of National City Bank. Under the terms of the National City Capital Corporation program, the pay-for-play transactions are pooled and we provide a limited guarantee of the performance of the pool. Further, any revenues received from pay-for-play transactions in excess of the debt service amount is held in escrow, up to an amount equal to our guarantee.
     Competition. It is estimated that there are approximately 1,100 installed GPS systems at golf courses worldwide. Three major providers, Uplink, GPS Industries and us, have placed the majority of these systems. We are, with approximately 500 installed systems, the largest entity in the market. We estimate that Uplink has an installed base of approximately 150 courses and GPS Industries has approximately 40 installed courses. The balance of our installations are placed with numerous small operators.
     Customers. One of our distributors, Elumina, accounted for approximately 23.6% and 11.9% of our total revenues during 2006 and 2005, respectively, and 39.9% and 39.2% of our total revenues for the three month periods ended March 31, 2007 and April, 2006, respectively, and is expected to contribute a larger percentage portion of our revenues going forward. Loss of Elumina as a distributor, for whatever reason, could have a material adverse impact on our business. In addition, from time to time, we may extend short term credit terms to Elumina for sales of our systems. Also, several of our customers are golf course management companies that have a number of courses under management. Loss of one of these multi-course management company customers may lead to the loss of future golf course customers because of loss of market credibility.
     Intellectual Property. We believe that we own or have licensed all of the patents that we require to operate our systems. Each of the below patents provides us with the rights necessary to operate different parts of our systems. The loss of the rights to practice any one of the patents below would result in either the degradation of the functionality of our systems or the inability to operate such systems at all. The table below contains a description of all of the patents that we either own or license:

Patent No.
and
Issue Date	Short Title	Summary

Patent # 5,689,431 Issued 11/18/97	Golf Course Yardage and Information System Digital Mapping
Method for creating a digital map of a golf course including tee box, fairway, green, cup and selected features, using a position determining system to collect survey data points by traversing the perimeter of each hole and features relative to a pre-selected arbitrary reference point. Provides a realistic approximation of the entire course including essential details of each hole.

Patent No.
and
Issue Date	Short Title	Summary

Patent # D394,637 Issued 05/26/98	Golf Cart Roof	Covers design of golf cart roof incorporating a monitor.

Patent # 5,878,369 Issued 03/02/99	Golf Course Yardage and Information Broadcast Transmission System
Broadcast transmission system for determining location of a multiplicity of dispersed vehicles/objects in transit, managing each of their respective dispositions, with a base station and plural remote stations associated with the objects while in transit.

Patent # 5,873,797 Issued 02/23/99	Remote Golf Ball Locator
Covers a method for indicating distance from a golf ball in play, rather than from a cart. The method includes displaying a depiction of the golf ball along a line running length of the hole from tee box to green and parallel to a side boundary of hole to approximate the lie of an actual golf ball in play and to display approximate distance from the ball rather than the cart.

Patent # 6,024,655 Issued 02/15/00	Map-Matching Golf Navigation System	Apparatus and method for calibrating a cart navigation system for a golf course position and yardage measurement system, using map matching.

Patent # 6,236,940 Issued 05/22/01	Roof Mounted Color Screen
Navigation System cover roof-mounted monitor including features of mounting on underside of cart roof for shading/ease of viewing in sunlight; graphical user interface for window display on monitor; screen canted back to reduce reflections; diffuse or black coating on underside of roof to reduce reflectivity; images displayed in color, with features on map of hole in distinctive colors for realistic display.

Patent # 6,236,360 Issued 05/22/01	Golf Course Yardage and Information System with Zone Detection	A player position determining and course management system for a golf course having a plurality of roving units for use by players playing the course.

Patent # 6,446,005 Issued 09/03/02	Magnetic Wheel Sensor for Vehicle Navigation System	A method of determining the precise location of golf carts on a golf course in real time as the carts are in use using a dead reckoning navigation system for determining speed and direction.

Patent No.
and
Issue Date	Short Title	Summary

Patent # 6,470,242 Issued 10/22/02	Expanded claims for patents D394,637 and 6,236,940	Display Monitor for Golf Cart Yardage and Information System. This patent has additional (broader) claims for the heads up display including means for improved viewing of the screen in sunlight.

Patent # 6,525,690 Issued 02/25/03	Expanded claims for patent 6,236,360	Golf Course Yardage and Information System with Zone Detection. This patent has additional (broader) claims for zone detection including golf course features other than the tee box and green.

Patent # 5,438,518 Issued 08/01/1995	Player Positioning and Distance Finding System	Portable distance tracking system for use by a player on a playing field. — Licensed from ParView in perpetuity on an exclusive basis

Patent # 5,904,726 Issued 05/18/1999	Accelerometer- based Golf Distance Apparatus	(Portable distance tracking device w/accelerometers calculates distance to flag from a position on a hole of a golf course) — Licensed from ParView in perpetuity on an exclusive basis

Patent # 5,364,093 Issued 11/15/1994	Golf Distance Measuring System and Method
Differential GPS as applied to determining the approximate distance from a golf ball to a cup. — Licensed from Optimal Golf Solutions, Inc. for the life of the patent including all related and derivative patents on a non-exclusive basis. This license is filed as an exhibit to this current report

Patent # 7,031,947 to be issued 4/18/2006	Method for Continuing Play	Method for continuing play following trial period of use for a GPS golf course management system.
     We have entered into a license agreement with Optimal Golf Solutions, Inc. with respect to United States Patent # 5,364,093, Golf Distance Measuring System and Method and with GPS Industries with respect to certain international patents for the use of differential GPS on golf carts. Both of these licenses allow us to utilize the patented technology for the life of the patent including all related and derivative patents on a non-exclusive basis. We make payments under this agreements on a monthly basis.
     We have an exclusive licensing and distribution agreement with Elumina Iberica SA pursuant to which Elumina acts as an exclusive distributor of our products in Europe, the Middle East, China, Malaysia, Singapore, Thailand and South Korea. We have other distribution agreements with various third parties, although presently, these agreements are not material.
     We also own trademarks on “ParView” and “ProLink” and are in the process for applying for trademarks for “ProLink Solutions,” “ProStar” and “GameStar.”
     Two Way Communications. Our engineers have recognized the potential for maximizing the two-way communications capabilities that has been designed into its cart systems. Cart-to-clubhouse and clubhouse-to-ProLink communication has remained a key design element of our systems and includes the ability for on-screen advertisements and future streaming tickers such as news, sports or weather updates. The dedicated advertising locations built into the display can be programmed via data that is pushed from our facilities to specific courses or to the entire global cart fleet remotely.
     Governmental Approvals and Regulations; Environmental Laws. In the United States, each one of our GameStar systems requires an FCC license for the radios used in the system. ProStar systems operate without a license in the United States and most countries that allow transmission at 900 MHz. We apply for these licenses as each golf course is installed but the license is held by the course following grant. Radio frequency licensing procedures for ProStar systems vary in international markets depending on location. We work with our international distributors and golf course customers to determine licensing requirements and obtaining necessary permits in each specific locality.
     The only environmental laws that management believes impact us in any way are European Union “green laws” that are not currently in effect but that will take effect in the near future. These laws require that companies eliminate certain types of materials from their products and recycle a certain percentage by weight of the materials in their products if the products meet certain specifications. We have evaluated these regulations and our systems and have come to the conclusion that only minor modifications may be necessary for compliance and most changes required are already underway as a part of the ordinary course of business. Further, even if we did have to comply, we could achieve compliance with no substantial modifications to its existing systems or materially increased cost.
     Employees. We sell our systems through our regional sales representatives. We have recently increased our direct sales force to 17 people to be deployed on a regional basis across the country. We hope that these new hires will allow us to expand our regional presence and focus on regional opportunities. ProLink currently has 117 full-time employees. ProLink has not experienced any work stoppages and considers its relations with its employees to be good. Our employees are not unionized.
     Seasonality. General economic conditions have an effect on our business and results of operations. We also experience some seasonal trends in the sale of our products and services as golf courses open and close for the season.
     Backlog. Virtually all of our backlog has been, and continues to be, open cancelable purchase orders, and we do not believe that backlog as of any particular date is indicative of future results.
LEGAL PROCEEDINGS
     On May 20, 2004, ParView filed a complaint against us, ProLink, Inc. and others in the Twelfth Judicial Circuit Court, Sarasota County, State of Florida. At the time the complaint was filed, ParView was an owner of ProLink. The complaint alleges that our president, as an agent of ProLink Solutions, violated certain agreements that existed between the parties and he, and others, made false representations to ParView. The complaint sought to rescind all agreements among the parties and return the parties to the status quo they had before the creation of ProLink Solutions, and sought other cures and remedies. The agreements provided for arbitration between the parties and a preliminary hearing was held on September 30, 2004 at which time injunctive relief was ordered in our favor, enjoining ParView from interfering with our customers, landlords, vendors, suppliers and other similarly situated such persons until further notice. On August 12, 2004, ParView filed for bankruptcy protection and the arbitration proceeding is being held in abeyance pending the outcome of the bankruptcy proceeding. We believe that we have other defenses against the allegations and that our claims against ParView are in excess of $2,000,000. In August 2005, the Court converted the ParView bankruptcy filing from Chapter 11 to Chapter 7 liquidation. On February 24, 2006, the bankruptcy court entered an order declaring us and our bidding partner the winning bidder for the assets of ParView out of the bankruptcy. On March 10, 2006 we closed on the purchase of these assets including the legal claims of ParView against us, therefore this action has been terminated with prejudice.
     ProLink was a defendant in an action brought by Advantage Enterprises, Inc. The action arises out of a non-residential real property lease between ParView, Inc. and the predecessor of Advantage Enterprises, Inc. On October 21, 2005, the court granted our motion to dismiss but granted Advantage leave to amend. On December 20, 2006, we settled this action for $200,000, with $80,000 payable on January 2, 2007 and $10,909 payable monthly thereafter until December 2007. As of December 31, 2006, we had accrued for this settlement and have since paid $112,727 of the $200,000.
     In November 2005, a suit was filed against us and our European distributors, Elumina Iberica Limited and Elumina Iberica S.A., in the Patents County Court in the UK by GPS Industries, Inc. (“GPSI”), a competing company. The suit alleged that we infringed on certain international patents owned or controlled by GPSI on systems sold in the United Kingdom. The alleged infringed patents relate to the use of differential GPS in connection with golf courses and covers both system and process claims. On October 25, 2006, ProLink Solutions and the Elumina entities entered into a Settlement Agreement, which includes a License Agreement, with GPSI pursuant to which the parties agreed to settle this action. The agreement calls for the payment by ProLink, on behalf of us and the Elumina entities, to GPSI of a total of $1,200,000, payable as follows: an initial payment of $202,500, followed by 19 quarterly payments of $52,500 each, commencing on February 1, 2007. In consideration of the compliance of ProLink and the Elumina entities with their obligations under the settlement agreement, GPSI agrees to grant to ProLink Solutions, as of the date of the Settlement Agreement, a fully-paid up license, the terms of which are more fully set forth in the License Agreement.

     We are involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on ProLink.
PROPERTY
Our corporate headquarters are located at 410 S. Benson Lane in Chandler, Arizona. The corporate headquarters consists of approximately 47,500 square feet of mixed office, assembly and storage space for the GPS systems. The lease on this facility extends until June 30, 2008 and requires an average annual payment of approximately $420,000, exclusive of maintenance and certain other fees. We also lease approximately 260 square feet of office space in New York, NY that is utilized by ProLink Media. The lease on this facility is month-to-month with lease payments of $5,380 per month exclusive of maintenance and certain other fees.
MANAGEMENT
Directors and Executive Officers of ProLink Holdings Corp.
     Set forth below are the names of our directors and executive officers, their ages, their offices in ProLink, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships, if any.

Name	Age	Position
William D. Fugazy, Jr.	55	Vice Chairman — Corporate Development & Director

Steven D. Fisher	57	Chairman & Director

Lawrence D. Bain	56	President, Chief Executive Officer & Director

Robert Ellin	40	Director

Name	Age	Position
Barry I. Regenstein	49	Director

Jay Wolf	33	Director

Andrew L. Wing	51	Director

Danny Lam	47	President – ProLink Finance

Dave M. Gomez	42	Vice President, General Counsel and Corporate Secretary

Michael S. Browne, CPA	44	Chief Financial Officer

Chris Wightman	43	President – ProLink Media
     William D. Fugazy, Jr. was appointed to the Board of Directors in connection with the acquisition of ProLink on December 23, 2005. He had previously served as a director and Chairman of the Board of ProLink from January 2004 until the acquisition and Chairman of the Board of Directors of ProLink from January 2004 until April 2005. Mr. Fugazy is a principal of CRC Group, Inc., which is a financial advisory and real estate services firm. Mr. Fugazy previously served as Executive Vice-President of FiberNet Telecom, Inc. Mr. Fugazy is a former Chief Executive Officer of Summit Aviation Corporation an executive aviation firm and was former Regional President of Koll Real Estate Services, a company that provided real estate services throughout the United States and Internationally. Prior to joining Koll, Mr. Fugazy was President of Tishman Management and Leasing Services Corporation a national real estate services company that was sold to Koll in 1992. Prior to joining Tishman, Mr. Fugazy was Executive Vice President of Muller and Company, Inc. a national investment banking and securities brokerage operation. Mr. Fugazy was also a partner of the Beacon Hotel and Resort Corporation. Mr. Fugazy served on the Board of Directors of MTR Gaming Group, Inc. that owns and operates casinos in West Virginia and Las Vegas. Mr. Fugazy also served on the Audit Committee of MTR. Mr. Fugazy holds a B.S. Degree from Fordham University in New York.
     Steven D. Fisher was appointed to the Board of Directors in connection with the acquisition of ProLink on December 23, 2005. He is currently the Chairman of our Board of Directors. He had previously served as a director and Chairman of the Board of Directors at ProLink from April 2005 until the acquisition. Mr. Fisher’s background is from the aerospace industry. He joined Space Data Corporation, a private Military missile and space contractor in 1972 after graduation with an Aerospace Engineering degree from the University of Oklahoma. Mr. Fisher became Space Data’s president in 1975 and later, through a leveraged buyout, became its owner in 1985. Mr. Fisher grew Space Data from a $5 million dollar per year revenue, 50 man company in 1985 to a 300 man, $50 million dollar per year revenue company in 1988 when he merged the company with Orbital Sciences Corporation. By 1991, the Space Data Division of Orbital had grown under Mr. Fisher’s leadership, to a 600 man, $90 million in revenue division of Orbital Sciences when the company conducted its initial public offering. Mr. Fisher continued to serve as Vice President for the Space Data Division and member of the board of directors of Orbital Sciences until his retirement in 1991. Mr. Fisher has been and continues to be an entrepreneur and owner of a number of and variety of small businesses including real estate development, printed circuit manufacturing, specialty metal roofing, farming, energy conservation systems, and GPS commercial applications over the past 15 years since his retirement from Orbital Sciences. Mr. Fisher also has served on the Board of Directors of Chandler Community Hospital, the Chandler Education Foundation, the University of Oklahoma’s Engineering College Board of Visitors, the Greater Phoenix Economic

Development Counsel, and was a member of the Board of Directors of ProLink, Inc. since its inception and Chairman since 1998, a GPS golf company predecessor to ProLink Solutions.
     Lawrence D. Bain was appointed Chief Executive Officer and a director in connection with the acquisition of ProLink on December 23, 2005. He had been the President and CEO of ProLink since January 2004. Before joining ProLink, Mr. Bain was President and CEO of True North Advisors, LLC, a business advisory and consulting company. Prior to True North, he was a Managing Director of Stifel, Nicolaus & Company’s Corporate Finance Group. Prior to joining Stifel, Mr. Bain was a Managing Director at EVEREN Securities. He was previously a Managing Director at Dean Witter Morgan Stanley and EF Hutton & Company. Mr. Bain is a graduate of The Ohio State University, earning a B.S. in 1972. He has completed a Securities Industry Association Executive Program and is a Certified Investment Management Consultant by the Institute of Investment Management Consultants.
     Robert Ellin has been the President and a member of the Board of Directors since 2004 and served as the Chief Financial Officer from 2004 until the acquisition of ProLink. Mr. Ellin is the co-founder of Trinad Capital, L.P., a hedge fund dedicated to investing in micro-cap companies. Prior to founding Trinad, he founded and became President of Atlantis Equities Inc., a private investment company. Founded in 1990, Atlantis has actively managed an investment portfolio of small capitalization public companies as well as select private company investments. Mr. Ellin frequently plays an active role in Atlantis investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies, Mr. Ellin spearheaded investments into ThQ, Inc. (OTC:THQI), Grand Toys (OTC: GRIN), Forward Industries, Inc. (OTC: FORD) and completed a leveraged buyout of S&S Industries, Inc. where he also served as President from 1996 to 1998. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and was the Manager of Retail Operations at Lombard Securities. Mr. Ellin currently sits on the board of Shells Seafood Restaurants (OTC:SHLLS), Command Security Corporation (OTC:CMMD.OB), Mediavest, Inc. and U.S. Wireless Data Inc. (OTC:USWI). Mr. Ellin received a Bachelor of Arts from Pace University.
     Barry I. Regenstein has been a member of the Board of Directors since December 13, 2005. Mr. Regenstein is the President and Chief Financial Officer of Command Security Corporation. Trinad is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad. Mr. Regenstein has over 25 years of experience with 21 years of such experience in the aviation services industry. Mr. Regenstein was formerly Senior Vice President and Chief Financial Officer of Globe Ground North America (previously Hudson General Corporation), and previously served as the Corporation’s Controller and as a Vice President. Prior to joining Hudson General Corporation in 1982, he had been with Coopers & Lybrand in Washington, D.C. since 1978. Mr. Regenstein currently sits on the boards of U.S. Wireless Data Inc. (OTC:USWI) and The Transit Alliance and GTJ, a privately owned group of companies. Mr. Regenstein is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University.
     Jay Wolf has been a member of the Board of Directors since 2004 and was our Secretary until the acquisition. Mr. Wolf has ten years of investment and operations experience in a broad range of industries. Mr. Wolf’s investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments. Mr. Wolf is the co-founder of Trinad Capital, L.P., a hedge fund dedicated to investing in micro-cap companies. Prior to founding Trinad, Mr. Wolf served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company’s acquisition program. Prior to that he worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department and subsequently for Trillium Growth, the firm’s venture capital Fund. Mr. Wolf currently sits on the board of Shells Seafood Restaurants (OTC:SHLLS), Mediavest, Inc. and U.S. Wireless Data Inc. (OTC:USWI). Mr. Wolf received a Bachelor of Arts from Dalhousie University.
     Andrew L.Wing has been a member of the Board of Directors since July 10, 2006. Mr. Wing is a Consultant and Senior Advisor in the Media & Entertainment space, with over 30 years of diversified business experience. Previously, Mr. Wing was President and Chief Executive Officer of VNU’s Nielsen Entertainment, stepping down in March 2006. He was also a member of the VNU Media Measurement Executive Board during this tenure. Prior to being acquired by VNU, Mr. Wing had been Managing Director, Global Entertainment for ACNielsen. Before joining the Nielsens’, Mr. Wing spent twelve years at American Express in key general management, marketing, finance and business development roles. Mr. Wing began his career as an auditor at Deloitte Haskins & Sells, CPAs and proceeded to spend five years at Avon Products before joining Amex. Mr. Wing holds an MBA in Marketing and Finance from New York’s Hofstra University.
     Danny Lam was appointed as President — Finance in connection with the acquisition of ProLink on December 23, 2005. Mr. Lam joined ProLink in September 2005 when he was named President of ProLink Capital (ProLink’s trade name for its equipment financing activities). Mr. Lam has nearly thirty years of experience in the commercial lending industry. Mr. Lam’s past experience includes President and Chief Executive Officer of Bell Atlantic Capital Corporation, the multi billion dollar financial services subsidiary of Bell Atlantic (Verizon); Senior Vice President of AT&T Small Business Lending Corp., one of the nation’s largest small business lenders, and President and General Manager of American Express Business Finance Corporation, a subsidiary of American Express Corporation that provided commercial working capital and term loans. Mr. Lam received a Bachelor of Arts degree from Pace University.
     Dave M. Gomez was appointed as Vice President, General Counsel and Corporate Secretary in connection with the acquisition of ProLink on December 23, 2005. He had served in the same positions with ProLink since September 2005. Mr. Gomez was formerly Senior Attorney at EaglePicher Incorporated from January 2004 until September 2005. From August 1996 to December 2003, he was a senior associate with the law firm of Quarles & Brady, Streich Lang, LLP in Phoenix, Arizona in their corporate and securities practice. Prior to his legal career, Mr. Gomez was a Senior Design Engineer with Loral-Vought Systems and Rockwell International Space Systems Division. Mr. Gomez holds a Bachelor’s degree in Aeronautical Engineering Technology from Arizona State University, an M.B.A. from Pepperdine University and a Juris Doctorate from The University of Texas School of Law.
     Michael S. Browne has been our Chief Financial Officer since July, 2006. Prior to joining ProLink, Mr. Browne was the Chief Financial Officer since March, 2005 of EaglePicher Commercial Power, Inc., an international provider of premier innovative power solutions to the commercial marketplace. Mr. Browne was instrumental in EaglePicher’s efforts to emerge from Chapter 11 bankruptcy, which occurred during the first half of 2006. Mr. Browne also previously served as President of Eagle Picher Horizon Batteries, Inc., an international joint venture. Prior to such time, Mr. Browne spent almost four years as Chief Financial Officer of Leica Microsystems Semiconductor, an international capital equipment manufacturer. Prior experiences to that include more than two years as Division Chief Financial Officer, Global Internet and Software Solutions Division, for Xerox Corporation, and auditing duties for both Deloitte & Touche and BDO/Seidman.
     Christopher P. Wightman was appointed President of Prolink Media and to our Board of Directors on December 18, 2007. Before joining ProLink, Mr. Wightman was Publisher of Golf Magazine, a Time Inc. publication. Prior to Golf Magazine, he spent time at Viacom, working for MTV Networks, and also worked for Golf Digest for several years. Mr. Wightman is a graduate of The Pennsylvania State University, earning a B.A. in Journalism in 1985.

There are no family relationships among our directors or executive officers.
EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2005 and December 31, 2006 to (1) our Chief Executive Officer and (2) our two most highly compensated executive officers, other than our Chief Executive Officer, who earned more than $100,000 during the fiscal year ended December 31, 2006. The table includes additional executives who would have been among the two most highly compensated executive officers, other than our Chief Executive Officer, except for the fact that they were not serving as executive officers of the Company as of the end of December 31, 2006.

					Non-Equity
					Incentive	Nonqualified
				Option	Plan	Deferred	All Other
Name and Principal			Bonus	Awards	Compensation	Compensation	Compensation
Position	Year	Salary ($)	($)	($)	($)	Earnings ($)	($)	Total ($)
Lawrence D. Bain*(1),	2005	221,635	50,000	4,239,667(6)	—	—	—	4,511,302
Chief Executive Officer	2006	325,000	146,000	—	—	—	—	471,000

Charles “Chuck”	2005	215,583	—	1,998,547(6)				2,214,130
Sherman*(2),	2006	189,692	64,010	—	—	—	—	253,702
Former Chief Operating Officer

Danny Lam*(3),	2005	45,577	—	—	—	—	—	45,577
President — Finance	2006	150,000	50,000	1,458,170(6)	—	—	—	1,658,170

Barry A. Sullivan*(4),	2005	74,846	—	325,872(6)				404,718
Former Chief Financial	2006	107,308	14,731	—	—	—	—	122,039
Officer

Dave M. Gomez*(5),	2005	33,173	—	184,603(6)	—	—	—	217,776
Vice President,	2006	130,385	34,504	—	—	—	—	164,889
General Counsel & Secretary

*	For the periods prior to December 23, 2005, the amounts indicated for these persons were paid by ProLink while it was a privately held company.

(1)	Mr. Bain was named Chief Executive Officer in connection with the acquisition of Prolink. Mr. Bain served in the same capacity with ProLink since January 1, 2005. For fiscal 2005 Mr. Bain’s annual salary was $175,000 and for fiscal 2006 his annual salary was $325,000.

(2)	Mr. Sherman was named Chief Operating Officer in connection with the acquisition of ProLink. He served in the same capacity with ProLink since April 2005. The amounts reflected in salary for 2005 partially reflect consulting fees paid to Mr. Sherman prior to that time. Mr. Sherman’s annualized salary for 2005 was $210,000 and for 2006 was $250,000. Mr. Sherman left our employment on September 18, 2006 and now serves as a consultant to provide transition services as required.

(3)	Mr. Lam joined ProLink in September 2005 when he was named President of ProLink Capital (ProLink’s trade name for its equipment financing activities). Mr. Lam’s annualized salary for 2005 and 2006 was $150,000.

(4)	Mr. Sullivan was named Chief Financial Officer in connection with the acquisition of ProLink. He served in the same capacity at ProLink since June 2005. Mr. Sullivan’s annualized salary for 2005 and 2006 was $140,000. Mr. Sullivan left our employment on October 10, 2006.

(5)	Mr. Gomez was named Vice President, General Counsel and Corporate Secretary in connection with the acquisition of ProLink. He served in the same capacity at ProLink since September 2005. Mr. Gomez’s annualized salary for 2005 was $115,000 and $140,000 in 2006.

(6)	We valued the options for FAS 123R purposes utilizing the Black-Scholes method. The assumptions made for utilizing the Black-Scholes method were a volatility equal to 60% and a discount rate equal to 4.58%. The same assumptions were used for valuing our options granted pursuant to FAS 123R in our financial statements.
Outstanding Equity Awards At Fiscal Year-End
     The following table shows stock option awards outstanding on the last day of the fiscal year ended December 31, 2006 for each of the executive officers named in the Summary Compensation Table.

	Number			Equity Incentive
	of		Number of	Plan Awards:
	Securities		Securities	Number of
	Underlying		Underlying	Securities
	Unexercised		Unexercised	Underlying
	Options		Options	Unexercised	Option	Option
	(#)		(#)	Unearned Options	Exercise Price	Expiration
Name	Exercisable		Unexercisable	(#)	($)	Date
Lawrence D. Bain	2,242,234	(1)	0	0	0.08	12/23/2015
	1,237,305	(1)	0	0	1.55	12/30/2015

Charles “Chuck” Sherman	1,096,121	(1)	0	0	0.08	12/23/2015
	518,653	(1)	0	0	1.55	12/30/2015

Danny Lam	450,000	(2)	0	0	1.5	12/19/2016
	0		1,250,000 (3)	0	1.4	12/19/2016

Barry A. Sullivan	75,000	(1)	0	0	0.08	12/23/2015
	255,740	(1)	0	0	1.55	12/30/2015

Dave M. Gomez	25,000	(1)	0	0	0.08	12/23/2015
	173,731	(1)	0	0	1.55	12/30/2015

(1)	The options were granted pursuant to our 2005 Employee, Director and Consultant Stock Plan. The options are non-qualified stock options and are fully vested. The options have a cashless exercise provision.

(2)	The options were granted pursuant to our 2006 Employee, Director and Consultant Stock Plan. The options are non-qualified stock options and are fully vested. The options have a cashless exercise provision.

(3)	The options were granted pursuant to our 2006 Employee, Director and Consultant Stock Plan. The options are non-qualified stock options and vest in three equal installments on December 19, 2007, 2008 and 2009. The options have a cashless exercise provision.
DIRECTOR COMPENSATION
     The following table sets forth information concerning the compensation of our directors for our fiscal year ended December 31, 2006:

	Fees			Nonqualified
	Earned		Non-Equity	Deferred
	or Paid	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Compensation	Earnings	Compensation
Name	($)	($)	($)	($)	($)	Total ($)
Robert Ellin	0	0	0	0	0	0

Steven D. Fisher	0	0	0	0	0	0

William D. Fugazy, Jr.	0	0	0	0	0	0

Barry I. Regenstein	2,500	0	0	0	179,774	182,274(1)

Andrew Wing	2,500	0	0	0	191,564	194,064(1)

Jay Wolf	0	0	0	0	0	0

(1)	This represents warrants granted to purchase 200,000 shares of our common stock. We valued the warrants for FAS 123R purposes utilizing the Black-Scholes method. The assumptions made for utilizing the Black-Scholes method were a volatility equal to 60% and a discount rate equal to 4.58%. The same assumptions were used for valuing our options granted pursuant to FAS 123R in our financial statements.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information with respect to the beneficial ownership of our voting stock as of April 20, 2007 for (a) the executive officers named in the Summary Compensation Table in the Executive Compensation Section, (b) each of our directors, (c) all of our current directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of any class of our voting stock. Our common stock, par value $0.0001 per share, and our Series C Convertible Preferred Stock, par value $0.001 per share, have the right to vote. Holders of our common stock are entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. As of April 20, 2007, holders of our Series C Convertible Preferred Stock are entitled to 7,400 votes per share on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the securities. We deem shares of stock that may be acquired by an individual or group within 60 days of April 20, 2006 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 37,559,881 shares of common stock outstanding on April 20, 2007 and 1,142 shares of Series C Convertible Preferred Stock outstanding on April 20, 2007.

			Series C Convertible
	Common Shares		Preferred Shares
	Number	Percent of Common	Number	Percent of Series C
Name and Address**	Beneficially Owned	Shares Outstanding	Beneficially Owned	Shares Outstanding
Trinad Capital Master Fund, Ltd. (1)	6,885,437	18.2%	0	*

Robert Ellin (1)	6,885,437	18.2%	0	*

Jay Wolf (1)	6,885,437	18.2%	0	*

Barry I. Regenstein (2)	100,000	*	0	*

William D. Fugazy, Jr. (3)	1,917,520	4.9%	0	*

Steven D. Fisher (4)	7,987,341	20.2%	0	*

Lawrence D. Bain (5)	3,646,149	9.2%	0	*

Charles “Chuck” Sherman (6)	1,546,061	4.1%	0	*

Barry A. Sullivan	70,775	*	0	*

Dave M. Gomez (7)	198,731	*	0	*

Danny Lam (8)	521,314	1.4%	0	*

Christopher Wightman (9)	0	0%	0	*

Andrew Wing (10)	0	0%	0	*

Pequot Scout Fund, L.P. (11)	407,000	1.1%	110	9.6%

Pequot Mariner Master Fund, L.P. (12)	333,000	*	90	7.9%

Ashford Capital Partners, L.P. (13)	925,001	2.4%	250	21.2%

			Series C Convertible
	Common Shares		Preferred Shares
Name and Address**	Beneficially Owned	Percent of Common Shares Outstanding	Beneficially Owned	Percent of Series C Shares Outstanding
LB I Group Inc. (14)	370,000	*	100	8.8%

Eclectic Investment Partners, LP (15)	222,000	*	60	5.3%

Lewis Opportunity Fund, LP (16)	427,000	1.1%	115	10.1%

David Smith (17)	370,000	*	100	8.8%

All directors and current executive officers as a group (10 persons) c/o ProLink	22,873,328	51.1%	0	0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock or Series C Convertible Preferred Stock only.

(1)	Consists of 6,642,421 shares of common stock held by Trinad Capital Master Fund, Ltd. and 243,216 shares of common stock underlying currently exercisable warrants. Mr. Ellin is a managing member of Trinad Advisors GP, LLC that is the general partner of a principal stockholder of the Fund and a managing member of Trinad Management, LLC. Mr. Ellin disclaims beneficial ownership of the shares of common stock held by Trinad Capital Master Fund, Ltd and Trinad Management, LLC, except to the extent of his pecuniary interest. Mr. Wolf is also affiliated with these entities and disclaims beneficial ownership of these securities, except to the extent of his pecuniary interests. The address for Trinad Capital Master Fund, Ltd. is 2121 Avenue of the Stars, Ste. 165, Los Angeles, CA 90067. The address for each of Mr. Ellin and Mr. Wolf is in care of Trinad Capital Master Fund, Ltd., 2121 Avenue of the Stars, Ste. 165, Los Angeles, CA 90067.

(2)	Represents 100,000 shares of common stock underlying currently exercisable warrants. Does not include 200,000 shares of common stock underlying warrants not exercisable within 60 days of April 20, 2007. The address for Mr. Regenstein is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(3)	Includes 1,664,579 shares of common stock underlying currently exercisable options. The address for Mr. Fugazy is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(4)	Includes 1,931,503 shares of common stock underlying currently outstanding warrants. The securities indicated are held directly by Mr. Fisher and indirectly through the Fisher Family Trust and Sheryl L. Whiteman Trust for both of which he serves as a trustee, and Seaside Retreat LLC of which he is the managing member and FOC Financial LP of which he is the General Partner. Mr. Fisher disclaims beneficial ownership of these securities except to the extent of his pecuniary interest. The address for Mr. Fisher is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(5)	Includes 1,893,208 shares of common stock underlying currently exercisable options. The address for Mr. Bain is in care of ProLink Holdings Corp., 410 South Benson Ln., Chandler, AZ 85224.

(6)	Includes 518,653 shares of common stock underlying currently exercisable options.

(7)	Represents 198,731 shares of common stock underlying currently exercisable options.

(8)	Includes 30,402 shares of common stock underlying currently exercisable warrants and 450,000 shares of common stock underlying currently exercisable options. Does not include 1,250,000 shares of common stock underlying options not exercisable within 60 days of April 20, 2007.

(9)	Does not include 750,000 shares of common stock underlying options not exercisable within 60 days of April 20, 2007.

(10)	Does not include 200,000 shares of common stock underlying warrants not exercisable within 60 days of April 20, 2007.

(11)	Includes 407,000 shares of common stock underlying currently exercisable warrants. Does not include 814,000 shares of common stock issuable upon conversion of the Series C Preferred. The address for Pequot Scout Fund, L.P. is 153 E. 53rd Street, 35th Floor, New York, NY 10022.

(12)	Includes 333,000 shares of common stock underlying currently exercisable warrants. Does not include 666,000 shares of common stock issuable upon conversion of the Series C Preferred. The address for Pequot Mariner Master Fund, L.P. is 153 E. 53rd Street, 35th Floor, New York, NY 10022.

(13)	Includes 925,001 shares of common stock underlying currently exercisable warrants. Does not include 1,850,000 shares of common stock issuable upon conversion of the Series C Preferred. The address for Ashford Capital Partners, L.P. is One Walkers Mill Road, Wilmington, DE 19807.

(14)	Includes 370,000 shares of common stock underlying currently exercisable warrants. Does not include 740,000 shares of common stock issuable upon conversion of the Series C Preferred. The address for LB I Group Inc. is 745 Seventh Ave., New York, NY 10019.

(15)	Includes 222,000 shares of common stock underlying currently exercisable warrants. Does not include 444,000 shares of common stock issuable upon conversion of the Series C Preferred. The address for Eclectic Investment Partners LP is 1365 Brightwaters Blvd NE, Saint Petersburg, FL 33704.

(16)	Includes 427,000 shares of common stock underlying currently exercisable warrants. Does not include 851,000 shares of common stock issuable upon conversion of the Series C Preferred. The address for Lewis Opporunity Fund is 45 Rockefeller Plaza, Suite 2570, New York, NY 10111.

(17)	Includes 370,000 shares of common stock underlying currently exercisable warrants. Does not include 740,000 shares of common stock issuable upon conversion of the Series C Preferred. The address for Mr. Smith is c/o Coast Asset Management, LLC, 2450 Colorado Ave, Suite 100E, Santa Monica, CA 90404.

     At an initial closing on January 8, 2007 and an additional closing on January 23, 2007, in transactions exempt from the registration requirements of the Securities Act, we sold to certain accredited investors shares of our Series C Convertible Preferred Stock, $0.001 per share, and warrants to purchase our common stock for an aggregate price of $11,420,000. This prospectus relates to the resale from time to time of up to a total of 13,283,248 shares of our common stock by the selling stockholders, which shares are comprised of the following securities:
•	8,450,800 shares of common stock underlying the Preferred Stock issued to the investors in the private placements; and

•	4,832,448 shares of common stock issuable upon exercise of the warrants at an exercise price of $1.40 per share.
     Pursuant to the terms of the financing, we filed a Registration Statement on Form SB-2, of which this prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued or issuable in connection with the financing. The selling stockholders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

SELLING STOCKHOLDERS
     The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of April 20, 2007 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after April 20, 2007 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. All shares that are issuable to a selling stockholder upon exercise of the warrants are included in the number of shares being offered in the table below. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales or other dispositions made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The table below assumes that the selling stockholders will sell all of the shares listed in this prospectus. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. Percentage of ownership is based on 37,559,881 shares of common stock outstanding on April 20, 2007.
     Except as set forth below, none of the selling stockholders has held any position or office with us or any of our affiliates, or has had any other material relationship (other than as purchasers of securities) with us or any of our affiliates, within the past three years.
     The following table sets forth the beneficial ownership of the selling stockholders:

	Beneficial Ownership		Beneficial Ownership
	Before Offering		After Offering
		Number of
	Number of	Shares	Number of
Selling Stockholder	Shares	Being Offered	Shares	Percent
Pequot Capital Management, Inc. (1)	2,565,500	2,220,000	345,500	*

Ashford Capital Partners, L.P. (2)	2,775,000	2,775,000	0	*

Iroquois Master Fund, Ltd. (3)	499,501	277,500	222,001	*

Itasca Capital Partners, LLC (4)	44,400	44,400	0	*

LBI Group Inc. (5)	1,110,000	1,110,000	0	*

MCF Navigator Master Fund, Ltd. (6)	111,000	111,000	0	*

Nite Capital LP (7)	166,500	166,500	0	*

Patara Capital, L.P. (8)	555,000	555,000	0	*

D. Jonathan Merriman (9)	11,100	11,100	0	*

Steven R. Foland	11,100	11,100	0	*

Theresa C. Foland	11,100	11,100	0	*

Rockmore Investment Master Fund Ltd. (10)	388,501	277,500	111,001

Straus Partners, LP (11)	499,500	499,500	0	*

Straus-GEPT Partners, LP (12)	610,500	610,500	0	*

WPG Event Driven Multi-Strategy Overseas Fund (13)	77,700	55,500	22,200	*

WPG Distressed/Special Situations Overseas Fund (14)	310,800	222,000	88,800	*

Eclectic Investment Partners LP (15)	666,000	666,000	0	*

Andrew T. Hansel	55,500	55,500	0	*

Stephen A. Hansel	111,000	111,000	0	*

	Beneficial Ownership		Beneficial Ownership
	Before Offering		After Offering
		Number of
	Number of	Shares	Number of
Selling Stockholder	Shares	Being Offered	Shares	Percent
Noble Special Situation Fund (16)	277,500	277,500	0	*

Noble International Investments, Inc. (17)	88,733	88,733	0	*

Lewis Opportunity Fund, LP (18)	1,478,000	1,278,000	200,000	*

LAM Opportunity Fund, Ltd. (19)	220,500	220,500	0	*

David Smith	1,110,000	1,110,000	0	*

Merriman Curhan Ford & Co. (20)	518,315	518,315	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Shares beneficially owned by Pequot Capital Management, Inc. represents 345,500 shares of common stock held of record by Pequot Scout Fund, L.P., shares of common stock underlying Series C preferred stock of which 814,000 shares are held of record by Pequot Scout Fund, L.P. and 666,000 shares are held of record by Pequot Mariner Master Fund, L.P. and shares of common stock underlying warrants to purchase common stock of which 407,000 shares are held of record by Pequot Scout Fund, L.P. and 333,000 shares are held of record by Pequot Mariner Master Fund, L.P. Pequot Capital Management, Inc. which is the Investment Manager/Advisor to the above named funds exercises sole dispositive, investment and voting power for all the shares. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest. Pequot Capital Management, Inc. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(2)	Theodore H. Ashford, Chairman and CEO of Ashford Capital Management, and Theodore H. Ashford III, President of Ashford Capital Management, have the power to vote or dispose of the shares held by Ashford Capital Partners, L.P.

(3)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund, Ltd. Mr. Silverman disclaims beneficial ownership of the shares.

(4)	Michael S. Wallace has the power to vote or dispose of the shares held by Itasca Capital Partners, LLC.

(5)	Steven Fleisig has the power to vote or dispose of the shares held by LB I Group Inc. LB I Group Inc. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, if had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(6)	Michael Grant, Portfolio Manager of MCF Navigator Master Fund, Ltd., Stephen H. Leist COO of MCF Asset Management, LLC, and John Hiestand CFO of MCF Asset Management, LLC, have the power to vote or dispose of the shares held by MCF Navigator Master Fund, Ltd. MCF Navigator Master Fund, Ltd. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(7)	Keith A. Goodman is the Manager of the General Partner of Nite Capital LP, and has the power to vote or dispose of the shares held by Nite Capital LP.

(8)	Ozarslan Tangun and Berke Bakay have the power to vote or dispose of the shares held by Patara Capital, L.P.

(9)	D. Jonathan Merriman is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(10)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common Stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common Stock and neither of such persons has any legal right to maintain such authority.

(11)	Melville Straus has the power to vote or dispose of the shares held by Straus Partners, LP.

(12)	Melville Straus has the power to vote or dispose of the shares held by Straus-GEPT Partners, LP.

(13)	Daniel Vandivort has the power to vote or dispose of the shares held by WPG Event Driven Multi-Strategy Overseas Fund.

(14)	Daniel Vandivort has the power to vote or dispose of the shares held by WPG Distressed/Special Situations Overseas Fund.

(15)	Andrew T. Hansel has the power to vote or dispose of the shares held by Eclectic Investment Partners LP.

(16)	Nico Pronk has the power to vote or dispose of the shares held by Noble Special Situation Fund. Noble Special Situation Fund is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(17)	Nico Pronk has the power to vote or dispose of the shares held by Noble International Investments, Inc. Noble International Investments, Inc. is a registered broker-dealer that received its shares as compensation for investment banking services.

(18)	William A. Lewis IV has the power to vote or dispose of the shares held by Lewis Opportunity Fund, LP. Lewis Opportunity Fund, LP is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(19)	William A. Lewis IV has the power to vote or dispose of the shares held by LAM Opportunity Fund, Ltd. LAM Opportunity Fund, Ltd. is an affiliate of a broker-dealer that purchased all of its shares being registered under this prospectus in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(20)	D. Jonathan Merriman has the power to vote or dispose of the shares held by Merriman Curhan Ford & Co. Merriman Curhan Ford & Co. is a registered broker-dealer that received its shares as compensation for investment banking services.

PLAN OF DISTRIBUTION
     The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.
     These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The following is a description of transactions that were entered into with our executive officers, Directors or 5% stockholders during the past two years. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third party. All future related transactions will be approved by our audit committee or the full Board of Directors.
     On September 18, 2006, the Company entered into a Severance Agreement and a Consulting Agreement with the Company’s former Chief Operating Officer, Charles “Chuck” Sherman. The terms of the Severance Agreement call for the Company to provide Mr. Sherman with a telephone and computer through the length of the below described Consulting Agreement. Mr. Sherman also provided the Company with standard non-competition and non-solicitation agreements. Additionally, the parties each provide the other with standard releases. The Consulting Agreement provides for a monthly fee of $20,833.33 for the months of September through December 2006. In 2007, Mr. Sherman will receive a $1,000 retainer and $150 per hour for services rendered. Mr. Sherman will provide transition services to the Company as required throughout the term of the Consulting Agreement.
     On September 18, 2006, ProLink entered into a Letter Factoring Agreement with FOC Financial L.P. (“FOC”). Steven D. Fisher, one of the Company’s directors, is the General Partner of FOC. Pursuant to the Letter Factoring Agreement, FOC in its sole discretion, may make advances to ProLink from time to time in an amount not to exceed $750,000 collateralized with golf course management systems sold to golf courses. Advances may be borrowed, repaid, and reborrowed on a revolving basis through November 15, 2006. Upon certification by ProLink that it has executed lease documents, approved credit with a lease financing source and has shipped a system to a course, FOC will advance 90% of the gross proceeds of such sale less a .5% origination fee. If any system funded pursuant to the Letter Factoring Agreement is rejected or returned, ProLink has agreed to provide priority remarketing for that system. The Loan is evidenced by a Revolving Promissory Note. Further, in order to induce FOC to enter into this Letter Factoring Agreement, the Company agreed to issue a warrant to purchase 250,000 shares of the Company’s common stock to FOC at an exercise price of $1.60 per share with a term of 10 years. During the nine months ended September 30, 2006, we borrowed and repaid an aggregate of $376,294 under this agreement. In connection with these borrowings, we paid fees of $1,886 to FOC. The line expired on November 15, 2006 and all amounts have been repaid.
     On July 10, 2006, the Company appointed Mr. Andrew L. Wing as a member of the Board of Directors (as discussed below). In connection with such appointment, the Company and Mr. Wing entered into a Consulting Agreement, dated July 10, 2006. The Consulting Agreement provides that Mr. Wing will provide certain advertising sales services to the Company in exchange for commissions, 5% for the first three years and 2% for the fourth and fifth years, that will be paid for revenues received by the Company from advertisers. After the fifth year, no further commissions will be paid. The Consulting

Agreement shall continue on a month-to-month basis and may be terminated by the Company upon written notice. ProLink has not paid any commission to Mr. Wing to the date of this filing.
Director and Executive Officer Compensation
     Please see “Executive Compensation” for a discussion of options granted and payments made to our non-employee directors. Please see “Executive Compensation” for additional information regarding compensation of our executive officers.
Employment and Consulting Agreements
     For information regarding these agreements, please refer to the section entitled “Management - Employment Contracts, Termination of Employment and Change-in-Control Arrangements” and “Management - Executive Compensation”.
DESCRIPTION OF SECURITIES
Common Stock
  The Company is authorized to issue up to 200,000,000 shares of Common Stock, par value $.0001 per share, of which 37,559,881 shares were outstanding as of April 20, 2007. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.

There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid, and nonassessable.
Preferred Stock
  Under the Company’s Certificate of Incorporation, as amended (the “Certificate”), the Board of Directors of the Company is authorized to designate, and cause the Company to issue, up to ten million (10,000,000) shares of preferred stock of any class or series, having such rights, preferences, powers and limitations as the Board of Directors shall determine. As of April 20, 2007, there were 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, issued and outstanding.
Outstanding Stock Options, Warrants and Convertible Securities
   As of April 20, 2007, there are options granted or available to be granted to acquire 15,000,000 shares of the Company’s common stock, of which 9,139,155 options are outstanding. In addition, there are various warrants outstanding that have been previously issued to acquire 9,791,574 of the our common stock. Exercise of such options and warrants will result in further dilution.
Registration Rights
     In a closing on January 8, 2007, and an additional closing on January 23, 2007, we issued to certain investors in a private offering an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and 24 five-year warrants to acquire up to 4,225,400 shares of our common stock, par value $0.0001 per share, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. The preferred stock and warrants were sold pursuant to a Securities Purchase Agreement. Additionally a Registration Rights Agreement provides for registration rights for the resale of the shares of common stock underlying the preferred stock sold in the offering and the shares of common stock issuable upon exercise of the warrants.
     On October 12, 2006, we closed on the sale of a series of notes due April 11, 2007 in the aggregate amount of $4,500,000 with certain accredited investors in reliance upon Section 4(2) the Securities Act of 1933, as amended (the “Securities Act”). We accepted the signature pages from the holders on October 11, 2006. In addition the holders were granted warrants to purchase 931,038 shares of the common stock of the company which number represents 30% of the quotient of the face value of the notes and the closing bid price of the common stock on the date of closing. The warrants have an exercise price of $1.45 and expire in October 2011. The notes were sold pursuant to a Securities Purchase Agreement that provides for registration rights for the resale of the shares underlying the warrants and any shares issued to the holders as interest payments, on such form of registration statement that is appropriate for such purpose.
     In December 2005 and the first quarter of 2006, we entered into a series of subscription agreements with certain accredited investors whereby we completed a private placement offering of our common stock pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Pursuant to the terms of the private placement, we sold 4,450,000 shares of our common stock at a purchase price of $1.00 per share. The subscription agreements also provide for “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as to registration statements on forms appropriate for such purpose filed after the closing of the private offering.
     In a closing on March 15, 2005, we sold 726,668 shares of our common stock, par value $.0001 per share, to certain accredited investors in a private placement offering at a purchase price of $1.50 per share, for aggregate gross proceeds to us of $1,090,000. The investors executed subscription agreements that acknowledged that the securities to be issued had not been registered under the Securities Act, and that provided for “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as to registration statements on forms appropriate for such purpose, filed after the closing of the private offering.
     In a closing on April 29, 2004, we sold 5,500,000 shares of common stock in a private offering to certain accredited investors, at a purchase price of $1.00 per share, for aggregate gross proceeds to us of $5,500,000. The investors executed subscription agreements, that acknowledged that the securities to be issued had not been registered under the Securities Act, that they understood the economic risk of an investment in the common stock, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the common stock. The subscription agreements provided for “piggyback” registration rights, subject to the ability of an underwriter of an underwritten offering to exclude or cut back such rights, as to registration statements on forms appropriate for such purpose, filed after the closing of the private offering.

Anti-Takeover Provisions
     The provisions of Delaware law and of our Certificate of Incorporation and By-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.
     Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.
     Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty as a director, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter and by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.
     Preferred Stock Issuances. Our Certificate of Incorporation provides that, without stockholder approval, we can issue up to 10,000,000 shares of preferred stock with rights and preferences determined by our board of directors.
INTEREST OF NAMED EXPERTS AND COUNSEL
     No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or any of our subsidiaries. Nor was any such person connected with the Company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.
     The financial statements for the years ended December 31, 2005 and December 31, 2006 included in this prospectus have been audited by Hein & Associates, LLP and Semple, Marchal & Cooper, LLP, respectively, to the extent and for the periods indicated in their reports thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Hein & Associates LLP dated April 14, 2006 and upon the report of Semple, Marchal & Cooper, LLP, dated April 13, 2007 and upon the respective authority of each such firm as experts in auditing and accounting.

LEGAL MATTERS
     The legality of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York 10017. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm, their families and trusts for their own benefit own an aggregate of approximately 60,000 shares of our common stock.
     No person is authorized to give any information or to make any representations with respect to shares not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by the Prospectus, nor does it constitute an offer to sell or the solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us or our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
     You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.
     Upon completion of the offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, we will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

FINANCIAL STATEMENTS
Index

Page

Condensed Consolidated Balance Sheets at March 31, 2007 (unaudited)	F-2

Unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2007 and April 1, 2006	F-3

Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2007	F-4

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and April 1, 2006	F-5

Notes to Unaudited Consolidated Financial Statements	F-6 - F-17

Reports of Independent Registered Public Accounting Firms	F-18 - F-19

Consolidated Balance Sheets at December 31, 2006 and December 31, 2005	F-20

Consolidated Statements of Operations for the Years Ended December 31, 2006 and December 31, 2005	F-21

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2006 and December 31, 2005	F-22

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and December 31, 2005	F-23

Notes to the Consolidated Financial Statements	F-24 - F-43

ProLink Holdings Corp.
CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2007
(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,337,714
Accounts receivable, net of an allowance for doubtful accounts of $690,333 and $628,660	6,233,931
Inventories, net of an allowance of $365,350 and $410,055	2,431,573
Prepaid expenses and other current assets	342,720

TOTAL CURRENT ASSETS	10,345,938

PROPERTY AND EQUIPMENT, net	969,755
INTANGIBLE ASSETS, net of accumulated amortization of $815,631 and $726,465	2,424,606
INTEREST IN RESIDUAL LEASE EQUIPMENT	4,425,787
DEPOSITS AND OTHER ASSETS	994,399
GOODWILL	205,533

TOTAL ASSETS	$19,366,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and short-term financing	$1,549,717
Accounts payable	3,652,261
Accrued liabilities	1,622,533
Deferred revenue	107,626

TOTAL CURRENT LIABILITIES	6,932,137

LONG-TERM DEBT, net of current maturities	3,202,352

TOTAL LIABILITIES	10,134,489

COMMITMENTS AND CONTINGENCIES

MEZZANINE FINANCING (1,142 Shares of Series C Convertible Preferred Stock)	7,920,013

STOCKHOLDERS’ EQUITY:
Common stock, par value $.0001, 200,000,000 shares authorized; 37,606,225 and 34,927,781 issued and outstanding at March 31, 2007 and December 31, 2006	3,761
Additional paid-in capital	22,818,769
Accumulated deficit	(21,511,014)

TOTAL STOCKHOLDERS’ EQUITY	1,311,516

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,366,018

The accompanying notes are an integral part of these condensed consolidated financial statements.

ProLink Holdings Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,	April 1,
	2007	2006
REVENUES:
System sales	$5,160,020	$4,514,883
Service	530,877	430,486
Net financing revenue	1,042,786	808,913

Total revenue	6,733,683	5,754,282

COST OF REVENUES:
System sales	2,869,413	2,761,727
Service	1,011,675	979,724

Total cost	3,881,088	3,741,451

Gross margin	2,852,595	2,012,831

OPERATING EXPENSES:
Sales and marketing	1,536,554	585,370
Partner management and customer support	483,695	235,118
Research and development	273,843	187,121
General and administrative	1,976,007	1,117,019

Total operating expenses	4,270,099	2,124,628

Loss from operations	(1,417,504)	(111,797)

OTHER INCOME (EXPENSE):
Investment income	22,097	15,343
Interest expense	(479,904)	(83,454)
Loss on disposal of assets	—	(16,298)
Gain on reduction of reserves, net	—	530,000
Other income (expense), net	1,349	(3,855)

Total other income (expense)	(456,458)	441,736

Net income (loss)	(1,873,962)	329,939
Dividends on Series C Preferred Shares	(3,900,501)	—

Net income (loss) attributable to common shareholders	$(5,774,463)	$329,939

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	36,749,626	34,937,780
DILUTED	36,749,626	40,370,488

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS PER SHARE:
BASIC	($0.16)	$0.01
DILUTED	($0.16)	$0.01
The accompanying notes are an integral part of these condensed consolidated financial statements.

ProLink Holdings Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2007

					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Equity

Balance at December 31, 2006	34,927,781	$3,493	$16,323,377	($15,736,551)	$590,319

Issuance of warrants with Series C Preferred Stock	—	—	2,300,290	—	2,300,290

Exercises of options and warrants	2,644,444	265	(265)	—	—

Stock-based compensation	34,000	3	336,457	—	336,460

Warrant issued for acquisition of Scorecast	—	—	81,916	—	81,916

Dividends on Series C Preferred Shares	—	—	3,776,994	(3,900,501)	(123,507)

Net loss	—	—	—	(1,873,962)	(1,873,962)

Balance at March 31, 2007	37,606,225	$3,761	$22,818,769	($21,511,014)	$1,311,516

The accompanying notes are an integral part of these condensed consolidated financial statements.

ProLink Holdings Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31, 2007	April 1, 2006

Net income (loss)	$(1,873,962)	$329,939
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	170,367	138,399
Stock-based compensation	284,780	31,654
Loss on disposal of equipment	—	16,298
Residual value of leases	(21,421)	—
Provision for uncollectible receivables	61,673	15,403
Provision for obsolete and slow moving inventory	(44,705)	—
Accretion of discount on notes payable	375,606	—
Gain on reduction of reserves	—	(530,000)
Changes in working capital components:
Accounts receivable	(3,594,261)	(2,472,578)
Inventories	(22,632)	(126,113)
Prepaid expenses and other assets	(36,522)	(11,068)
Accounts payable	(934,050)	832,597
Accrued liabilities	(415,636)	(1,015,366)
Deferred revenue	(208,650)	(146,525)

Net cash used in operating activities	(6,259,413)	(2,937,360)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(95,573)	(65,798)
Purchase of Scorecast	(429,150)	—
Asset acquisition	—	(1,600,000)
Proceeds from the sale of fixed assets	—	13,464

Net cash used in investing activities	(524,723)	(1,652,334)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on debt	(4,817,530)	(725,477)
Proceeds from sale of common stock and receipt of stock subscriptions receivable	—	4,260,000
Proceeds from sale of Series C Preferred Stock	11,420,000	—
Fees paid in connection with financing transactions	(928,974)	(40,000)
Proceeds from borrowings on notes payable	—	97,339

Net cash provided by financing activities	(5,673,496)	3,591,862

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,110,640)	(997,832)
CASH and cash equivalents, at beginning of the period	2,448,354	2,102,454

CASH and cash equivalents, at end of the period	$1,337,714	$1,104,622

The accompanying notes are an integral part of these condensed consolidated financial statements.

Prolink Holdings Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. NATURE OF BUSINESS AND BASIS OF PRESENTATION:
Basis of Presentation — The accompanying unaudited condensed consolidated financial statements include the accounts of ProLink Holdings Corp. and its subsidiary ProLink Solutions, LLC (collectively, “ProLink”, “we”, “us” or “our”). All material inter-company transactions have been eliminated. In December 2005 Amalgamated Technologies, Inc. (n/k/a ProLink Holdings Corp.) completed a reverse merger with ProLink Solutions, LLC. Although we were the legal acquiror, the transaction was accounted for as a recapitalization of ProLink as it was the operating entity and obtained a majority of ownership, board positions and management. After the transaction we changed our name to ProLink Holdings Corp.
The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of our financial position, results of operations and cash flows have been included. The accounting policies followed in the preparation of these unaudited condensed consolidated financial statements are consistent with those followed in our annual consolidated financial statements for the year ended December 31, 2006 as filed on Form 10-KSB. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the full fiscal year ended December 31, 2007. For further information, refer to the Consolidated Financial Statements and Notes to Consolidated Financial Statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.
Reclassification. Certain prior period amounts have been reclassified to conform to the current period presentation. Such reclassifications had no effect on net income or financial condition.
Use of Estimates. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include valuation allowances for inventory and accounts receivable including the service receivables under Pay-for-Play agreements, asset impairment and accruals for certain liabilities, including contingent liabilities accrued since inception, liabilities related to potential litigation, valuation of options and warrants to purchase our common stock, the carrying values of interests in residual lease equipment, intangible assets and goodwill, and the valuation of acquired and repurchased assets.
Net Income or Loss Per Share. Basic earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding for the period plus the dilutive effect of common stock purchase warrants and stock options using the treasury stock method and the dilutive effects of convertible instruments using the if-converted method. Due to the net losses for the period ended March 31, 2007, basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive. Share equivalents totaling 10,386,075 are not included in the weighted-average common shares outstanding for the period ended March 31, 2007 for determining net loss per share, as the result would be anti-dilutive.
2. ADOPTED ACCOUNTING
In July 2006, the FASB issued SFAS Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS Statement No. 109” (“FIN 48”), and effective January 1, 2007, we adopted FIN 48. FIN 48 applies to all “tax positions” accounted for under SFAS 109. FIN 48 refers to “tax positions” as positions taken in a previously filed tax return or positions expected to be taken in a future tax return which are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements. FIN 48 further clarifies a tax position to include, but not limited to, the following:
•	an allocation or a shift of income between taxing jurisdictions,

•	the characterization of income or a decision to exclude reporting taxable income in a tax return, or

•	a decision to classify a transaction, entity, or other position in a tax return as tax exempt.
FIN 48 clarifies that a tax benefit may be reflected in the financial statements only if it is “more likely than not” that a company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it should be measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. This is a change from occurring practice, whereby companies may recognize a tax benefit only if it is probable a tax position will be sustained.
FIN 48 also requires that we make qualitative and quantitative disclosures, including a discussion of reasonably possible changes that might occur in unrecognized tax benefits over the next 12 months; a description of open tax years by major jurisdictions and a roll-forward of all unrecognized tax benefits, presented as a reconciliation of the beginning and ending balances of the unrecognized tax benefits on an aggregated basis.
We are subject to tax audits, which by their very nature are often complex and can require several years to complete. Although we are not currently being audited by any tax authorities, we are subject to U.S. Federal and State tax examinations by the tax authorities for the years ended 2003 to 2006.
The adoption of FIN 48 did not have a material impact on our financial statements or disclosures. As of January 1, 2007 and March 31, 2007 we did not recognize any assets or liabilities for unrecognized tax benefits relative to uncertain tax positions. We do not currently anticipate that any significant increase or decrease to the gross unrecognized tax benefits will be recorded during the next 12 months. Any interest or penalties resulting from examinations will continue to be recognized as a component of the income tax provision, however, since there are no unrecognized tax benefits as a result of tax positions taken, there are no accrued interest and penalties.
3. RELATED PARTY TRANSACTIONS:
FOC Financial LP. On September 18, 2006, we entered into a Letter Factoring Agreement with FOC Financial L.P. (“FOC”). Steven D. Fisher, one of our directors, is the General Partner of FOC. The Loan was evidenced by a revolving promissory note. In order to induce FOC to enter into this Letter Factoring Agreement, we agreed to issue a warrant to purchase 250,000 shares of our common stock to FOC at an exercise price of $1.60 per share with a term of 10 years. We borrowed and repaid an aggregate of $846,892 under this agreement and paid fees of $4,214 to FOC prior to its expiration during 2006.
Andrew Wing. On July 10, 2006, we appointed Mr. Andrew L. Wing as a member of the Board of Directors. In connection with such appointment, we entered into a Consulting Agreement, dated July 10, 2006 with Mr. Wing. The Consulting Agreement provides that Mr. Wing will provide certain advertising sales services to us in exchange for commissions, 5% for the first three years and 2% for the fourth and fifth years that will be paid for revenues received by us from advertisers. After the fifth year, no further commissions will be paid. The Consulting Agreement shall continue on a month-to-month basis and may be terminated by us upon written notice. ProLink has not paid any commission to Mr. Wing to the date of this filing.

4. ACQUISITION OF SCORECAST
On January 17, 2007, we acquired substantially all of the operating assets of ScoreCast, Inc., including the most widely used tournament scoring software in the golf industry, ScoreCast Golf Tournament Software, for $450,000 in cash plus warrants to purchase 150,000 shares of our common stock at an exercise price $1.60 per share. Details of the net assets and cash used in the acquisition of Scorecast are as follows (unaudited):

Purchase Price:
Cash	$429,150
Stock warrants issued	81,916

Total purchase price	511,066

Allocated as follows:
Property and equipment	100,000

Net book value of assets acquired	100,000

Excess purchase price to be allocated	$411,066

Allocated as follows:
Goodwill	$205,533
Other intangible assets	205,533

Total allocated	$411,066

We expect goodwill generated from this acquisition to be deductible for income tax purposes.
The purchase price allocations are considered preliminary until we have obtained all required information to complete the allocation. Although the time required to obtain the necessary information will vary with circumstances specific to an individual acquisition, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods. Assets acquired in a business combination that will be sold are valued at fair value less cost to sell. Results of operating these assets are recognized currently in the period in which those operations occur.
5. PREPAID EXPENSES AND OTHER CURRENT ASSETS:
Prepaid expenses and other current assets consist of the following:

	March 31,	December 31,
	2007	2006
	(unaudited)
Prepaid rent	$82,762	$25,366
Prepaid investor relations	71,679	—
Prepaid insurance	66,227	89,823
Prepaid benefits	52,657	—
Prepaid advertising	33,333	—
Unamortized loan costs	—	285,723
Prepaid trade show	—	81,170
Other prepaid expenses	36,062	77,480

	$342,720	$559,562

6. PROPERTY AND EQUIPMENT
Property and equipment consist of the following:

	March 31,	December 31,
	2007	2006
	(unaudited)
Manufacturing equipment	$95,992	$87,521
Course assets	25,024	25,024
Office equipment & fixtures	104,152	104,152
Computer hardware	263,325	224,226
Computer software	847,644	699,642
Leasehold improvements	94,089	94,089

Total property and equipment	1,430,226	1,234,654
Less: Accumulated depreciation	(460,471)	(379,271)

Property and equipment, net	$969,755	$855,383

Depreciation expense was $79,510 and $56,447 for the first quarter of 2007 and 2006, respectively.
7. INTANGIBLE ASSETS
Intangible assets consist of the following:

	March 31,	December 31,
	2007	2006
	(unaudited)
Optimal license	$1,900,000	$1,900,000
GPSI license	1,134,704	1,134,704
Customer lists and relationships	205,533	—

Subtotal	3,240,237	3,034,704
Less: Accumulated amortization	(815,631)	(726,465)

Intangible assets, net	$2,424,606	$2,308,239

8. INTEREST IN RESIDUAL LEASE EQUIPMENT
Interest in residual lease equipment consists of the following:

	March 31,	December 31,
	2007	2006
	(unaudited)
Residual interests in equipment purchased from E-Z-GO	$1,595,772	$1,760,152
Parview residuals acquisition	552,270	601,061
Residuals recognized on system sales	1,886,445	1,626,365
Yamaha residuals acquisition	391,300	416,788

Interest in residual lease equipment , net	$4,425,787	$4,404,366

9. DEPOSITS AND OTHER ASSETS
Deposits and other assets consist of the following:

	March 31,	December 31,
	2007	2006
	(unaudited)
Deposits	$43,798	$1,532
Course holdbacks, net of reserve	67,083	67,083
Deferred loan costs	27,108	35,053
Accounts receivable — long term portion	856,410	856,410

Deposits and other assets	$994,399	$960,078

10. ACCRUED LIABILITIES
Accrued expenses and other current liabilities consist of the following:

	March 31,	December 31,
	2007	2006
	(unaudited)
Wages, commissions and related benefits	$718,075	$928,253
Professional fees	233,486	183,446
Accrued vendor liability	184,529	307,294
Accrued liability for predecessor claims	98,182	200,000
Accrued interest payable	65	65
Accrued liability for lease buyouts	167,852	281,754
Sales tax payable	53,044	13,850
Series C Preferred dividends payable	123,507	—
Other accrued expenses and current liabilities	43,793	—

Total accrued expenses and other current liabilities	$1,622,533	$1,914,662

11. DEBT
Debt consists of the following:

	March 31,	December 31,
	2007	2006
	(unaudited)
Senior Secured Credit Facilities:
Revolving credit facility	$—	$—
Term loan facility, monthly payments of principal of $52,083 plus accrued interest at an annual rate of 9.25%, due September 30, 2009	2,239,583	2,395,834
Senior secured notes, fixed interest rate of 12%, due April 11, 2007, net of warrant discount of $360,376	—	4,139,624
License agreement payable, monthly payments of principal and interest of $24,800, interest at an annual rate of 4.75%, due June 1, 2011	1,108,344	1,169,021

License agreement payable, quarterly payments of principal and interest of $52,500, interest at an annual rate of 4.0%, due February 2013	804,975	842,244

Notes payable, Microsoft Capital, monthly payments of principal and interest of $5,451, interest at an annual rate of 7.75%, due November 2010, collateralized by certain equipment	208,140	221,398

Notes payable, Microsoft Capital, monthly payments of principal and interest of $5,563, interest at an annual rate of 7.75%, due January 2011, collateralized by certain equipment	224,846	232,062

Notes payable, Microsoft Capital, monthly payments of principal and interest of $2,064, interest at an annual rate of 8.75%, due August 2011, collateralized by certain equipment	91,825	94,603

Notes Payable, First Insurance Funding Corp., monthly payments of principal and interest of $6,096, interest rate at an annual rate of 10.7%, due September 2007, collateralized by security interest in insurance policies financed.	35,464	52,500

Capital lease obligations	38,892	46,708

Total debt	4,752,069	9,193,993
Less: Current portion	(1,549,717)	(5,485,188)

Long-term debt, net of current maturities	$3,202,352	$3,708,805

On October 23, 2006, we entered into a Loan and Security Agreement with Comerica Bank (“Bank”), as lender and security agent. The Agreement provides for (i) a revolving loan made by the Bank to us in an amount of up to $3,000,000 and (ii) a term loan made by Comerica Bank to us in the amount of $2,500,000. Draws against the revolving loan are limited to $1,000,000 against domestic accounts receivable and up to $2,000,000 against international accounts receivable, limited by ability to insure under the Company’s EXIM insurance policy; our current international limit is $500,000. In consideration for the Bank’s agreement to make the Loans, we granted to the Bank a security interest, which is subject to a Subordination Agreement entered into with Iroquois Master Fund Ltd., dated as of October 10, 2006, in all presently existing and future Collateral and Inventory of the Company, as well as in certain Negotiable Collateral upon the occurrence of an Event of Default under the terms of, and as set forth in, the Agreement. The Loan is also secured by that certain Intellectual Property Security Agreement, entered into as of June 30, 2006.
The principal and interest due under the Term Loan is payable in monthly installments of $52,083.33 in principal plus accrued interest, starting on December 1, 2006, with a final payment of all outstanding principal and interest due on the maturity date of September 30, 2009. In addition to such regularly scheduled payments, if the Company (a) is unable to maintain cash or cash equivalents on its balance sheet of a minimum of $1,500,000, as of the end of each fiscal quarter of the Company’s fiscal year and (b) an Event of Default shall have occurred during such fiscal year, then the Company shall pay within the time period stipulated in the Term Note an amount equal to 30% of the Excess Cash Flow as an additional principal payment. Interest accrues under the Term Note at a floating rate comprised of the Base Rate plus 1%, as adjusted from time to time by the Bank. So long as no Event of Default shall have occurred and be continuing, the Base Rate shall be reduced by 0.25%.

The proceeds of the Revolving Loan are to be used for general working capital purposes. Interest accruing under the Revolving Loan shall be payable on the first day of each calendar month following the date of such Note, with a lump sum payment of all outstanding principal due and payable on May 1, 2008. Interest accrues on the principal balances of the Revolving Loan outstanding from time to time at a floating rate equal to the Base Rate, as adjusted from time to time by the Bank. So long as no Event of Default shall have occurred and be continuing, the Base Rate shall be reduced by 0.75%. The Revolving Note also provides us with an option to convert the interest rate payable there under to a rate based on LIBOR.
If any payment of principal or interest under either of the Notes shall not be made within 15 calendar days of the applicable due date, then the Bank may impose a late charge equal to 5% of such overdue amount. In the event of a default of payment of principal or interest under either of the Notes after the expiration of any applicable cure periods, then the entire amounts due under such Note shall be immediately due and the interest payable shall be increased by 3% until such time as any arrears are paid in full.
Upon the occurrence of an Event of Default, the Bank may, at its election and among other things, accelerate the indebtedness evidenced by the Notes, cease advancing credit under the Agreement, terminate the Agreement as to any future liabilities or obligations owed by the Bank thereunder and make such payments or do such things as the Bank considers reasonable or necessary to protect its security interest in the Collateral and Inventory, including, but not limited to, sell or dispose of such Collateral or Inventory. The Bank is also granted a license or other right to use, without charge, the intellectual property of the Company as such right pertains to the Collateral subject to the Bank’s security interest.
As of March 31, 2007 and December 31, 2006, we violated the covenants contained under our $2,500,000 term loan with Comerica Bank. The covenants specified a certain cash flow coverage ratio, a minimum net worth and a minimum leverage ratio. We were granted a waiver of our year-end covenants by Comerica Bank on April 16, 2007, in exchange for a waiver fee of $25,000 and a $250,000 payment against our term loan leaving an outstanding balance of $1,989,583 at that time. We were granted a further waiver on May 14, 2007 of our first quarter covenants by Comerica Bank in exchange for a waiver fee of $25,000 and two $150,000 payments against our term loan payable on June 8, 2007 and June 30, 2007, respectively.
Repayment of Senior Secured Notes — During the fourth quarter of 2006, we closed on the sale of a series of Senior Secured Notes due April 11, 2007, in the aggregate amount of $4,500,000. In January 2007, we repaid these notes in full with accrued interest utilizing the proceeds of the placement of our Series C Convertible Preferred Stock.
12. COMMITMENTS AND CONTINGENCIES
Litigation — On May 20, 2004, ParView filed a complaint against us, ProLink, Inc. and others in the Twelfth Judicial Circuit Court, Sarasota County, State of Florida. At the time the complaint was filed, ParView was an owner of ProLink. The complaint alleged that our president, as an agent of ProLink Solutions, violated certain agreements that existed between the parties and he, and others, made false representations to ParView. The complaint sought to rescind all agreements among the parties and return the parties to the status quo they had before the creation of ProLink Solutions, and sought other cures and remedies. The agreements provided for arbitration between the parties and a preliminary hearing was held on September 30, 2004 at which time injunctive relief was ordered in our favor, enjoining ParView from interfering with our customers, landlords, vendors, suppliers and other similarly situated such persons until further notice. On August 12, 2004, ParView filed for bankruptcy protection and the arbitration proceeding was being held in abeyance pending the outcome of the bankruptcy proceeding. In August 2005 the Court converted the ParView bankruptcy filing from Chapter 11 to Chapter 7 liquidation. On February 24, 2006, the bankruptcy court entered an order declaring us and our bidding partner the winning bidder for the assets of ParView out of the bankruptcy. On March 10, 2006 we closed on the purchase of these assets including the legal claims of ParView against us, therefore this action has been terminated with prejudice.

ProLink was a defendant in an action brought by Advantage Enterprises, Inc. The action arose out of a non-residential real property lease between ParView, Inc. and the predecessor of Advantage Enterprises, Inc. On October 21, 2005 the court granted our motion to dismiss but granted Advantage leave to amend. On December 20, 2006, we settled this action for $200,000, with $80,000 payable on January 2, 2007 and $10,909 payable monthly thereafter until December 2007.
In November 2005, a suit was filed against us and our European distributors, Elumina Iberica Limited and Elumina Iberica S.A., in the Patents County Court in the UK by GPS Industries, Inc. (“GPSI”), a competing company. The suit alleged that we infringed on certain international patents owned or controlled by GPSI on systems sold in the United Kingdom. The alleged infringed patents relate to the use of differential GPS in connection with golf courses and covers both system and process claims. On October 25, 2006, ProLink Solutions and the Elumina entities entered into a Settlement Agreement, which includes a License Agreement, with GPSI pursuant to which the parties agreed to settle this action. The agreement calls for the payment by ProLink, on behalf of us and the Elumina entities, to GPSI of a total of $1,200,000, payable as follows: an initial payment of $202,500, followed by 19 quarterly payments of $52,500 each, commencing on February 1, 2007. In consideration of the compliance of ProLink and the Elumina entities with their obligations under the settlement agreement, GPSI agreed to grant to ProLink Solutions, as of the date of the Settlement Agreement, a fully-paid up license, the terms of which are more fully set forth in the License Agreement.
We are involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on ProLink. As of March 31, 2007, we maintain an accrual of $98,182 related to the litigation described above, which in our judgment at that time, represents estimated losses that will be incurred as a result of these actions.
Registration Payment Arrangements — On October 12, 2006, we closed on the sale of a series of Senior Secured Notes due April 11, 2007 in the aggregate amount of $4,500,000 with certain accredited investors in reliance upon Section 4(2) of the Securities Act of 1933, as amended. In addition we granted warrants to purchase 931,038 shares of our common stock which number represents 30% of the quotient of the face value of the Notes and the closing bid price of the common stock on the date of closing. The warrants had an exercise price of $1.45 and expire in October 2011. The exercise price and number of warrants was subsequently changed as a result of our issuance of our Series C Preferred stock detailed below. We issued an additional 67,966 warrants for an aggregate total of 999,004 and re-priced the warrants to $1.35. The notes were sold pursuant to a Securities Purchase Agreement that provides for registration rights for the resale of the shares underlying the warrants. These notes were subsequently repaid with the proceeds from our Series C Preferred offering. We have filed a registration statement with respect to the shares underlying the warrants on February 9, 2007.
In the event that the Registration Statement is not declared effective when due, or after its effective date it ceases to be effective for more than 30 consecutive trading days, or an aggregate of 45 trading days in any twelve month period, prior to the expiration of its Effectiveness Period, then in addition to any rights available to the Investors under the Registration Rights Agreement or applicable laws, we are required to pay to each Investor an amount in cash equal to 1% of the aggregate purchase price paid by such Investor pursuant to the Purchase Agreement, on the date of such event and on each 30-day anniversary of such event until it is cured.
During the first quarter of 2007, through a private offering, we completed a sale of an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and five-year warrants to acquire up to 4,225,400 shares of our common stock, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. In addition, pursuant to a Registration Rights Agreement, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants. We filed a registration statement covering these shares on February 9, 2007.
We are obligated to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as possible, but in any event no later than the earlier of the 180th day following the closing. We are required to use our best efforts to keep the Registration Statement effective under the Securities Act until the date when all registrable securities may be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act.

In the event that the Registration Statement is not filed or declared effective when due, then in addition to any rights available to the Investor under the Registration Rights Agreement or applicable laws, we are required to pay to the Investor an amount in cash equal to 2% of the aggregate purchase price paid by such Investor pursuant to the Purchase Agreement, on the date of such event and on each 30-day anniversary of such event until it is cured. We expect that the registration statements will be declared effective prior to the expiration of the required period and as such, we have not recorded any contingency related to this penalty.
Letter of Intent with Elumina — On January 18, 2007, we signed a non-binding letter of intent to acquire our largest distributor, European-based Elumina Iberica, and all of Elumina’s operating subsidiaries. The acquisition is subject to the signing of a definitive purchase agreement, audits for required reporting periods, completion of due diligence, and various regulatory and shareholder approvals.
13. MEZZANINE FINANCING
In to the first quarter of 2007, through a private offering, we issued an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and five-year warrants to acquire up to 4,225,400 shares of our common stock, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. We have allocated the proceeds of this offering based on the relative fair values of the Series C Preferred Shares and the warrants, and have allocated approximately $8.8 million to the Series C Preferred Shares and approximately $2.6 million to the warrants. We have recognized a beneficial conversion feature of approximately $3.8 million related to this offering.
In addition, pursuant to a Registration Rights Agreement, dated as of January 8, 2007, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants. See Note 12 for further information related to these registration rights and registration payment arrangements. All shares of our Series C Preferred Stock automatically convert into the number of shares of common stock into which such shares are then convertible without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to us immediately prior to the registration statement covering such shares of common stock being declared effective. Total shares issuable upon conversion is 8,450,802 and may be increased should another offering of common stock occur subsequent to the Series C Preferred stock issuance at a price lower than the conversion price of the Series C Preferred Shares, which is $1.351351 per Common Share. Prior to a registration statement covering such shares being declared effective, the holders of the Series C Preferred shares may convert to unregistered common shares.
Prior to conversion, the Series C Preferred Shares accrue dividends at a rate of 5.0% per annum. Dividends shall accrue and accumulate, whether or not earned or declared. Prior to conversion, each Series C Preferred Share has voting rights equivalent to common shareholders and the number of votes is based on the number of underlying Common Shares the Preferred Shares are convertible into.
Should the Series C Preferred Shares be outstanding for two years after the initial issue date, the holders of the Preferred Shares have the right to redeem the Preferred Shares with ProLink. The redemption price would be the original purchase price from the investors plus an amount equal to all accrued and unpaid dividends with respect to such shares. We have classified the Series C Preferred shares outside of permanent equity as mezzanine financing as a result of this contingency.
Merriman Curhan Ford & Co. acted as the placement agent in connection with the offering. We paid approximately $1.2 million in fees associated with the offering, $270,000 of which were paid in 2006. We also issued Merriman Curhan Ford & Co. 507,048 five year warrants to purchase common shares with an exercise price of $1.42.

14. STOCKHOLDERS EQUITY
We have a 2006 Stock Option Plan and a 2005 Stock Option Plan. All options granted under the 2006 and 2005 Stock Option Plans have been granted with exercise prices at or above the market price on the day of the grant. There are 10,000,000 shares reserved under the 2005 Stock Option Plan and 5,000,000 shares reserved under the 2006 plan. Please see our 10-KSB for the year ended December 31, 2006 for further information related to these plans.
The fair value of options granted is estimated using the Black-Scholes option pricing model. Assumptions used in the Black-Scholes option pricing model include (i) annual dividend yield, (ii) weighted-average expected life, (iii) risk-free interest rate and (iv) expected volatility. Expected volatility and expected life consider (i) historical trends and (ii) ways in which future volatility and option lives may differ from those historical trends. The risk-free interest rate is based on the U.S. Treasury security rate estimated for the expected life of the options at the grant date.
SFAS 123R requires the estimation of forfeitures when recognizing compensation expense and that this estimate of forfeitures be adjusted over the requisite service period should the actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment which is recognized in the period of the change and which impacts the amount of unamortized compensation expense to be recognized in future periods.
During the three months ended March 31, 2007 and April 1, 2006 vesting continued options granted to certain employees in 2006 and 2005 with option exercise prices equal to the market value of our common stock on the date of the grant. During the three months ended March 31, 2007 no employee options were granted and 256,740 options were forfeited. As of March 31, 2007 $2,019,203 of total unrecognized compensation cost related to employee stock options is expected to be recognized over a weighted average period of 2.5 years. Additional information relative to our employee options outstanding at March 31, 2007 is summarized as follows (unaudited):

	Options	Options Vested and	Options
	Outstanding	Expected to Vest	Exercisable

Total number of options	9,088,155	8,794,816	6,114,051
Aggregate intrinsic value of options	$2,155,355	$2,155,066	$2,155,355
Weighted average remaining contractual term (years)	9.3	9.3	9.0
Weighted average exercise price	$0.91	$1.14	$0.69
Options to purchase 2,812,723 shares were exercised during the period ended March 31, 2007 resulting in the issuance of 2,644,443 common shares during the first quarter in 2007

Warrants — We have outstanding warrants to purchase shares of our common stock. The following table summarizes these warrants for the periods ended March 31, 2007 and December 31, 2006 (showing the number of shares of our common stock that can be purchased on exercise):

	March 31,		December 31,
	2007		2006
	(unaudited)
	Number of	Warrant	Number of	Warrant
	Warrants	Price Ranges	Warrants	Price Ranges

Warrants outstanding at the beginning of the year	5,371,773	$1.00 to $2.00	3,080,121	$1.00 to $1.50

Warrants issued during the period	4,419,801	$1.40 to $1.60	2,291,652	$1.35 to $2.00

Warrants outstanding at the end of the period	9,791,574	$1.00 to $2.00	5,371,773	$1.00 to $2.00

Warrants exercisable at the end of the period	9,358,241	$1.00 to $2.00	4,938,440	$1.00 to $2.00

The weighted average exercise price of warrants that were exercisable was $1.27 and $1.32 as of March 31, 2007 and December 31, 2006, respectively. The weighted average remaining contractual life of warrants outstanding at March 31, 2007 was 4.61 years. We have utilized the same assumptions for calculating the fair value of warrants as used in the fair value of options.
15. CONCENTRATIONS
International Revenue — International revenues were approximately $2,684,225 or 39.9% of total revenues for the period ended March 31, 2007 and $2,317,129 or 40.3% for the period ended April 1, 2006, and were derived primarily from customers in Europe and Asia. For the periods ended March 31, 2007 and April 1, 2006, approximately $2,684,225 or 39.9% and $2,254,229 or 39.2% respectively of total revenues were to Elumina Iberica, the Company’s European distributor. We have an exclusive licensing and distribution agreement with Elumina Iberica pursuant to which Elumina acts as an exclusive distributor of our products in Europe, the Middle East, Australia, Malaysia, and South Korea. The Company has no international assets. As of March 31, 2007 and April 1, 2006, accounts receivable from Elumina Iberica were $2,684,225 and $1,632,468, respectively.
Significant Vendor — During the periods ended March 31, 2007 and April 1, 2006, we utilized one vendor for substantially all of the manufacturing of our GPS systems. We are in the process of qualifying second source vendors for the manufacture of our systems.
16. SALES AND MARKETING AND FINANCING AGREEMENTS
E-Z-Go Sales and Marketing Agreement — In August 2000, ProLink, Inc. entered into a sales and marketing agreement with E-Z-Go. As part of the agreement, E-Z-Go arranged for system sales to a financing company who then leased the systems to golf courses. ProLink, Inc. and subsequently ProLink, received its cost plus a standard markup, with the remaining profit split between ProLink and E-Z-Go. ProLink also receives 50% of the Pay-for-Play revenue generated from the lease, after deductions for finance company debt service, administration fee, and maintenance. We receive 70% of the administration fee and E-Z-Go receives 30% of the fee. We provide maintenance and service for these courses and receive compensation for these services. The E-Z-Go agreement expired in 2005.

The Company has a past due receivable from E-Z-Go recorded at March 31, 2007 in connection with funds due the company for services rendered under Pay for Play agreements billed and administered by E-Z-Go. E-Z-Go disagrees with our calculation of the past due receivable amount and actually claims an amount due them. However, we believe that we have a strong position and will recover all amounts due.
Purchase of Assets from E-Z-GO — On June 1, 2005 ProLink purchased certain assets from E-Z-GO, a division of Textron, Inc. in exchange for cash and notes. ProLink purchased 2,945 ProLink video display units and roofs, 900 ProLink computer units, the assignment of 24 golf lease contracts in default at the time of the transaction and E-Z-GO’s residual interest in all systems that were leased under leases that matured prior to the date of the agreement or were in default as of March 25, 2005 and E-Z-GO’s residual interest in all systems that are leased under leases that mature without default in the future. The asset purchase was allocated $416,160 to inventory, $153,000 to service inventory, $1,889,571 to residual interests in leased GPS systems installed at golf courses and $1,143,723 to satisfy an obligation of ProLink, Inc, a predecessor company.
Under the terms of the agreement, ProLink agreed to pay to E-Z-GO $200,000 at the closing, $50,000 within 60 days of the closing and thereafter 36 consecutive monthly payments of $65,833.33 beginning June 15, 2005 and continuing on the 15th of each month thereafter. We paid the remaining amounts due under this agreement in June 2006 and received a prepayment discount of $929,577 in accordance with the terms of the agreement.
Financing Agreement — The Company and E-Z-Go were parties to a financing arrangement with an independent third party, NC Golf (NCG), a division of National City Bank. This agreement expired as of December 31, 2005. Under the agreement, NCG obtained the right of first refusal to finance new sales. Prior to expiration, all NCG Pay for Play leases were placed in a pool. ProLink provided NCG a limited guarantee of the performance of the Pay for Play leases in the portfolio, which has now expired.
We and E-Z-GO have also agreed to remarket, on a best efforts basis, any course assets that do not meet minimum performance criteria. We will be compensated for any remarketing activity.
During the term of the lease, all Pay for Play revenue after payment of “debt service’’ and a monthly processing fee of $7,500 is deposited into an escrow account. “Debt Service’’ is defined as the amount needed to fully amortize to zero NCG’s purchase costs plus a rate of return, over the life of the lease. Funds will be released from escrow when the minimum reserve amount (less amounts paid by E-Z-Go or us) is accumulated in the escrow account. After payment of the service and administration cost, any remaining funds will be distributed 90% to us and 10% to NCG. If course assets are sold, any residual amount after payment of debt service (if any is owed) will be distributed under the same formula.
Certain service revenues associated with Pay for Play leases are administered under an arrangement with NCG. Under the terms of the program, the Pay for Play transactions are pooled and are subject to a maximum reserve of 10% of the leases entered into during the first twelve months of the agreement. Further, any revenues received from Pay for Play transactions in excess of the debt service amount is held in escrow, up to an amount equal to the maximum reserve.
17. SUBSEQUENT EVENTS
We were granted a further waiver on May 14, 2007 of our first quarter covenants by Comerica Bank in exchange for a waiver fee of $25,000 and two $150,000 payments against our term loan payable on June 8, 2007 and June 30, 2007, respectively.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
ProLink Holdings Corp.

We have audited the accompanying consolidated balance sheet of ProLink Holdings Corp. and subsidiary as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProLink Holdings Corp. and subsidiary at December 31, 2006 and the results of its operations and its cash flows for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona
April 13, 2007

Report of Independent Registered Public Accounting Firm

To the Stockholders of
ProLink Holdings Corp.
Chandler, Arizona

We have audited the accompanying consolidated balance sheet of ProLink Holdings Corp. as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

 We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProLink Holdings Corp. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Hein & Associates LLP

Denver, CO
April 14, 2006

ProLink Holdings Corp.
CONSOLIDATED BALANCE SHEETS

	For the Year Ended
	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,448,354	$2,102,454
Available-for-sale investments	—	468,000
Subscriptions receivable	—	3,260,000
Accounts receivable, net of an allowance for doubtful accounts of $628,660 and $440,815	2,701,343	787,825
Inventories, net of an allowance of $410,055 and $1,167,723	2,364,236	1,034,932
Prepaid expenses and other current assets	559,562	188,640

TOTAL CURRENT ASSETS	8,073,495	7,841,851
EQUIPMENT, net	855,383	484,185
LICENSE, net of accumulated amortization of $726,465 and $464,894	2,308,239	1,435,106
INTEREST IN RESIDUAL LEASE EQUIPMENT	4,404,366	1,889,571
DEPOSITS AND OTHER ASSETS	960,078	106,722

TOTAL ASSETS	16,601,561	11,757,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and short-term financing	$5,485,188	$773,908
Current maturities of long-term debt to related parties	—	500,000
Accounts payable	4,586,311	2,091,477
Accrued liabilities	1,914,662	1,861,810
Deferred revenue	316,276	322,303

TOTAL CURRENT LIABILITIES	12,302,437	5,549,498
LONG-TERM DEBT, net of current maturities	3,708,805	4,176,459

TOTAL LIABILITIES	16,011,242	9,725,957
STOCKHOLDERS’ EQUITY:
Common stock, par value $.0001, 200,000,000 shares authorized; 34,927,781 and 34,301,531 issued and outstanding at December 31, 2006 and December 31, 2005	3,493	3,430
Additional paid-in capital	16,323,377	14,121,411
Accumulated deficit	(15,736,551)	(12,093,363)

TOTAL STOCKHOLDERS’ EQUITY	590,319	2,031,478

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	16,601,561	11,757,435

The accompanying notes are an integral part of these consolidated financial statements

ProLink Holdings Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,	December 31,
	2006	2005
REVENUES:
System sales	$17,641,598	$13,258,789
Service	2,605,842	2,050,548
Net financing revenue	3,202,513	870,427

Total revenue	23,449,953	16,179,764
COST OF REVENUES:
System sales	11,587,817	9,449,237
Service	3,777,407	3,301,227

Total cost	15,365,224	12,750,464
Gross margin	8,084,729	3,429,300

OPERATING EXPENSES:
Sales and marketing	2,941,499	1,772,069
Partner management and customer support	1,486,059	358,718
Research and development	805,258	759,831
General and administrative	6,541,904	4,044,955

Total operating expenses	11,774,720	6,935,573

Income (loss) from operations	(3,689,991)	(3,506,273)

OTHER INCOME (EXPENSE):
Investment income	15,767	116,218
Interest expense, related parties	(292,236)	(847,103)
Interest expense, other	(988,507)	(205,978)
Loss on disposal of assets	(16,298)	(36,929)
Gain on extinguishment of accrued management fees	—	892,459
Gain on reduction of reserves, net	397,201	461,047
Gain on early extinguishment of debt	929,577	—
Other income (expense), net	1,299	(244,446)

Total other income (expense)	46,803	135,268

NET INCOME (LOSS)	($3,643,188)	($3,371,005)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	34,747,781	20,635,969
DILUTED	34,747,781	20,635,969
NET LOSS PER SHARE:
BASIC	($0.10)	($0.16)
DILUTED	($0.10)	($0.16)
The accompanying notes are an integral part of these consolidated financial statements

ProLink Holdings Corp.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Members’
			Interest with		Additional		Total
	Common Stock		Preferred	Members’	Paid-In	Accumulated	Stockholders’
	Shares	Amount	Distributions	Interest	Capital	Deficit	Equity
Balance at January 1, 2005	—	$—	$4,600,000	($5,709,170)	$—	($8,722,358)	($9,831,528)
Contribution of member interest with preferred distributions to member interest			(4,600,000)	4,600,000			—
Expense associated with issuance of members’ interests				25,000			25,000
Effect of recapitalization transaction on December 23, 2005	10,393,362	1,039		1,084,170	2,413,915		3,499,124
Conversion of notes and accrued interest into equity	20,408,169	2,041			8,263,572		8,265,613
Expense associated with issuance of warrants					184,274		184,274
Issuance of 3,500,000 shares of common stock in private placement of securities, net of offering costs	3,500,000	350			3,259,650		3,260,000
Net loss						(3,371,005)	(3,371,005)

Balance at December 31, 2005	34,301,531	$3,430	$—	$—	$14,121,411	($12,093,363)	$2,031,478

Private placement of securities, net	1,000,000	100			959,900		960,000
Stock-based compensation					816,205		816,205
Acquisition of remaining interest in ProLink Solutions from Parview, Inc. and other	(423,750)	(42)			(587,186)		(587,228)
Shares issued for lease residual interests	50,000	5			74,995		75,000
Warrant related to financing					938,052		938,052
Net loss						(3,643,188)	(3,643,188)

Balance at December 31, 2006	34,927,781	$3,493	$—	$—	$16,323,377	$(15,736,551)	$590,319

The accompanying notes are an integral part of these consolidated financial statements

ProLink Holdings Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31, 2006	December 31, 2005
Net income (loss)	$(3,643,188)	($3,371,005)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	509,536	351,362
Stock-based compensation	816,205	209,274
Loss on disposal of equipment	16,298	36,929
Gain on reduction of reserves	(397,201)	—
Gain on early extinguishment of debt	(929,577)	—
Non-cash component of Yamaha gain	(441,123)	—
Residual value of leases	(251,121)	—
Provision for uncollectible receivables	36,974	164,625
Provision for obsolete and slow moving inventory	(795,165)	91,518
Accretion of discount on notes payable	280,340	—
Gain on extinguishment of accrued management fees	—	(892,459)
Gain on extinguishment of deferred service obligation	—	(461,047)
Gain on sale of available-for-sale investments	(10,649)	—
Changes in working capital components:
Accounts receivable	(1,950,492)	(752,280)
Inventories	(534,139)	925,375
Prepaid expenses and other assets	(657,246)	24,230
Accounts payable	2,494,834	(131,790)
Accrued liabilities	493,319	487,868
Accrued liabilities to related parties	—	(434,707)
Deferred revenue	(6,027)	(1,595,102)

Net cash used in operating activities	(4,968,422)	(5,347,209)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(229,564)	—
Asset acquisition	(2,439,271)	—
Proceeds from the sale of fixed assets	13,464	—
Proceeds from sale of available-for-sale investments	478,649	—
Purchase of interest in residual lease equipment	—	(200,000)
Deposits and other assets	—	(49,634)

Net cash used in investing activities	(2,176,722)	(249,634)
CASH FLOWS FROM FINANCING ACTIVITIES:
Accrued management fees	—	(547,974)
Principal payments on debt	(7,050,398)	(1,171,675)
Proceeds from sale of common stock and receipt of stock subscriptions receivable	4,260,000	—
Fees paid in connection with financing transaction	(40,000)	—
Cash received in recapitalization transaction	—	3,019,906
Proceeds from borrowing on notes payable	10,321,442	6,391,500

Net cash provided by financing activities	7,491,044	7,691,757
NET INCREASE (DECREASE) IN CASH	345,900	2,094,914
CASH and cash equivalents, at beginning of the period	2,102,454	7,540

CASH and cash equivalents, at end of the period	$2,448,354	$2,102,454

The accompanying notes are an integral part of these condensed consolidated financial statements

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Basis of Presentation In December 2005 we [AMALGAMATED TECHNOLOGIES, INC.] completed a reverse merger with ProLink Solutions, LLC. Although we were the legal acquiror, the transaction was accounted for as a recapitalization of ProLink as it was the operating entity and obtained a majority of ownership, board positions and management. After the transaction we changed our name to ProLink Holdings Corp.
ProLink was formed in January 2004 by the simultaneous contribution of $4,600,000 from certain investors and by the contribution and assignment of certain obligations from ProLink, Inc., an Arizona corporation, and ParView, Inc., a Nevada corporation (collectively, the “Predecessor Entities’’), whereby the Predecessor Entities contributed most of their assets, assigned certain obligations, and assigned or licensed their rights and obligations under certain patents and agreements to ProLink in exchange for membership interests in ProLink. The contributions occurred on February 1, 2004. ProLink had substantially no activity during the period from Inception to February 1, 2004. Because of the contribution of cash from the investors and the fact that only certain assets and liabilities were contributed, we believe it was the formation of a new enterprise and not an acquisition by ProLink, Inc. or ParView, Inc. Due to the predecessor nature of these entities the assets and liabilities of both ProLink, Inc. and ParView, Inc. were recorded at their historical net book values.
Principles of Consolidation — The consolidated financial statements as of and for the year ended December 31, 2006, and as of December 31, 2005, include ProLink Holdings Corp. and its operating subsidiary ProLink Solutions, LLC, (collectively, the “Company”, “we,” “our” or “us”). The consolidated financial statements for the year ended December 31, 2005 include the accounts of ProLink Solutions, LLC (“ProLink”), our wholly-owned subsidiary. All inter-company accounts and transactions have been eliminated. As of December 31, 2005, we owned 98.5% of the membership interests of ProLink with the remaining interest held by the bankruptcy estate of ParView, Inc. until its purchase by ProLink on February 23, 2006. As of December 31, 2005 there was no minority interest recorded in our financial statements for the membership interest not owned by us due to the negative equity at the time of the acquisition and continued losses of ProLink.
Nature of Business Our business involves the design, manufacture, maintenance and sale of GPS golf course management systems and software to golf course owners and operators worldwide, the sale of advertising space on the screens of the systems that we sell, and the brokering of the financing of the systems that we sell and other capital equipment for our golf course partners.
Liquidity For the years ending December 31, 2006 and 2005 we experienced net losses of $3,643,188 and $3,371,005, respectively. We also used cash in operations of $4,968,422 and $5,347,209, respectively. We have taken the following steps to improve our operations and liquidity and to address the liquidity concerns created by the past results of operations:

•	We raised approximately $4.5 million in gross proceeds in private placements of our common stock in late 2005 and the first quarter of 2006;

•
We entered into a Loan and Security with Comerica Bank that provides for a term loan in the amount of $2,500,000 and a revolving credit facility in the amount of $3,000,000, of which none had been drawn as of December 31, 2006. We were in violation of the covenants contained in these facilities as of December 31, 2006, but we have been granted a waiver for these violations;

•	We sold marketable securities in the third quarter of 2006 for proceeds of $478,649;

•	In 2006 we experienced a significant increase in both domestic and international sales;

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	We anticipate increased advertising revenue and revenues from financing in the future at increased gross margin rates.

•	In October 2006 we sold $4.5 million of senior secure notes that were repaid in January 2007.

•	In January 2007 we raised approximately $11.4 million in gross proceeds through the sale of 1,142 shares of our Series C Preferred stock and warrants to purchase common stock.

Our ultimate success will be dependent upon achieving profitable operations and positive cash flow from operations.
Reclassification. Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on the net loss or financial condition. Costs directly related to service revenues have been reclassified to cost of sales.
Use of Estimates. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include valuation allowances for inventory and accounts receivable including the service receivables under Pay-for-Play agreements, asset impairment and accruals for certain liabilities, including contingent liabilities accrued since inception and obligations related to employee benefits, valuation of options and warrants to purchase our common stock and the valuation of acquired and repurchased assets.
Fair Value of Financial Instruments. We use financial instruments in the normal course of our business. The carrying values of cash equivalents, trade accounts receivable, accounts payable, accrued compensation and related costs and other current liabilities approximate fair market value due to the short term maturities of these assets and liabilities. Our remaining related party note was repaid at carrying value in January 2006, and therefore the carrying value approximates the fair value of the debt. Long-term debt approximates fair value based on the fact that it bears interest at a rate similar to obligations with like terms and conditions.
Cash and Cash Equivalents. Cash and cash equivalents are defined as cash and short-term highly liquid deposits with initial maturities of three months or less.
Investments. Investments recorded on our balance sheet for the year ended December 31, 2005 consisted of equity securities of one company, Majesco. These securities were sold in the third quarter of 2006. There was no unrealized gain or loss reflected on the 2005 balance sheet as carrying value and fair market value are the same and remained unchanged from the date of the reverse merger through December 31, 2005. A gain of $10,649 was recognized upon the sale of the shares of Majesco in 2006.
Accounts Receivable. We maintain an allowance for doubtful accounts based upon our estimates of amounts that will be realized from customers. We develop the allowance based upon our experience with specific customers and our judgment as to the likelihood of ultimate payment. We consider the collection experience with the entire portfolio of our receivables and makes estimates regarding collectibility based on trends in aging. We record finance charges only when received.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Inventories. We value our inventories at the lower of cost (first-in, first-out basis) or market. Inventories are primarily comprised of finished electronic hardware, service parts and repair components. Inventories are reported net of valuation and obsolescence reserves, which totaled $2,364,236 and $1,034,932 at December 31, 2006 and 2005, respectively.
Equipment. Equipment is recorded at cost less accumulated depreciation. Improvements or betterments, which extend the life of an asset, are capitalized. Expenditures for maintenance and repair costs are expensed as incurred. Gains or losses resulting from property and equipment retirements or disposals are credited or charged to earnings in the year of disposal. Depreciation is computed over the estimated useful life using the straight-line method.
Interest in Residual Lease Equipment. During 2006 and 2005, we acquired interest in residual lease equipment and recorded these interests at their estimated fair value at the time of acquisition based upon the assumption that the equipment will be resold upon expiration of the related leases to new or existing customers. In addition, during the year ended December 31, 2006 the Company commenced recording a residual value on all new system installations. Based on our historical operating activity these residual values are recorded at approximately $250 or $600 per unit, depending upon the unit installed. Residuals, acquired or originated as the result of a system sale, are valued at the lower of cost or fair market value.
Licenses. Licenses are recorded at cost and amortized over the remaining life of the patents.
Revenue Recognition
System sales. System sales revenue is derived from the sale of GPS systems. Revenue from the sale of systems through our direct sales channels, other than distributors, is generally recognized upon installation of the system and acceptance by the golf course customer. Sales to international distributors is generally recognized upon shipment from our contract manufacturer.
Service Revenue. Revenue derived from service contracts in effect with users of our Systems is recognized monthly at the time of billing. For service requirements outside of the scope of service contracts, customers are billed on a time and materials basis.
We had a master service agreement with one of ProLink’s founding members, ParView, Inc., whereby we provided service pursuant to certain service contracts on which ParView had already recorded deferred service revenue paid in full in advance of the service period. We recorded the majority of the deferred revenue in conjunction with the contribution of assets and assignment of liabilities of ParView and were amortizing the remaining deferred revenue into income over the life of the service contracts, however, these service contracts and our master service agreement with ParView, were voided by Parview’s bankruptcy court and a gain was recorded in 2005.
Service revenue from golf course customers with Pay for Play leases is retained by third party lease companies until certain escrow amounts are attained.
Financing Revenue. Financing revenue is earned from providing or arranging financing with third party lenders for golf courses for the purchase of the ProLink GPS system, turf and grounds equipment and other capital needs. Revenue is earned upon the binding execution of the financing transaction. In certain transactions, where we act strictly as an agent, the revenues are recorded on a net basis.
Costs and Expenses
Returns and Allowances. We have not experienced significant returns or warranty claims to date and, as a result, have not recorded provisions for the cost of returns and product warranty claims at December 31, 2006 or 2005.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
We maintain an allowance for doubtful accounts based on their expected collectibility. We perform credit evaluations of our significant customers and establish an allowance for doubtful accounts based on the aging of our receivables, payment performance factors, historical trends, and other information. In general, we reserve 100% of those receivables outstanding more than 90 days and those customers specifically in bankruptcy or in legal dispute. We evaluate and revise our reserve on a monthly basis based upon a review of specific accounts outstanding and our history of uncollectible accounts.
The changes to the allowance for doubtful accounts for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Balance at the beginning of the year	$440,815	$66,820
Provisions	236,639	373,995
Bad debts charged to reserves, net of recoveries	(48,794)	—

Balance at the end of the year	$628,660	$440,815

Advertising and Marketing Costs. We expense advertising and marketing costs as incurred. Advertising costs include public relations, trade show fees, brochures and other point-of-sale expenses. Advertising expense was approximately $317,150 and $273,663 for the periods ended 2006 and 2005, respectively.
Income Taxes. Income taxes are computed using the asset and liability method of accounting. Under the asset and liability method, deferred income taxes result from temporary differences between the financial reporting basis of assets and liabilities and their respective tax- reporting basis. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.
Stock-Based Compensation Disclosures — Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004),“Share-Based Payment” (“SFAS 123(R)”), using the modified prospective transition method. Under that transition method, employee stock-based compensation cost recognized in 2006 includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. Stock-based employee compensation cost (benefit) is recognized as a component of selling, general and administrative expense in the Statement of Operations. Results for prior periods have not been restated. We recognized Stock-based employee compensation cost (benefit) as a component of cost of revenues and operating expenses in the Statement of Operations. These amounts totaled $52,663 in cost of revenues and $763,542 in operating expenses for the period ended December 31, 2006. Prior to 2006, we accounted for our stock-based compensation plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations, as permitted by SFAS 123.
As a result of adopting SFAS 123(R) in 2006, our net loss and loss before income taxes for the year ended December 31, 2006, is $816,205 higher than if we had continued to account for share-based compensation under APB 25. Prior to the adoption of SFAS 123(R), we presented all tax benefits, if any, of tax deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. As a result of adopting SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options (excess tax benefits) are classified as financing cash flows.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
We account for the issuance of options or warrants for services from non-employee consultants in accordance with Emerging Issues Task Force Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”), by estimating the fair value of options or warrants issued using the Black-Scholes pricing model. Variables used in the calculation of fair value include the option or warrant exercise price, the market price of our shares on the grant date, the risk-free interest rate, the life of the option or warrant, expected volatility of our stock and expected dividends. As at December 31, 2006, all options granted to non employee consultants were fully vested.
Net Income or Loss Per Share. Basic earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding for the year plus the dilutive effect of common stock purchase warrants and stock options using the treasury stock method. Due to the net losses for the years ended December 31, 2006 and 2005, basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive. Share equivalents totaling 5,335,987 and 11,518,659 shares are not included in the weighted-average shares outstanding for the years ended December 31, 2006 and 2005, respectively, for determining net loss per share, as the result would be anti-dilutive.
Recent Accounting Pronouncements —. In December 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, the standard is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is permitted. We adopted the provisions of FSP EITF 00-19-2 during the fourth quarter of 2006. We did not have any cumulative effect adjustments relative to this adoption.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 157 to have a material effect on our financial position or results of operations.
In September 2006 the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 “Considering the effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance for quantifying the effect on current year financial statement of uncorrected prior year misstatements. SAB 108 is effective for any report for an interim period of the first fiscal period ending after November 15, 2006. The adoption of SAB 108 did not have a material effect on our financial position or results of operations.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In July 2006, the FASB issued SFAS Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of SFAS Statement No. 109” (“FIN 48”). FIN 48 applies to all “tax positions” accounted for under SFAS 109. FIN 48 refers to “tax positions” as positions taken in a previously filed tax return or positions expected to be taken in a future tax return which are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements. FIN 48 further clarifies a tax position to include, but not limited to, the following:

•	an allocation or a shift of income between taxing jurisdictions,

•	the characterization of income or a decision to exclude reporting taxable income in a tax return, or

•	a decision to classify a transaction, entity, or other position in a tax return as tax exempt.

FIN 48 clarifies that a tax benefit may be reflected in the financial statements only if it is “more likely than not” that a company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it should be measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. This is a change from occurring practice, whereby companies may recognize a tax benefit only if it is probable a tax position will be sustained.
FIN 48 also requires that we make qualitative and quantitative disclosures, including a discussion of reasonably possible changes that might occur in unrecognized tax benefits over the next 12 months; a description of open tax years by major jurisdictions; and a roll-forward of all unrecognized tax benefits, presented as a reconciliation of the beginning and ending balances of the unrecognized tax benefits on an aggregated basis.
This statement became effective for us on January 1, 2007 and, based on our analysis, we do not expect FIN 48 to have a material effect on our consolidated results of operations, cash flows or financial position.
2. RELATED PARTY TRANSACTIONS:
Management Services Agreements. On January 22, 2004, we entered into Management Services Agreements with ParView, Inc. and ProLink, Inc. whereby certain employees and members of the Board of Directors of such entities agreed to advise and counsel us, assist in transitioning their customers, and maintain product names and recognition for one year. Unless our Board of Directors unanimously agrees at any time after the initial one-year term to terminate the agreements, the agreements will automatically renew on an annual basis for additional periods of one year up to a total of five years. In consideration for these services, we agreed to pay them fixed fees.
We recorded a liability equal to the present value of the payments due through January 2006 on our opening balance sheet. In October 2005 the ParView agreement was terminated by action of the bankruptcy court in the matter of the ParView bankruptcy. As a result we were not liable for the payment of accrued management fees, recording the amount as an item of Other Income and Expense in the fourth quarter of 2005 and extinguishing the liability. In November 2005 the agreement with ProLink, Inc. was terminated by our board of directors.
Exclusive Services Agreement. As indicated in Note 1, in connection with certain maintenance service agreements entered into by ParView prior to the inception of ProLink, we entered into an agreement under which ParView contracted with us to provide such services. The services to be provided include maintaining all licenses and permits necessary to operate the system and maintaining and servicing the system. We were also responsible for the payment of costs and expenses related to providing such service. In consideration of performing the services, we would receive the fees pursuant to the service agreements.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
These maintenance service agreements were terminated by the bankruptcy court in October 2005 as a result of the bankruptcy filing of ParView, Inc. As a result of the termination of the maintenance agreements in 2005 we recorded as an item of Other Income and Expense the amount of $461,047, which represented the remaining unamortized opening balance sheet deferred revenue.
True North Partners. In August 2000, ProLink entered into a sales and marketing agreement with E-Z-Go. (See also Note 12) As a result of entering into the agreement with E-Z-Go, ProLink agreed to pay a fee to True North Partners for its part in the consummation of the agreement with E-Z-Go. Our CEO and President retained an ownership interest in True North Partners at that time. This fee is 1.5% of the gross Pay-for-Play revenue on all leases entered into during the original term of the E-Z-Go sales and marketing agreement for the life of each lease. We also paid 3% of the proceeds for all leases structured under a fixed rental arrangement. In connection with our acquisition of ProLink in 2005, this agreement was terminated in exchange for a payment of $250,000 and the issuance of warrants to purchase 100,000 shares of our common stock at an exercise price of $1.50.
FOC Financial LP. On September 18, 2006, we entered into a Letter Factoring Agreement with FOC Financial L.P. (“FOC”). Steven D. Fisher, one of our directors, is the General Partner of FOC. The Loan was evidenced by a revolving promissory note. In order to induce FOC to enter into this Letter Factoring Agreement, we agreed to issue a warrant to purchase 250,000 shares of our common stock to FOC at an exercise price of $1.60 per share with a term of 10 years. For the twelve months ended December 31, 2006, we borrowed and repaid an aggregate of $846,892 under this agreement. In connection with these borrowings, we paid fees of $4,214 to FOC. This agreement is now expired.
Andrew Wing. On July 10, 2006, we appointed Mr. Andrew L. Wing as a member of the Board of Directors. In connection with such appointment, we entered into a Consulting Agreement, dated July 10, 2006 with Mr. Wing. The Consulting Agreement provides that Mr. Wing will provide certain advertising sales services to us in exchange for commissions, 5% for the first three years and 2% for the fourth and fifth years, that will be paid for revenues received by us from advertisers. After the fifth year, no further commissions will be paid. The Consulting Agreement shall continue on a month-to-month basis and may be terminated by us upon written notice. ProLink has not paid any commission to Mr. Wing to the date of this filing.
Notes Payable. See Note 3 for a description of notes payable to related parties.
3. ACQUISITION OF PROLINK SOLUTIONS
On December 23, 2005 we acquired substantially all of the membership interests of ProLink. The transaction was structured from a legal standpoint as the acquisition of ProLink by us. However, for accounting purposes the transaction was treated as a reverse merger of Amalgamated by ProLink. All financial statements presented herein represent the historical financial statements of the accounting acquirer, ProLink. ProLink entered into the transaction primarily to give it access to the public markets in financing its ongoing growth in both the domestic and international markets.
As consideration for the merger, we issued 20,408,169 shares of our common stock for all of the outstanding membership interests in ProLink. We had approximately $3.5 million in cash and investments at the time of the merger, which was our only significant asset, and had no significant liabilities.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The merger has been accounted for using the purchase method of accounting, in accordance with SFAS No. 141. Our results of operations have been included with ProLink’s results since December 23, 2005, but are immaterial. The following unaudited information presents the unaudited pro forma effects of the merger as if it had occurred on January 22, 2004:

Unaudited
2005
Revenues	$16,179,764
Gross Margin	6,730,528
Operating expenses	11,334,570

Operating loss	(4,604,042)
Other income (expense)	(335,365)

Net loss	$(4,939,407)

Net loss per share:
Basic and diluted	$(0.24)
Actual results would have been different from the pro forma results presented had the companies merged as of January 22, 2004.
4. ASSET ACQUISITION
On February 23, 2006, we agreed to purchase certain assets from the bankruptcy estate of Parview, Inc. and certain other assets held by David S. Band and Stanley B. Kane, as co-trustees of the Putters Loan Trust. Pursuant to the Purchase and Sale Agreement between Signal Systems Associates, LLC (“SSA”), we paid an aggregate of approximately $1.63 million for (i) the SSA’s right to purchase certain assets from the bankruptcy estate of Parview, Inc., which assets included, among other things, equipment leases and membership interests in ProLink Solutions and (ii) certain lease residual payments and certain GPS equipment from David S. Band and Stanley B. Kane, as co-trustees of the Putters Loan Trust (an affiliate of SSA). SSA was the successful bidder at the auction with a successful bid price of $475,000, which was paid by us in addition to the $1,625,000 purchase price being paid to the Seller. $500,000 of the purchase price was paid by delivery of a promissory note which was repaid with the proceeds of the Comerica Bank term loan.
Part of the Parview Assets consisted of the remaining approximate 1.5% interest of ProLink Solutions, not owned by ProLink Holdings Corp. As a result of the acquisition of the Parview Assets, ProLink Solutions became a 100% wholly-owned subsidiary of ProLink Holdings Corp. The allocation of the cost of the assets acquired was as follows:

Allocated
Amounts
Interest in residual lease equipment	$922,412
Member interest held by Parview, Inc.	587,228
Leases receivable	590,360

$2,100,000

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5. PREPAID EXPENSES AND OTHER CURRENT ASSETS:
Prepaid expenses and other current assets consist of the following as of December 31, 2006 and 2005:

	2006	2005
Prepaid trade show	$81,170	$96,541
Prepaid other	77,480	34,463
Prepaid rent	25,366	—
Prepaid benefits	—	43,662
Prepaid insurance	89,823	13,974
Unamortized loan costs	285,723	—

	$559,562	$188,640

6. PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of December 31, 2006 and 2005:

	2006	2005
Manufacturing equipment	$87,521	$127,975
Course assets	25,024	—
Office equipment & fixtures	104,152	91,483
Computer hardware	224,226	159,870
Computer software	699,642	295,761
Leashold improvements	94,089	—

Total property and equipment	1,234,654	675,089
Less: Accumulated depreciation	(379,271)	(190,904)

Property and equipment, net	$855,383	$484,185

Depreciation expense was $247,965 and $102,778 for 2006 and 2005, respectively.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
7. LICENSES
Licenses consist of the following as of December 31, 2006 and 2005:

	2006	2005
Optimal license	$1,900,000	$1,900,000
GPSI license	1,134,704	—

Total licenses	3,034,704	1,900,000
Less: Accumulated amortization	(726,465)	(464,894)

Licenses, net	$2,308,239	$1,435,106

Amortization expense for licenses was $261,571 and $242,553 for the years ended December 31, 2006 and 2005. Optimal License is being amortized on a straight line basis through November 2011. GPSI license is being amortized on a straight line basis through September 2017.
Estimated future amortization of these license agreements based on balances existing at December 31, 2006 is as follows:

2007	$371,729
2008	371,729
2009	371,729
2010	371,729
2011	346,493
Thereafter	474,830

$2,308,239

8. INTEREST IN RESIDUAL LEASE EQUIPMENT
Interest in Residual Lease Equipment consist of the following as of December 31, 2006 and 2005:

	2006	2005
E-Z-GO residuals	$1,435,152	$1,889,571
Parview residuals acquisition	601,061	—
Current year residuals	1,626,365	—
Yamaha residuals acquisition	416,788	—
Lowe residual acquisition	325,000	—

Interest in residual lease equipment , net	$4,404,366	$1,889,571

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9. DEPOSITS AND OTHER ASSETS
Deposits and Other Assets consist of the following as of December 31, 2006 and 2005:

	2006	2005
Deposits	$1,532	$22,446
Course holdbacks, net of reserve	67,083	84,276
Deferred loan costs	35,053	—
Accounts receivable long-term portion	856,410	—

Deposits and other assets	$960,078	$106,722

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following as of December 31, 2006 and 2005:

	2006	2005
Wages, commissions and related benefits	$928,253	$442,404
Professional fees	183,446	127,467
Accrued vendor liability	307,294	301,625
Accrued liability for predecessor claims	200,000	680,000
Accrued interest payable	65	173,699
Accrued liability for lease buyouts	281,754	—
Other	13,850	136,615

Total accrued expenses and other current liabilities	$1,914,662	$1,861,810

As of December 31, 2006 the Company has accrued approximately $200,000 for the settlement of a claim related to the bankruptcy filing of ParView, Inc. See Note 12 regarding litigation.
On January 22, 2004 the Company executed a Management Services Agreement (see Note 2) which required the payment of management fees in exchange for advice and counsel from the management of predecessor companies. The Company recorded a liability as of January 22, 2004 equal to the present value of the payments due and payable through January 2006. The Management Services Agreement was cancelled pursuant to its terms by the Company in November 2005. The Company recorded a gain from the extinguishment of the liability for management fees as a result of the bankruptcy court terminating all agreements and contracts for ParView, Inc. effective in October 2005 at which time the Company was legally relieved of its obligation to ParView.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
11. DEBT
Debt consists of the following as of December 31, 2006 and 2005:

	2006	2005
Senior Secured Credit Facilities:
Revolving credit facility	$—	$—
Term loan facility, monthly payments of principal of $52,083 plus accrued interest at an annual rate of 9.25%, due September 30, 2009	2,395,834	—
Senior secured notes, fixed interest rate of 12%, due April 11, 2007, net of discount of $360,376	4,139,624	—
License agreement payable, monthly payments of principal and interest of $24,800, interest at an annual rate of 4.75%, due June 1, 2011	1,169,020	1,404,976
License agreement payable, quarterly payments of principal and interest of $52,500, interest at an annual rate of 4.0%, due February 2013	842,244	—
Notes payable, Microsoft Capital, monthly payments of principal and interest of $5,451, interest at an annual rate of 7.75%, due November 2010, collateralized by certain equipment	221,398	281,197
Notes payable, Microsoft Capital, monthly payments of principal and interest of $5,563, interest at an annual rate of 7.75%, due January 2011, collateralized by certain equipment	232,062	—
Notes payable, Microsoft Capital, monthly payments of principal and interest of $2,064, interest at an annual rate of 8.75%, due August 2011, collateralized by certain equipment	94,603	—
Notes payable to E-Z-GO, monthly payments of principal and interest of $65,833, interest at an annual rate of 6.5%, due July, 2008, collateralized by the purchased assets (See Note 16)	—	3,250,037
Senior Notes payable to related parties, interest at an annual rate of 5%, due in full at April 30, 2006	—	500,000
Notes Payable, First Insurance Funding Corp., monthly payments of principal and interest of $6,096, interest rate at an annual rate of 10.7%, due September 2007, collateralized by security interest in insurance policies financed.	52,500	—
Capital lease obligations	46,708	—
Other	—	14,157

Total debt	9,193,993	5,450,367
Less: Current portion	(5,485,188)	(1,273,908)

Long-term debt, net of current maturities	$3,708,805	$4,176,459

The aggregate annual principal repayments required in respect to debt as of December 31, 2006 are as follows:

2007	$5,485,188
2008	983,751
2009	1,773,938
2010	642,547
2011	308,569
Thereafter	—

$9,193,993

On October 23, 2006, we entered into a Loan and Security Agreement with Comerica Bank (“Bank”), as lender and security agent.  The Agreement provides for (i) a revolving loan made by the Bank to us in an amount of up to $3,000,000 and (ii) a term loan made by Comerica Bank to us in the amount of $2,500,000. Draws against the revolving loan are limited to $1,000,000 against domestic accounts receivable and up to $2,000,000 against international accounts receivable, limited by ability to insure under the Company’s EXIM insurance policy; our current international limit is $500,000. In consideration for the Bank’s agreement to make the Loans, we granted to the Bank a security interest, which is subject to a Subordination Agreement entered into with Iroquois Master Fund Ltd., dated as of October 10, 2006, in all presently existing and future Collateral and Inventory of the Company, as well as in certain Negotiable Collateral upon the occurrence of an Event of Default under the terms of, and as set forth in, the Agreement. The Loan is also secured by that certain Intellectual Property Security Agreement, entered into as of June 30, 2006.

The principal and interest due under the Term Loan is payable in monthly installments of $52,083.33 in principal plus accrued interest, starting on December 1, 2006, with a final payment of all outstanding principal and interest due on the maturity date of September 30, 2009. In addition to such regularly scheduled payments, if the Company (a) is unable to maintain cash or cash equivalents on its balance sheet of a minimum of $1,500,000, as of the end of each fiscal quarter of the Company’s fiscal year and (b) an Event of Default shall have occurred during such fiscal year, then the Company shall pay within the time period stipulated in the Term Note an amount equal to 30% of the Excess Cash Flow as an additional principal payment. Interest accrues under the Term Note at a floating rate comprised of the Base Rate plus 1%, as adjusted from time to time by the Bank. So long as no Event of Default shall have occurred and be continuing, the Base Rate shall be reduced by 0.25%.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The proceeds of the Revolving Loan are to be used for general working capital purposes. Interest accruing under the Revolving Loan shall be payable on the first day of each calendar month following the date of such Note, with a lump sum payment of all outstanding principal due and payable on May 1, 2008. Interest accrues on the principal balances of the Revolving Loan outstanding from time to time at a floating rate equal to the Base Rate, as adjusted from time to time by the Bank. So long as no Event of Default shall have occurred and be continuing, the Base Rate shall be reduced by 0.75%. The Revolving Note also provides us with an option to convert the interest rate payable thereunder to a rate based on LIBOR.

 If any payment of principle or interest under either of the Notes shall not be made within 15 calendar days of the applicable due date, then the Bank may impose a late charge equal to 5% of such overdue amount. In the event of a default of payment of principal or interest under either of the Notes after the expiration of any applicable cure periods, then the entire amounts due under such Note shall be immediately due and the interest payable shall be increased by 3% until such time as any arrears are paid in full.

Upon the occurrence of an Event of Default, the Bank may, at its election and among other things, accelerate the indebtedness evidenced by the Notes, cease advancing credit under the Agreement, terminate the Agreement as to any future liabilities or obligations owed by the Bank thereunder and make such payments or do such things as the Bank considers reasonable or necessary to protect its security interest in the Collateral and Inventory, including, but not limited to, sell or dispose of such Collateral or Inventory. The Bank is also granted a license or other right to use, without charge, the intellectual property of the Company as such right pertains to the Collateral subject to the Bank’s security interest.

As of December 31, 2006, we violated the covenants contained under our $2,500,000 term loan with Comerica Bank. The covenants specified a certain cash flow coverage ratio, a minimum net worth and a minimum leverage ratio. We were granted a waiver of these covenants by Comerica Bank on April 16, 2007, in exchange for a waiver fee of $25,000 and a $250,000 payment against our term loan leaving an outstanding balance of $1,989,583. The $250,000 required payment has been classified as short term debt on our accompanying financial statements.
12. COMMITMENTS AND CONTINGENCIES
Leases — The Company leases various equipment and office space under operating leases. The following is a schedule of future operating lease payments as of December 31, 2006:

2007	$429,323
2008	205,200

$634,523

We have entered into operating lease agreements, primarily consisting of leases for our Chandler facility. Total rent expense under operating leases charged to operations was $455,606 and $242,506 for the periods ended December 31, 2006 and 2005, respectively.
Litigation — On May 20, 2004, ParView filed a complaint against us, ProLink, Inc. and others in the Twelfth Judicial Circuit Court, Sarasota County, State of Florida. At the time the complaint was filed, ParView was an owner of ProLink. The complaint alleged that our president, as an agent of ProLink Solutions, violated certain agreements that existed between the parties and he, and others, made false representations to ParView. The complaint sought to rescind all agreements among the parties and return the parties to the status quo they had before the creation of ProLink Solutions, and sought other cures and remedies. The agreements provided for arbitration between the parties and a preliminary hearing was held on September 30, 2004 at which time injunctive relief was ordered in our favor, enjoining ParView from interfering with our customers, landlords, vendors, suppliers and other similarly situated such persons until further notice. On August 12, 2004, ParView filed for bankruptcy protection and the arbitration proceeding was being held in abeyance pending the outcome of the bankruptcy proceeding. In August 2005 the Court converted the ParView bankruptcy filing from Chapter 11 to Chapter 7 liquidation. On February 24, 2006, the bankruptcy court entered an order declaring us and our bidding partner the winning bidder for the assets of ParView out of the bankruptcy. On March 10, 2006 we closed on the purchase of these assets including the legal claims of ParView against us, therefore this action has been terminated with prejudice.
ProLink was a defendant in an action brought by Advantage Enterprises, Inc. The action arose out of a non-residential real property lease between ParView, Inc. and the predecessor of Advantage Enterprises, Inc. On October 21, 2005 the court granted our motion to dismiss but granted Advantage leave to amend. On December 20, 2006, we settled this action for $200,000, with $80,000 payable on January 2, 2007 and $10,909 payable monthly thereafter until December 2007.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In November 2005, a suit was filed against us and our European distributors, Elumina Iberica Limited and Elumina Iberica S.A., in the Patents County Court in the UK by GPS Industries, Inc. (“GPSI”), a competing company. The suit alleged that we infringed on certain international patents owned or controlled by GPSI on systems sold in the United Kingdom. The alleged infringed patents relate to the use of differential GPS in connection with golf courses and covers both system and process claims. On October 25, 2006, ProLink Solutions and the Elumina entities entered into a Settlement Agreement, which includes a License Agreement, with GPSI pursuant to which the parties agreed to settle this action. The agreement calls for the payment by ProLink, on behalf of us and the Elumina entities, to GPSI of a total of $1,200,000, payable as follows: an initial payment of $202,500, followed by 19 quarterly payments of $52,500 each, commencing on February 1, 2007. In consideration of the compliance of ProLink and the Elumina entities with their obligations under the settlement agreement, GPSI agreed to grant to ProLink Solutions, as of the date of the Settlement Agreement, a fully-paid up license, the terms of which are more fully set forth in the License Agreement.
We are involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on ProLink. As of December 31, 2006, we maintain an accrual of $200,000 related the litigation described above, which in our judgment at that time, represents estimated losses that will be incurred as a result of these actions.
Registration Payment Arrangements — On October 12, 2006, we closed on the sale of a series of Senior Secured Notes due April 11, 2007 in the aggregate amount of $4,500,000 with certain accredited investors in reliance upon Section 4(2) the Securities Act of 1933, as amended. In addition we granted warrants to purchase 931,038 shares of our common stock which number represents 30% of the quotient of the face value of the Notes and the closing bid price of the common stock on the date of closing. The warrants had an exercise price of $1.45 and expire in October 2011. The exercise price and number of warrants was subsequently changed as a result of our issuance of our Series C Preferred stock detailed below. We issued an additional 67,966 warrants for an aggregate total of 999,004 and re-priced the warrants to $1.35. The notes were sold pursuant to a Securities Purchase Agreement that provides for registration rights for the resale of the shares underlying the warrants. These notes were subsequently repaid with the proceeds from our Series C Preferred offering. We have filed a registration statement with respect to the shares underlying the warrants.
In the event that the Registration Statement is not filed or declared effective when due, or after its effective date it ceases to be effective for more than 30 consecutive trading days, or an aggregate of 45 trading days in any twelve month period, prior to the expiration of its Effectiveness Period, then in addition to any rights available to the Investors under the Registration Rights Agreement or applicable laws, we are required to pay to each Investor an amount in cash equal to 1% of the aggregate purchase price paid by such Investor pursuant to the Purchase Agreement, on the date of such event and on each 30-day anniversary of such event until it is cured. Merriman Curhan Ford & Co. acted as the placement agent in connection with the December 31, 2006 offering but was not compensated with respect to the offering in January 2006.
In December 2006 and January 23, 2007, we entered into Securities Purchase Agreements, with certain investors identified therein, pursuant to which we agreed to sell to the Investors in a private offering an aggregate of 1,142 shares of our Series C Convertible Preferred Stock, par value $0.001 per share, and five-year warrants to acquire up to 4,225,400 shares of our common stock, at an exercise price equal to $1.40 per share, for gross proceeds to us of $11,420,000. In addition, pursuant to a Registration Rights Agreement, dated as of January 8, 2007, we agreed to register the resale of the shares of common stock underlying the Series C Preferred Stock sold in the offering and the shares of common stock issuable upon exercise of the warrants. We filed a registration statement covering these shares on February 9, 2007.
We are obligated to use our best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as possible, but in any event no later than the earlier of the 180th day following the closing. We are required to use our best efforts to keep the Registration Statement effective under the Securities Act until the date when all registrable securities may be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act.
In the event that the Registration Statement is not filed or declared effective when due, then in addition to any rights available to the Investor under the Registration Rights Agreement or applicable laws, we are required to pay to the Investor an amount in cash equal to 2% of the aggregate purchase price paid by such Investor pursuant to the Purchase Agreement, on the date of such event and on each 30-day anniversary of such event until it is cured. We expect that the registration statements will be declared effective prior to the expiration of the required period and so we have not recorded any contingency related to this penalty.
13. STOCKHOLDERS EQUITY
Private Placement of Securities — On December 30, 2005 ProLink Holdings Corp. entered into a Subscription Agreement with certain accredited investors whereby PHC completed a private placement offering of its common stock pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. Pursuant to the terms of the private placement PHC sold 3,500,000 shares of its common stock at a purchase price of $1.00 per share for aggregate gross proceeds of $3,500,000. Investment banking fees of $240,000 were paid in connection with the placement in addition to granting warrants to purchase 100,000 shares of PHC’s common stock at an exercise price of $1.80 per share. As of December 31, 2005 the amount of $3,260,000 was recorded as subscriptions receivable, which was collected in full in January 2006.
Stock Option Plans — We have a 2006 Stock Option Plan and a 2005 Stock Option Plan. All options granted under the 2006 and 2005 Stock Option Plans have been granted with exercise prices at or above the market price on the day of the grant. There are 10,000,000 shares reserved under the 2005 Stock Option Plan and 5,000,000 shares reserved under the 2006 plan.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Stock option activity, for employee options covered by the 2006 and 2005 Stock Option Plans for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
Options outstanding at the beginning of the year	8,720,191	—
Options granted	3,492,156	8,720,191
Options exercised	—	—
Options forfeited	60,000	—
Options expired	—	—

Options outstanding at the end of the year	12,152,347	8,720,191
Weighted average exercise price:
Options granted	$1.45	$0.69
Options exercised	$—	$—
Options forfeited	$1.55	$—
Options expired	$—	$—
No options were exercised during 2006 or 2005. The weighted-average grant-date fair value of options granted was $0.90 and $0.69 for the years ended December 31, 2006 and 2005. The fair value of options granted is estimated using a Black-Scholes option pricing model using the following assumptions:

	2006	2005
Annual dividend yield	—	—
Weighted average expected life (years)	5.80	10.0
Risk-free interest rate	4.58% - 4.88%	4.50% - 4.58%
Expected volatility	60% - 125%	125.0%
Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily pricing observations for a term commensurate with the expected life of the options issued. We believe this method produces an estimate that is representative of our expectations of the volatility over the expected life of our options. We currently have no reason to believe future volatility over the expected life of these options is likely to differ materially from historical volatility. The weighted-average expected life is based upon share option exercises, pre and post vesting terminations and share option term expirations. The risk-free interest rate is based on the U.S. treasury security rate estimated for the expected life of the options at the date of grant.
SFAS 123(R) requires the estimation of forfeitures when recognizing compensation expense and that this estimate of forfeitures be adjusted over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized compensation expense to be recognized in future periods.
As a result of adopting SFAS 123(R) our net loss from continuing operations for the year ended December 31, 2006 was increased by $816,205.
As of December 31, 2006, $2.3 million of total unrecognized compensation cost related to employee stock options is expected to be recognized over a weighted average period of approximately 2.8 years.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Additional information relative to our employee options outstanding at December 31, 2006 is summarized as follows:

	Options	Options	Options
	Outstanding	Expected to Vest	Exercisable
Total number of options	12,152,347	11,602,268	8,994,858
Aggregate intrinsic value of options	$4,965,861	$4,958,578	$4,927,855
Weighted average remaining contractual term (years)	9.3	9.2	9.0
Weighted average exercise price	$0.91	$0.88	$0.69
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2006.
The following table illustrates the effect on net loss and loss per share if we had applied the fair value recognition provisions of SFAS 123 to options granted to employees under our stock option plans during the years ended December 31, 2005:

Net loss as reported	$(3,371,005)
Less: Stock based employee compensation expense for equity awards determined by the fair value based method prescribed under SFAS 123	(25,000)

Pro forma net loss	$(3,396,005)
Basic and diluted loss per share:
As reported	$(0.16)

Pro forma	$(0.16)

The above pro forma disclosures are provided for 2005 because employee stock options were not accounted for using the fair-value method during that period. No pro forma disclosure has been presented for 2006 as share-based payments to employees have been accounted for under SFAS 123(R)’s fair-value method for such periods.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Warrants — We have outstanding warrants to purchase shares of our common stock. The following table summarizes these warrants for the years ended December 31, 2006 and 2005 (showing the number of shares of our common stock that can be purchased on exercise):

	2006		2005
	Number of	Warrant	Number of	Warrant
	Warrants	Price Ranges	Warrants	Price Ranges
Warrants outstanding at the beginning of the year	3,080,121	$1.00 to $1.50	—
Warrants issued during the year	2,291,652	$1.35 to $2.00	3,080,121	1.00 to $1.50

Warrants outstanding at the end of the year	5,371,773	$1.00 to $2.00	3,080,121	1.00 to $1.50

Warrants exercisable at the end of the year	4,938,440	$1.00 to $2.00	3,080,121	1.00 to $1.50

The weighted average exercise price of warrants that were exercisable was $1.32 and $1.26 as of December 31, 2006 and 2005, respectively. The weighted average remaining contractual life of warrants outstanding at December 31, 2006 was 4.8 years. We have utilized the same assumptions for calculating the fair value of warrants as used in the fair value of options.
14. CONCENTRATIONS
International Revenue — International revenues were approximately $5,804,305 or 24.8% of total revenues for the year ended December 31, 2006 and $4,140,111 or 25.6% for the year ended December 31, 2005, and were derived primarily from customers in Europe and Asia. For 2006 and 2005, approximately $5,524,605 or 23.6% and $1,928,460 or 11.9% respectively of total revenues were to Elumina Iberica, the Company’s European distributor. We have an exclusive licensing and distribution agreement with Elumina Iberica pursuant to which Elumina acts as an exclusive distributor of our products in Europe and the Middle East. The Company has no international assets. As of December 31, 2006 and 2005, accounts receivable from Elumina Iberica were $393,187 and $0.
Significant Vendor — During 2005 and 2006, we utilized one vendor for substantially all of the manufacturing of our GPS systems. We believe that other vendors are readily available for these services, but have chosen to utilize this vendor based on pricing and service.
15. INCOME TAXES

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
At December 31, 2006 and 2005 the benefit (provision) for income taxes differs from the amount estimated by applying the statutory federal income tax rate of 34% to income before benefit (provision) for income taxes, as follows (in thousands):

	2006	2005
Income tax benefit at “expected” federal corporate rate	$(1,239)	$—
Impact of state taxes	—	—
Change in valuation allowance	1,398	—
Other	(159)	—

Total	$—	$—

The components of deferred tax assets and liabilities at December 31, 2005 and 2004, consisted of the following (in thousands):

	2006	2005
Deferred tax assets:
Tax loss carryforwards	$2,063	$—
Accrued compensation	326	93
Depreciation and amortization	57	—
Reserves and Other Accruals	376	433
Allowance for doubtful accounts	242	536
Deferred revenue	41	—

Total	3,105	1,062
Less valuation allowance	(2,639)	(1,062)

Deferred tax assets	466	—

Deferred tax liabilities:
Deferred Gain	(272)	—
Prepaid Expenses	(194)	—

Deferred tax liabilities	(466)	—

Net deferred tax assets	$—	$—

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Company is subject to examination by the Internal Revenue Service and various states in which the Company has significant business operations. The tax years subject to examination vary by jurisdiction. The Company regularly assesses the likelihood of additional tax deficiencies in each of the tax jurisdictions and, accordingly, makes appropriate adjustments to the tax provision as is deemed necessary.
The Company maintains a valuation allowance of $2,639,362 and $1,061,750 at December 31, 2006 and 2005, respectively, against its deferred tax assets. The net change in valuation allowance is due primarily to tax loss carryforwards created in the current year.
The Company has federal and state net operating loss carryforwards of $5,363,137. The federal net operating loss carryforwards begin to expire in 2027. The state net operating loss carryforwards begin to expire in 2012. These net operating losses may also be subject to limitation in future years under section 382 of the Internal Revenue Code. A determination as to this limitation, if any, will be made at a future date as the net operating losses are utilized.
16. SALES AND MARKETING AND FINANCING AGREEMENTS
E-Z-Go Sales and Marketing Agreement — In August 2000, ProLink, Inc. entered into a sales and marketing agreement with E-Z-Go. As part of the agreement, E-Z-Go arranged for system sales to a financing company who then leased the systems to golf courses. ProLink, Inc. and subsequently ProLink, received its cost plus a standard markup, with the remaining profit split between ProLink and E-Z-Go. ProLink also receives 50% of the Pay-for-Play revenue generated from the lease, after deductions for finance company debt service, administration fee, and maintenance. We receive 70% of the administration fee and E-Z-Go receives 30% of the fee. We provide maintenance and service for these courses and receive compensation for these services. The E-Z-Go agreement expired in 2005.
The Company has a past due receivable from E-Z-Go recorded at December 31, 2006 in connection with funds due the company for services rendered under Pay for Play agreements billed and administered by E-Z-Go. E-Z-Go disagrees with our calculation of the past due receivable amount and actually claims an amount due them. However, we believe that we have a strong position and will recover all amounts due.
Purchase of Assets from E-Z -GO — On June 1, 2005 ProLink purchased certain assets from E-Z-GO, a division of Textron, Inc. in exchange for cash and notes. ProLink purchased 2,945 ProLink video display units and roofs, 900 ProLink computer units, the assignment of 24 golf lease contracts in default at the time of the transaction and E-Z-GO’s residual interest in all systems that were leased under leases that matured prior to the date of the agreement or were in default as of March 25, 2005 and E-Z-GO’s residual interest in all systems that are leased under leases that mature without default in the future. The asset purchase was allocated $416,160 to inventory, $153,000 to service inventory, $1,889,571 to residual interests in leased GPS systems installed at golf courses and $1,143,723 to satisfy an obligation of ProLink, Inc, a predecessor company.

ProLink Holdings Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Under the terms of the agreement, ProLink agreed to pay to E-Z-GO $200,000 at the closing, $50,000 within 60 days of the closing and thereafter 36 consecutive monthly payments of $65,833.33 beginning June 15, 2005 and continuing on the 15th of each month thereafter. We paid the remaining amounts due under this agreement in June 2006 and received a prepayment discount of $929,577 in accordance with the terms of the agreement.
Financing Agreement — . The Company and E-Z-Go were parties to a financing arrangement with an independent third party, NC Golf (NCG), a division of National City Bank. This agreement expired as of December 31, 2005. Under the agreement, NCG obtained the right of first refusal to finance new sales. Prior to expiration, all NCG Pay for Play leases were placed in a pool. ProLink provided NCG a limited guarantee of the performance of the Pay for Play leases in the portfolio, which has now expired.
We and E-Z-GO have also agreed to remarket, on a best efforts basis, any course assets that do not meet minimum performance criteria. We will be compensated for any remarketing activity.
During the term of the lease, all Pay for Play revenue after payment of “debt service’’ and a monthly processing fee of $7,500 is deposited into an escrow account. “Debt Service’’ is defined as the amount needed to fully amortize to zero NCG’s purchase costs plus a rate of return, over the life of the lease. Funds will be released from escrow when the minimum reserve amount (less amounts paid by E-Z-Go or us) is accumulated in the escrow account. After payment of the service and administration cost, any remaining funds will be distributed 90% to us and 10% to NCG. If course assets are sold, any residual amount after payment of debt service (if any is owed) will be distributed under the same formula.
Certain service revenues associated with Pay for Play leases are administered under an arrangement with NCG. Under the terms of the program, the Pay for Play transactions are pooled and are subject to a maximum reserve of 10% of the leases entered into during the first twelve months of the agreement. Further, any revenues received from Pay for Play transactions in excess of the debt service amount is held in escrow, up to an amount equal to the maximum reserve.
17. SUBSEQUENT EVENTS
Acquisition of ScoreCast — On January 17, 2007, we acquired substantially all of the operating assets of ScoreCast, Inc., including the most widely used tournament scoring software in the golf industry, ScoreCast Golf Tournament Software, for $450,000 in cash plus warrants to purchase 150,000 shares of our common stock at an exercise price $1.60 per share.